AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 10, 2004

                                                   REGISTRATION NO. 333-117277
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                AMENDMENT NO. 1
                                      TO
                                   FORM F-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

        COMPANHIA DE BEBIDAS                              COMPANHIA BRASILEIRA
        DAS AMERICAS - AMBEV                                   DE BEBIDAS

         (Exact name of co-Registrants as specified in their charters)

AMERICAN BEVERAGE COMPANY - AMBEV                    BRAZILIAN BEVERAGE COMPANY

              (Translation of co-Registrant's name into English)

FEDERATIVE REPUBLIC OF BRAZIL                     FEDERATIVE REPUBLIC OF BRAZIL

        (State or other jurisdiction of incorporation or organization)
2080                                                                      2080

           (Primary Standard Industrial Classification Code Number)

NOT APPLICABLE                                                  NOT APPLICABLE

                     (I.R.S. Employer Identification No.)

   Rua Dr Renato Paes de Barros 1017, 4(0). andar      Rua Dr Renato Paes de Barros 1017, 4(0). andar
         04530-001 Sao Paulo, SP, Brazil                   04530-001 Sao Paulo, SP, Brazil
                (55 11) 2122-1200                                 (55 11) 2122-1200

  (Address, including zip code, and telephone number, including area code, of each co-Registrant's principal executive offices)

                         ----------------------------
                             CT CORPORATION SYSTEM
                               111 EIGHTH AVENUE
                              NEW YORK, NY 10011
                                (212) 894-8940

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ----------------------------
                 Please send copies of all communications to:

                              David Mercado, Esq.
                          Cravath, Swaine & Moore LLP
                                Worldwide Plaza
                               825 Eighth Avenue
                              New York, NY 10019
                                (212) 474-1000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective time of this Registration Statement and the satisfaction or waiver of all other conditions to the exchange offer described in the accompanying prospectus.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering.              [  ]..........

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                     [  ]..........


                                                   CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED            PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO BE          MAXIMUM OFFERING       AGGREGATE OFFERING          AMOUNT OF
    SECURITIES TO BE REGISTERED             REGISTERED           PRICE PER UNIT(1)           PRICE            REGISTRATION FEE(3)
8.75%  Notes due 2013                     US$500,000,000               100%             $500,000,000(1)              (2)

Guaranty of 8.75% Notes due 2013                --                      --                      --                      --
====================================================================================================================================
(1)  Estimated solely for the purposes of calculating the registration fee.
(2)  Previously paid in connection with the initial filing of this Registration Statement.
(3)  Calculated pursuant to Rule 457(f); Pursuant to Rule 457(n) under the Securities Act, no additional fee is payable with respect to the guaranty.


THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PROSPECTUS


                                     AMBEV
                        COMPANHIA BRASILEIRA DE BEBIDAS

                     U.S.$500,000,000 8.75% NOTES DUE 2013
                  PAYMENTS ARE UNCONDITIONALLY GUARANTEED BY

                   COMPANHIA DE BEBIDAS DAS AMERICAS - AMBEV
                      (AMERICAN BEVERAGE COMPANY - AMBEV)

                              EXCHANGE OFFER FOR
           UP TO $500,000,000 AGGREGATE PRINCIPAL AMOUNT OUTSTANDING
                            OF 8.75% NOTES DUE 2013
                          FOR A LIKE PRINCIPAL AMOUNT
                          OF NEW 8.75% NOTES DUE 2013

                            ---------------------

     We are offering to exchange new 8.75% Notes due 2013 (new notes) for all of our outstanding unregistered 8.75% Notes due 2013 (original notes). The new notes will be free of the transfer restrictions that apply to the original notes that you currently hold, but will otherwise have substantially the same terms of the outstanding original notes. This offer will expire at 5:00p.m., New York City time, on September 8, 2004, unless we extend it. We expect the new notes to be listed on the Luxembourg Stock Exchange.

                            ---------------------

     Each broker-dealer that receives new notes for its account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding original notes where such outstanding original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. See "Plan of Distribution".

                            ---------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 20 TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") NOR ANY OTHER SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE NEW NOTES HAVE NOT BEEN, AND WILL NOT BE, REGISTERED WITH THE COMISSAO DE VALORES MOBILIARIOS, OR CVM, THE BRAZILIAN SECURITIES COMMISSION. ANY PUBLIC OFFERING OR DISTRIBUTION, AS DEFINED UNDER BRAZILIAN LAWS AND REGULATIONS, OF THE NEW NOTES IN BRAZIL IS NOT LEGAL WITHOUT SUCH PRIOR REGISTRATION UNDER LAW 6385/76. IF A BRAZILIAN RESIDENT ACQUIRES ANY NEW NOTE, SUCH NEW NOTE CAN NEITHER CIRCULATE IN BRAZIL IN BEARER FORM NOR BE REPAID IN BRAZIL IN A CURRENCY OTHER THAN THE BRAZILIAN CURRENCY AT THE TIME SUCH PAYMENT IS MADE. DOCUMENTS RELATING TO THE OFFERING OF THE NEW NOTES, AS WELL AS INFORMATION CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN BRAZIL, AS THE OFFERING OF THE NEW NOTES IS NOT A PUBLIC OFFERING OF SECURITIES IN BRAZIL, NOR BE USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OR SALE OF THE NEW NOTES TO THE PUBLIC IN BRAZIL.

               The date of this prospectus is August 10, 2004

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH THIS PROSPECTUS REFERS YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY INFORMATION THAT IS DIFFERENT. WE ARE NOT MAKING THIS EXCHANGE OFFER IN ANY JURISDICTION WHERE THIS EXCHANGE OFFER IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS MAY ONLY BE ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS.


                             -------------------


                               TABLE OF CONTENTS

NOTICE TO INVESTORS..........................................................ii

ENFORCEMENT OF CIVIL LIABILITIES............................................iii

PRESENTATION OF CERTAIN INFORMATION..........................................iv

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................vi

SUMMARY.......................................................................1

RISK FACTORS.................................................................20

FORWARD-LOOKING STATEMENTS...................................................30

USE OF PROCEEDS..............................................................31

RATIO OF EARNINGS TO FIXED CHARGES...........................................31

EXCHANGE RATES...............................................................32

CAPITALIZATION...............................................................34

THE EXCHANGE OFFER...........................................................35

DESCRIPTION OF THE NOTES.....................................................45

CERTAIN INCOME TAX CONSIDERATIONS............................................86

PLAN OF DISTRIBUTION.........................................................90

LEGAL MATTERS................................................................91

EXPERTS......................................................................91

WHERE YOU CAN FIND MORE INFORMATION..........................................92

                              NOTICE TO INVESTORS

     Neither the SEC nor any other securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     The new notes have not been, and will not be, registered with the Comissao de Valores Mobiliarios, or CVM, the Brazilian securities commission. Any public offering or distribution, as defined under Brazilian laws and regulations, of the new notes in Brazil is not legal without such prior registration under Law 6385/76. If a Brazilian resident acquires any new note, such new note can neither circulate in Brazil in bearer form nor be repaid in Brazil in a currency other than the Brazilian currency at the time such payment is made. Documents relating to the offering of the new notes, as well as information contained therein, may not be supplied to the public in Brazil, as the offering of the new notes is not a public offering of securities in Brazil, nor be used in connection with any offer for subscription or sale of the new notes to the public in Brazil.

     This prospectus contains or incorporates summaries, believed to be accurate in all material respects, of terms of various agreements and reference is made to the actual agreements. Copies of such agreements (or the portion thereof that does not contain confidential business information) will be made available to you upon request as indicated under the section entitled "Where You Can Find More Information." All summaries contained in this prospectus are qualified in their entirety by this reference.

     In making an investment decision, you must rely on your own review of our business and related matters and the terms of this exchange offer, including the merits and risks involved. You should not construe the contents of this prospectus as legal, business or tax advice. You should consult your attorney, business advisor or tax advisor as to legal, business or tax advice.

                         ----------------------------


                              CERTAIN DEFINITIONS

This prospectus is being filed by Companhia de Bebidas das Americas - AmBev, and Companhia Brasileira de Bebidas, which we sometimes refer to as AmBev and CBB, respectively. AmBev is a holding company and CBB is the principal operating subsidiary of AmBev. Unless the context otherwise requires (i) "we," "us" and "our" refer to Companhia de Bebidas das Americas - AmBev and its subsidiaries, including CBB, (ii) "CBB" or the "issuer" refers to Companhia Brasileira de Bebidas, (iii) "AmBev" or the "guarantor" refers to Companhia de Bebidas das Americas - AmBev, and (iv) "guaranty" refers to the guaranty given by AmBev in connection with the new notes, and (v) "Labatt" refers to Labatt Brewing Company Limited, a company organized under the laws of Canada.

                       ENFORCEMENT OF CIVIL LIABILITIES

     Both CBB and AmBev are sociedades anonimas, organized under the laws of Brazil. All of the executive officers and directors of the issuer and the guarantor presently reside in Brazil, with the exception of Mr. Diego Fernando Miguens Bemberg, a director of the guarantor, who resides in Argentina. In the terms and conditions of the notes, we will agree that the courts of the State of New York and the federal courts of the United States, in each case sitting in The City of New York, New York, shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with the notes and, for such purposes, irrevocably submit to the jurisdiction of such courts. However, most of the respective assets of CBB and AmBev are located in Brazil. As a result, it will be necessary for you to comply with Brazilian law in order to obtain an enforceable judgment against these foreign resident persons or our assets. It may not be possible for investors to effect service of process within the United States upon the executive officers and directors of CBB and AmBev, or to realize in the United States upon judgments against these persons obtained in U.S. courts based upon civil liabilities of these persons, including any judgments based upon U.S. federal securities laws, to the extent these judgments exceed these persons' U.S. assets.

     Our Brazilian legal counsel has advised us that Brazilian courts will enforce judgments of U.S. courts for civil liabilities predicated on the U.S. securities laws, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Federal Supreme Court of Brazil. The foreign judgment will be confirmed if:

     o it fulfills all formalities required for its enforceability under the laws of the country that granted the foreign judgment;

     o it was issued by a competent court after service of process was properly made in accordance with applicable law;

     o    it is not subject to appeal;

     o it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese; and

     o it is not contrary to Brazilian national sovereignty, public policy or good morals, and does not contain any provision which for any reason would not be upheld by the courts of Brazil.

     Notwithstanding the foregoing, we cannot assure you that such confirmation would be obtained, that the process described above would be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the notes.

Our Brazilian legal counsel has also advised us that:

     o as a plaintiff, you may bring an original action predicated on the U.S. securities laws in Brazilian courts and that, subject to applicable laws, Brazilian courts may enforce liabilities in these types of actions against CBB, AmBev, their respective directors, and certain of their respective officers and advisors under certain circumstances;

     o if you reside outside Brazil and own no real property in Brazil, you must provide a bond sufficient to guarantee court costs and legal fees, including the defendant's attorneys' fees, as determined by the Brazilian court in connection with litigation in Brazil, except in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Federal Supreme Court; and

     o Brazilian law limits investors' abilities as judgment creditors to satisfy a judgment against their debtors by attaching certain of their respective assets.

                      PRESENTATION OF CERTAIN INFORMATION

     In this prospectus, references to "real", "Reais" or "R$" are to the Brazilian legal currency. References to "U.S. dollar" or "U.S.$" are to the legal currency of the United States and references to "Canadian dollar" or "C$" are to the legal currency of Canada. We have translated some of the Brazilian currency amounts contained in this prospectus into U.S. dollars. All financial information relating to us that is presented in U.S. dollars has been translated from Reais at the period end exchange rate or average exchange rate prevailing during the period, as published by the Central Bank of Brazil (Central Bank), unless the context otherwise requires. The commercial market rate on July 30, 2004 was R$3.0268 to U.S.$1.00 as published by the Central Bank. The U.S. dollar equivalent information presented in this prospectus is provided solely for the convenience of the readers of this prospectus and should not be construed as implying that the Brazilian currency amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any rate.

     We have prepared our audited annual consolidated financial statements as of December 31, 2003 and 2002 and for the three years ended December 31, 2003 in Brazilian Reais in accordance with accounting practices generally accepted in Brazil (Brazilian GAAP), which are based on Brazilian Corporate Law (Law 6,404, as amended, by Law No. 9,457/97 and Brazilian Law No. 10,303/01, which we refer to collectively as "Brazilian Corporate Law"), the rules and regulations issued by the "Comissao de Valores Mobiliarios"- CVM, or the Brazilian Securities Commission, and the accounting standards issued by the IBRACON - "Instituto dos Auditores Independentes do Brasil", or the Brazilian Institute of Independent Accountants, as applied by us in preparing our statutory financial statements for the 2003 Form 20-F, which differ in certain significant respects from accounting principles generally accepted in the United States (U.S. GAAP). The audited financial statements included in our 2003 Form 20-F have been prepared in accordance with Brazilian GAAP and include a reconciliation of net income and shareholders' equity to U.S. GAAP. In addition to the reconciliation of these key balances, the financial statements also include a discussion of the reconciling differences in accounting principles and the presentation of the U.S. GAAP condensed balance sheets and statement of operations in Brazilian Reais. The financial information contained in our 2003 Form 20-F is in accordance with Brazilian GAAP, except as otherwise noted.

     Prior to July 1, 1999, the date of the controlling shareholders' contribution, AmBev had no material assets, liabilities or operations. AmBev was created by the combination of Brahma and Antarctica on that date and was accounted for as a merger under Brazilian GAAP. However, for purposes of presenting the Brazilian GAAP and U.S. GAAP Selected Financial Data in this prospectus, AmBev was treated as the successor to Brahma. We have included in the Selected Financial Data, for comparison purposes, the financial information of the predecessor company, Brahma, for the year ended December 31, 1999, which under Brazilian GAAP does not include the merger with Antarctica.

     Percentages and some amounts in this prospectus have been rounded for ease of presentation. Any discrepancies between totals and the sums of the amounts listed are due to rounding.

     In this prospectus, we refer to information regarding the beverage market and its segments and competitors from:


EUROMONITOR                                             PEPSICO
Contact: Anne Nugent/Luka Erceg                         Contact: Vasco Luce
60-61 Britton Street                                    Rua Verbo Divino, 1661 - 7(0). andar
London                                                  Sao Paulo - SP
EC1M5UX                                                 CEP 04719 002
Tel.: 44 (0) 20 7251 8024                               Tel.: 55 11 2122 1288
www.euromonitor.com                                     www.pepsi.com
                                                        www.pepsi.com.br
ACNIELSEN
Contact: Antonio Marcio Mongelli Garotti
Rua Monte Castelo, 55
Granja Viana
Cotia - Sao Paulo
CEP 06710-675
Tel.: 55 11 4613 7000
www.acnielsen.com.br


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information contained in documents we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC, to the extent that we identify such information as being incorporated by reference into this prospectus, will automatically update and supersede this information. Information set forth in this prospectus supersedes any previously filed information that is incorporated by reference into this prospectus. We incorporate by reference into this prospectus the following information and documents:

o    Our 2003 Form 20-F/A (referred to in this prospectus as our 2003 Form
     20-F).

o Our Form 6-K/A that we submitted to the SEC on August 5, 2004 (which contains, among other items, audited historical financial statements of Labatt Canada and unaudited pro forma financial information of AmBev giving effect to the acquisition of Labatt Canada).

o Our Form 6-K that we submitted to the SEC on May 19, 2004 (which contains unaudited interim unconsolidated and consolidated financial information as at March 31, 2004 and for the three month period then ended in accordance with accounting practices generally accepted in Brazil), except for the information contained in section 08.01 thereof.

o All documents filed by AmBev pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act and, to the extent designated therein, reports on Form
     6-K filed by AmBev on or after the date of this prospectus and prior to the consummation of this offering shall be deemed to be incorporated by reference into this prospectus and be a part of it from the dates of filing of these document.

     Any statement contained in a document incorporated or deemed incorporated by reference into this prospectus is superseded to the extent that a statement contained in this prospectus, or in any other document subsequently filed with or furnished to the SEC is inconsistent therewith.

     Copies of all documents incorporated by reference herein may be obtained free of charge at the office of the Luxembourg Paying Agent.

                                    SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROSPECTUS AND OUR 2003 FORM 20-F WHICH IS INCORPORATED HEREIN BY REFERENCE. BECAUSE THIS IS A SUMMARY, IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD CAREFULLY READ OUR 2003 FORM 20-F AND THE ENTIRE PROSPECTUS TO UNDERSTAND FULLY THE TERMS OF THE EXCHANGE OFFER AND THE NEW NOTES, AS WELL AS THE TAX AND OTHER CONSIDERATIONS THAT ARE IMPORTANT TO YOU IN MAKING YOUR INVESTMENT DECISION AND PARTICIPATING IN THE EXCHANGE OFFER. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 22 OF THIS PROSPECTUS.

         OVERVIEW

     We are the largest brewer in Latin America in terms of sales volumes and the fifth largest beer producer in the world, according to Euromonitor. We produce, distribute and sell beer, soft drinks and other beverage products primarily in Brazil, but also in the Dominican Republic, Ecuador, Guatemala, Peru and Venezuela. In Brazil, we are the leader in the beer market, with a 67.2% volume share in 2003, according to ACNielsen; in the soft drinks segment we are the second largest competitor, with a 16.6% volume share in 2003, also according to ACNielsen. Through the acquisition of our stake in Quilmes Industrial Societe Anonyme (Quinsa) in early 2003, we are also present in the beverage markets of Argentina, Bolivia, Chile, Paraguay and Uruguay. Quinsa is the leader in the beer markets of these countries except for Chile. We are also one of the largest Latin American soft drink producers and sole distributor of Pepsi beverage products in Brazil. The balance of our business is comprised primarily of sales of NANC beverage products, including mineral water, isotonic sport drinks, iced tea, and other products.

     We had consolidated net sales of R$8,683.8 million in 2003 compared to R$7,325.3 million in 2002. Net sales from our beer operations in Brazil were R$6,114.6 million, accounting for 70.4% of our consolidated net sales in 2003. Our sales volumes of beer in Brazil totaled 55.0 million hectoliters in 2003. In June 2004, our brands accounted for 66.3% of the Brazilian beer market, according to ACNielsen. AmBev's proprietary beer brands Skol, Brahma Chopp and Antarctica Pielsen are among the most-consumed brands in the world and occupy the first, second and the third position, respectively, in the Brazilian beer market as of June 2004, according to ACNielsen. Our beer production capacity in Brazil is 84.5 million hectoliters per year as of June 2004.

     Net sales from our CSD & NANC operations were R$1,332.1 million in 2003, accounting for approximately 15.3% of AmBev's consolidated net sales. CSD & NANC volumes were approximately 18.8 million hectoliters in 2003. In June 2004, we had a 16.7% market share of the Brazilian CSD market, according to ACNielsen. Our CSD production capacity in Brazil is 37.3 million hectoliters per year as of June 2004. The core brands of our CSD portfolio are Guarana Antarctica, a proprietary brand, and Pepsi Cola and Pepsi Twist, which we license from PepsiCo. Our core portfolio accounted for approximately 84.7% of our CSD sales volumes in 2003. In total, we sold approximately 17.7 million hectoliters of CSD beverages in 2003 in Brazil. For the year ended December 31, 2003, net sales from CSD operations in Brazil were R$1,205.1 million, accounting for approximately 13.9% of our consolidated net sales. For the year ended December 31, 2003, net sales of NANC beverages, including isotonic sport drinks Gatorade and Marathon, Fratelli Vita mineral water and Lipton Ice Tea among others, were approximately R$127.1 million, accounting for approximately 1.5% of our consolidated net sales. In total, we sold approximately 1.1 million hectoliters of NANC beverages in Brazil in 2003.

     Net sales from our International Operations in 2003 were R$1,046.1 million, compared to R$396.3 million in 2002, and they represented 12.1% and 5.4%, respectively, of AmBev's consolidated net sales. Our most significant operations outside Brazil are Cerveceria Rio, our subsidiary in Guatemala, and Quinsa. Our economic interest in Quinsa was 50.98% at June 30, 2004. The two operations together represented 76.1% of our international net sales in 2003.

     The remainder of our consolidated net sales is composed of sales of by-products and malt to third parties in Brazil, which we classify as "Other Products". Other Products contributed sales of R$190.9 million in 2003, representing 2.2% of AmBev's consolidated net sales.

     We have an extensive distribution network, for the sale and distribution of our products, including a network of approximately 332 exclusive third-party distributors and 32 own direct distribution centers. In 2003, third-party distributors accounted for 63.1% of our sales volume in Brazil, while our own direct distribution system accounted for 36.9% for the same period.

     Operations in Brazil are supported by a production system that includes 29 beverage plants, 11 of which are breweries, four of which are CSD & NANC bottling plants and 14 of which are mixed plants (both brewing and

CSD & NANC bottling operations are conducted). Our International Operations, excluding Quinsa, are supported by an additional seven beverage plants, three of which are breweries and the remaining four of which are CSD bottling plants. The aggregate production capacity of our beverage plants is approximately 88.3 million hectoliters of beer, of which 84.5 million hectoliters are in Brazil, and 45.7 million hectoliters of soft drinks, of which 37.3 million hectoliters are in Brazil. In addition to the beverage plants, our operations are also supported by six other facilities: four malting plants (one in Brazil, two in Uruguay and one in Argentina), one concentrate house and one producer of crown caps (the latter two plants located in Brazil).

     In 2003, AmBev revised how it reports its operating results to better reflect the expanding geographical scope of its business. Previously, our operating results were categorized into three primary business segments: Beer, Soft Drinks and Other Products (including NANC, by-products and malt sales to third parties). Both Brazilian and international operations were reflected in the results for the beer segment. In order to provide a more meaningful presentation of AmBev's operations outside Brazil, which have become increasingly relevant following the acquisition of our stake in Quinsa, our reports now reflect the following four business segments:

               o    Beer Brazil

               o    CSD and NANC

               o    Other Products

               o    International Operations

     The consolidation of the first three business segments provides the results for AmBev's operations in Brazil ("AmBev Brazil" or "Brazilian Operations"). Since sales outside Brazil were insignificant until the end of 2002, application of our new reporting methodology to prior periods does not result in any material changes to the reports previously made available for those periods.

     COMPETITIVE STRENGTHS


     Our principal goal is to continue expanding our leading position in the Brazilian beverage market. We believe that we have several competitive strengths that will enable us to achieve this goal, including:

     Leading position in one of the largest beverage markets in the world: We are the leading producer in the Brazilian beer market, which was the fourth largest market in the world in 2003, according to Euromonitor. We are also the second largest producer in the Brazilian soft drink market, which was the second largest in Latin America and the third largest in the world in 2002, according to PepsiCo. According to the Brazilian Institute of Geography and Statistics ("IBGE"), the Brazilian market has a large and youthful consumer base, with 38% of the Brazilian population under the age of 18. These factors, together with the effects of an unequal regional income distribution, present significant opportunities for growth in the Brazilian beverage market. Our leading position in the Brazilian beverage market has enabled us to generate a substantial and growing revenue base. Moreover, it provides an excellent platform for further growth.

     Extensive and efficient distribution system: Using our extensive distribution network, which combines direct and third-party distribution systems, we serve over one million points of sale throughout Brazil with our beer, soft drinks and NANC beverage products. This network allows us to deepen our market penetration and further enhances our favorable competitive position in terms of both cost and service. The integration of our three distribution networks (Antarctica, Brahma and Skol), and the expansion of direct distribution in large cities will allow us to realize significant cost savings and higher margins through economies of scale and delivery of multiple brands with the same fixed-cost structure. We believe this integration will also result in an alignment of interests and improve brand management. Finally, we use proprietary technology to capture data on sales trends, consumption patterns and the sensitivity of demand of each point of sale.

     Broad portfolio of leading brand name products: We offer a complete portfolio of beer, soft drink and NANC beverage products, including some of the most consumed beer brands in the world. The Skol, Brahma Chopp and Antarctica Pilsen brands are the top three beer brands in Brazil, according to ACNielsen. Moreover, our beer portfolio had approximately 77% brand preference in June 2003, according to our estimates. In addition, we own the second most consumed soft drink brand in Brazil, Guarana Antarctica, according to ACNielsen. We believe that our extensive beverage portfolios enable us to address a wide variety of consumer preferences across consumption occasions, demographic profiles and regions.

     Low cost producer: We believe that we are one of the lowest cost producers in the beer industry. We have increased operating efficiency and production capacity through significant investments in plant modernization, plant construction and technological advancement. We regularly set benchmarks for ourselves against other participants in the beverage industry and implement new projects and measures to further improve our productivity. In addition, we expect to continue to: (i) achieve further reductions on prices of raw material, packaging and utilities through negotiation, development of new national and international suppliers and tolling operations; (ii) reduce costs and increase yields through the launch of several multifunctional initiatives and projects, and new developments in packaging engineering; (iii) increase process and packaging efficiencies by improving plant floor execution to reduce labor costs; and (iv) reduce fixed costs through supplier centralization and development.

     Management expertise: The Brazilian beverage market, one of the largest beverage markets in the world, presents significant opportunities for growth. We believe our management expertise, coupled with our leading brands and our extensive network, will allow us to capitalize on such opportunities. Moreover, our management possesses over a decade-long track record of successfully operating AmBev's business through political instability and economic downturns, such as through periods of high inflation and currency devaluation. Our management team has proven over time its ability to continue creating value even in the most difficult circumstances.

     OUR INDUSTRY

     Key characteristics of the Brazilian beverage market include:

     One of the largest beverage markets in Latin America. Brazil has a current population of approximately 177 million and 3.3 million square miles of territory. According to the Brazilian Institute of Geography and Statistics
(IBGE), the Brazilian economy contracted by 0.2% in 2003. The Brazilian beer market is the fourth largest in the world and the largest in Latin America, with annual consumption of 85 million hectoliters in 2003, according to Euromonitor. The Brazilian soft drinks market, 130 million hectoliters of consumption in 2002, is the third largest in the world according to PepsiCo1. According to the most recent research of IBGE, the Brazilian market has a large and youthful consumer base, with 38.1% of the Brazilian population under the age of 18. These factors, together with the effects of an unequal regional income distribution, present significant opportunities for growth in the Brazilian beverage market, especially if considered that beer and soft drink consumption is at relative low levels, at 49 liters per capita per year for beer, according to Euromonitor, and 66 liters per capita per year for soft drinks, according to PepsiCo.

     Channels. Brazilian beer sales are distributed through several points of sales. We serve approximately one million points of sale. In the beer market, on-premise sales, particularly through bars and restaurants, dominate the market and have the highest margins. Off-premise sales, mainly through supermarkets, are highly price-sensitive, with cans as the predominant packaging through this channel. Channel mix has been stable in the last few years, with supermarkets representing approximately 30.1% of the market in 2003, according to ACNielsen.

     Due to the price-sensitivity of the market in soft drinks, and the shift in packaging presentation toward low cost non-returnable plastic bottles, the channels through which soft drinks are sold in Brazil have also shifted toward off-premise (mainly supermarkets) channels. According to ACNielsen, in 2003 approximately 24.3% of Brazilian soft drink sales were made on-premise (bars and restaurants), with the remaining 75.7% being off-premise, predominantly in supermarkets.

     Packaging. In the beer market, the packaging predominately used on-premise in bars and restaurants are 600 ml glass returnable bottles. According to ACNielsen, they represented approximately 67.7% of beer sales in 2003, with the remaining 32.3% consisting of sales of one-way packaging, including non-returnable bottles and cans, sold mainly in supermarkets. Because on-premise beer sales are typically delivered in returnable glass bottles, the capital expenditures and the commitments necessary to develop an efficient bottling operation remain a significant barrier to entry in the Brazilian beer industry.

     Non-returnable packaging, such as cans and plastic bottles (PET), are the principal containers used in the Brazilian soft drink market, representing approximately 89.8% of the packaging used for soft drinks in 2003. The introduction of plastic bottles, specifically the 2-liter PET, has been the principal innovating factor in the sector in the last 10 years, decreasing the price per liter and facilitating the entry and development of new regional low-price competitors, which together represented approximately one third of the total market in 2003.

----------------
1 PepsiCo has not yet released market information for the 2003 calendar year. We have therefore based our market analysis on 2002 information for soft drinks.

     Pricing. Wholesale and retail prices of beer have not been regulated in Brazil since July 1990, when formal governmental price controls were lifted. Beer sales volume is heavily influenced by pricing. Key factors used in determining retail price for beer include brand preference, national and/or local price promotions offered by producers, whether consumption takes place on or off-premise, product category, whether the packaging is returnable or non-returnable, the desired profit margins and the geographical location of the retailer. There have been no government-imposed price controls on the wholesale or retail prices of soft drinks since 1990.

     Seasonality. Sales of beer in Brazil and AmBev's other principal markets are seasonal, with stronger sales in the early summer. As with beer, soft drink sales in Brazil and in AmBev's other principal markets are seasonal, although seasonal variations in soft drink sales tend not to be as strong as seasonal variations in beer sales.

     Taxation. Brazilian beverage producers operate in a relatively unfavorable tax environment, which in turn results in higher beverage prices to consumers. Brazilian taxes on beer products include a value-added tax on sales and services ("ICMS"), an excise tax ("IPI") and social contributions on gross and other revenues ("PIS" and "COFINS"). To partially mitigate these high tax rates, many states in Brazil offer attractive sales tax deferral programs to attract investments to their regions. As with beer sales, sales of soft drinks in Brazil are subject to high levels of taxation, which in turn results in substantially higher prices to consumers. The overall level of taxation in soft drinks is similar to beer, however, the IPI rate on soft drinks that contain natural fruit juice or vegetable extract is reduced by 50%.

     Strong regional differences in beer consumption. The Brazilian beer market is characterized by diverse regional consumption patterns. For example, in June 2004, in the midwestern region of Brazil, our Skol and Antarctica Pilsen brands commanded nearly 51.3% and 10.8% of the market, respectively, while this pattern is reversed in the northern region, with Skol and Antarctica Pilsen representing 10.3% and nearly 34.6% of the market, respectively, according to ACNielsen.

     High barriers to entry in the Brazilian beer market. Returnable presentations represented approximately 68% of beer industry sales volumes in 2003, according to ACNielsen. Thus, the need to build an effective distribution system capable of handling the delivery and collection of returnable glass bottles to over one million points of sale represents a significant barrier to entry into the Brazilian beer market. Additional barriers to entry include high shipping costs, combined with import tariff on goods from non-Mercosur countries, the costs of constructing production facilities and investing in the necessary inventory of returnable bottles, crates and pallets.

     BUSINESS STRATEGY

     Our growth strategy is driven by the following objectives: managing revenue and creating per capita consumption opportunities; capturing market opportunities; improving distribution efficiency; improving point of sale execution; leveraging original profitable opportunities in soft drinks; maintaining low costs; and recruiting, training and maintaining the best employees.

     To grow the top line through revenue management and the creation of per capita consumption opportunities: We will continue to invest in our brands to strengthen consumer preference and are progressively increasing sales volumes from our higher margin brands. With consumer preference for our brands already at approximately 77% in June 2003, according to our estimates, we have a strong base from which to expand consumption by introducing new drinking occasions. We have launched new products, such as Skol Beats, re-energized heritage brands like Bohemia and Original to meet the preferences identified at premium prices, and we also launched Brahma Light. Based on market and consumer consumption data, we have targeted a range of opportunities for increasing per capita consumption by region, neighborhood, income class and consumption pattern. We also believe that we can still identify more opportunities to better manage the industry margin pool and to retain more of the value of our brands without increasing prices to the consumer above inflation.

     To capture market opportunities in Brazil: In addition to our strategy to increase sales of higher margin products and develop new consumption opportunities, our knowledge, brands, distribution network and sales technology also allow us to capitalize on the significant opportunities for growth offered in our primary mainstream market. The size of Brazil's beverage market, its low per capita beverage consumption, and its young and growing population combine to create a favorable backdrop for increased domestic beverage consumption. Moreover, we believe that improvements in the Brazilian economy could result in a growing demand for our products as consumers both increase the volume of their consumption and as they shift toward our premium-priced beverages instead of lower-priced beverage products made by other producers.

     To improve the efficiency of our distribution network: Delivering three national beer brands (Antarctica, Brahma and Skol) to one million points of sale is the most complex feature of our business. In recent years we have been gradually, but steadily, moving towards using direct distribution in major cities where economies of scale makes this a logical strategy. At the same time, we have been strengthening our system of third-party distribution. Instead of operating three inherited, parallel, single-brand systems, we are shifting towards a multi-brand network of distributors committed to handling all of our brands. Though far from completion, we have already begun to realize the revenue benefits of having three brands managed under the same sales and distribution process.

     To improve our point of sale execution through new and creative measures:
We are constantly seeking to improve our point of sales execution through new and creative measures. A key marketing initiative has been the introduction into the Brazilian market of our custom-made beer refrigerators for use at our points of sale. Our beer refrigerators focus on on-premise consumption, and are specially designed and built to chill beer at the optimal temperature for consumption in Brazil. Before these refrigerators were introduced, most beer in Brazil was served to consumers from refrigerators designed to chill soft drinks, which traditionally is preferred at warmer temperatures than beer. Our special refrigerators, decorated to maximize the visual impact of our Brahma, Skol, Antarctica and Bohemia brands, chill our beer products to sub-zero (centigrade) temperatures, which market research has shown to be the consumers' preferred temperature for beer.

     To leverage the profitability of the soft drink business by taking full advantage of the current infrastructure and sales technology of our beer business: We have a strong product portfolio that includes the three leading beer brands in Brazil (Antarctica Pilsen, Brahma Chopp and Skol). Also, our portfolio includes two of the top three soft drink brands in Brazil (Guarana Antarctica and Pepsi Cola), according to ACNielsen, and brand leaders in several niche segments. The stronger our soft drink brands, the better supplier we are to the point of sale and the greater the distribution cost synergies available to the business as a whole. We have also added more high-margin products to our portfolio, such as Gatorade and Pepsi Twist, to further enhance our profitability. The development of the soft drink segment has been and will continue to be of great strategic importance for us.

     To maintain our commitment to reduce costs: One of our key strengths is our ability to maintain and reduce costs. We are already one of the lowest cost beer producers in the world, but we still see opportunities to improve our productivity. For example, we created a Shared Services Center ("SSC") to centralize activities such as logistics, human resources and finance, which has allowed the sales and production units to sharpen their focus by eliminating these functions. The SSC leverages technology to achieve excellence in our processes, and can quickly incorporate new areas of operation.

     To recruit, train and maintain the best employees: The essence of AmBev has been, and will continue to be our culture, management strength and depth, and the unparalleled productivity of our employees. Our employees are carefully recruited and highly trained, as well as confident and demanding. We are exceptionally motivated by an aggressive variable pay system that rewards performance, ownership and entrepreneurship, while consistently adding sustainable shareholder value. AmBev, as a whole, is focused on achieving long-term, sustainable results - resilience and financial discipline are integral parts of our culture.


     ORGANIZATIONAL STRUCTURE

     AmBev is a holding company. The bulk of our operations are conducted through one principal operating subsidiary, CBB. Additionally, AmBev acquired on January 31, 2003 an initial economic interest of 40.475% in Quinsa, which is a holding company with operating subsidiaries in five countries. AmBev's economic interest in Quinsa as of June 2004 was approximately 50.98%.

     As a result of a restructuring performed in 2002, AmBev repurchased the remaining minority interest in Polar and Astra.

     The following chart illustrates the ownership structure of AmBev's principal subsidiaries as of April 30, 2004 based on total share capital owned. For a complete list of our material subsidiaries, see Exhibit 8.1 to our 2003 Form 20-F.

                           ORGANIZATIONAL STRUCTURE
                AmBev and its Principal Operating Subsidiaries

                              [GRAPHIC OMITTED]

                         SUMMARY OF THE EXCHANGE OFFER

Background.........................  On September 18, 2003, we completed the private offering of $500,000,000
                                     aggregate principal amount of our 8.75%
                                     Notes due 2013. In connection with that
                                     offering, we entered into a registration rights agreement with the initial purchasers of the original notes in which we agreed, among other things, to complete this exchange offer. You are entitled to exchange in this exchange offer your original notes for new notes which are identical in all material respects to the original notes except that:

                                     o  the new notes have been registered
                                        under the U.S. Securities Act of 1933,
                                        as amended (the "Securities Act"), and
                                        will be freely tradable by persons who
                                        are not affiliated with us; and

                                     o  the new notes are not entitled to
                                        certain rights which are applicable
                                        to the original notes under the
                                        registration rights agreement.

The  Exchange Offer................  We are offering to exchange up to
                                     $500,000,000 aggregate principal amount of our 8.75% Notes due 2013 which have been registered under the Securities Act for up to $500,000,000 aggregate principal amount of our 8.75% Notes due 2013 which were issued on September 18, 2003 in a private offering. Original notes may be exchanged only in integral multiples of $1,000.

Resales............................  Based on an interpretation by the staff of the SEC set forth in no-action
                                     letters issued to third parties, we
                                     believe that the new notes issued
                                     pursuant to this exchange offer in
                                     exchange for the original notes may be
                                     offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                     o  you are acquiring the new notes in the
                                        ordinary course of business; and

                                     o  you have not engaged in, do not intend
                                        to engage in, and have no arrangement
                                        or understanding with any person to
                                        participate in the distribution of the
                                        new notes.

                                     Each participating broker-dealer that
                                     receives new notes for its own account
                                     pursuant to this exchange offer in
                                     exchange for the original notes that were
                                     acquired as a result of market-making or
                                     other trading activity must acknowledge
                                     that it will deliver a prospectus in
                                     connection with any resale of the new
                                     notes.  See "Plan of Distribution."
Consequences of Failure to
  Exchange.........................  All untendered original notes will continue to be subject to the
                                     restrictions on transfer provided for in the original notes and in the indenture relating to the original notes, which we refer to as the "Indenture," and will continue to bear legends regarding restrictions on transfer.

                                     You will not be able to offer or sell the original notes unless:

                                     o  pursuant to an exemption from the
                                        requirements of the Securities Act; or

                                     o  the original notes are registered under
                                        the Securities Act.

                                     After the exchange offer is closed, we
                                     will no longer have an obligation to
                                     register the original notes. Please see
                                     "Risk Factors--Risks Relating to the New
                                     Notes and the Guaranty--Failure to tender original notes in the exchange offer may affect their marketability".

Effect on Holders of Original
  Notes............................  As a result of the making of, and upon acceptance for exchange of all validly
                                     tendered original notes pursuant to the
                                     terms of, this exchange offer, we will
                                     have fulfilled a covenant contained in
                                     the registration rights agreement. If you
                                     are a holder
                                     of original notes and do not
                                     tender your original notes in this
                                     exchange offer, you will continue to hold
                                     such original notes and you will be
                                     entitled to all the rights and
                                     limitations applicable to the original
                                     notes in the Indenture, except for any
                                     rights under the registration rights
                                     agreement that by their terms terminate
                                     upon the consummation of this exchange
                                     offer.
Expiration Date; Withdrawal of
  Tender...........................  This exchange offer will expire at 5:00
                                     p.m., New York City time, on September 8,
                                     2004, or such later date and time to
                                     which we extend it. We do not currently
                                     intend to extend the expiration date. A
                                     tender of original note pursuant to this exchange offer may be withdrawn at any time prior to the expiration date. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of this exchange offer.

Conditions to this Exchange
  Offer............................  This exchange offer is subject to customary conditions, some of which we
                                     may waive.

Special Procedures for Beneficial
  Holders..........................  If you beneficially own original notes which are registered in the name of a
                                     broker, dealer, commercial bank, trust
                                     company or other nominee and you wish to tender original notes into this exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf.

Accounting Treatment...............  We will not recognize any gain or loss for accounting purposes upon the completion
                                     of this exchange offer. The expenses of
                                     this exchange offer that we pay will
                                     increase our deferred financing costs in accordance with generally accepted accounting principles.

Certain Federal Income Tax
  Considerations...................  The exchange of original notes for new notes in this exchange offer should not
                                     be a taxable event for U.S. federal
                                     income tax purposes. Please see "Certain
                                     Income Tax Considerations--United States
                                     Federal Income Taxation".

Use of Proceeds....................  We will not receive any cash proceeds from the issuance of the new notes in this exchange offer.

Exchange Agent.....................  The Bank of New York is serving as exchange agent in connection with this
                                     exchange offer.

Luxembourg Exchange Agent..........  The Bank of New York (Luxembourg) S.A. is
                                     serving as Luxembourg exchange agent in
                                     connection with this exchange offer.

                           SUMMARY OF THE NEW NOTES

     The new notes have the same financial terms and covenants as the original notes, which are as follows :


Issuer.............................  Companhia Brasileira de Bebidas.

Guarantor..........................  Companhia de Bebidas das Americas --
                                     AmBev. Pursuant to the guaranty, AmBev
                                     will guarantee payment of the principal, interest and other amounts payable on, or with respect to, the notes. The obligations of AmBev under the guaranty are subject to certain limitations. See "Description of the Guaranty."

The Notes..........................  U.S.$500,000,00 aggregate principal amount of 8.75% notes due September 15,
                                     2013.

Maturity Date......................  September 15, 2013, unless extended for a period of up to twenty-four months from the expected maturity date as a result of the occurrence and continuation on the expected maturity date of certain specified currency exchange control events limiting or restricting the ability of AmBev or CBB to convert Reais into U.S. dollars or transfer U.S. dollars outside Brazil to the trustee. The latest possible maturity date of the notes is September 15, 2015. See "Description of the Notes-- Extension of the Expected Maturity Date."

Use of Proceeds....................  We will receive no proceeds from the exchange of the original notes for new
                                     notes.

Indenture..........................  The new notes will be issued under the indenture between CBB, as issuer, and The
                                     Bank of New York, as trustee.

Interest Payment Dates.............  March 15 and September 15 of each year.

Interest...........................  The new notes will bear interest at the annual rate of 8.75%, payable
                                     semiannually in arrears on each interest payment date.

Ranking............................  The new notes constitute general senior unsecured and unsubordinated obligations of CBB which will at all times rank pari passu among themselves and with all other unsecured obligations of CBB that are not by their terms expressly subordinated in right of payment to the notes.

                                     AmBev's obligations under the guaranty
                                     constitute general senior unsecured and
                                     unsubordinated obligations of AmBev which will rank pari passu with all other unsecured obligations of AmBev that are not by their terms expressly subordinated in right of payment to the guaranty.

The Letter of Credit and the
  Reserve Account..................  The trustee has established for the benefit of the noteholders a reserve
                                     account. CBB has either provided for the issuance of one or more irrevocable standby letters of credit payable to the trustee or made a deposit in the reserve account (or any combination thereof) in an aggregate amount equal to
                                     U.S.$27,533,020.83 (an amount equal to
                                     the sum of items (i) through (iv) below
                                     on September 18, 2003, which was the
                                     closing date in respect of the original
                                     notes). CBB shall be required to maintain the letter of credit or funds on deposit in the reserve account (or any combination thereof) in an amount equal to the sum of
                                     (i) six months of interest on the notes at the initial note rate; (ii) prior to AmBev and CBB satisfying their obligations under the registration rights agreement, an amount equal to twenty-four months interest on the notes at the additional 0.5% payable as described under "Description of the Registration Rights Agreement;" (iii) 120 days of interest on the amount of interest payable under the notes on each interest payment date; (iv) an amount representing trustee fees due and payable by CBB to the trustee during any twenty-four month period and (v) any additional amounts as may be deposited by CBB in the reserve account or made available under the letter of credit as a result of the involuntary cancellation or termination of the insurance policy. The trustee will have a perfected first priority security interest in the reserve account. The trustee shall be entitled to draw upon the reserve account and the letter of credit in the event of the occurrence and continuation of certain specified currency exchange control events.

                                     All funds paid by the issuer of the letter of credit as a result of a drawing thereunder shall be initially deposited in the reserve account for application in accordance with the terms of the indenture.

                                     The amounts in the reserve account or
                                     available under the letter of credit may also be increased or reduced under certain limited circumstances. See "Description of the Notes -- Credit Support -- The letter of credit and the reserve account."

Insurance Policy...................  The new notes will have the benefit of an insurance policy provided by the insurer covering the inability of AmBev or CBB (or, in certain limited circumstances, the trustee) to convert Reais into U.S. dollars or transfer to the trustee (in New York) these U.S. dollars in satisfaction of amounts to be paid by CBB or AmBev under the indenture, the notes or the guaranty, as the case may be. The insurer's obligation to pay claims under the insurance policy is limited to eighteen months' interest on the notes at the initial note rate and is subject to certain conditions, limitations and exclusions that may affect the ability of the noteholders to receive payments on the notes, including the expiration of a 180 calendar-day waiting period. All premiums payable under the insurance policy have been paid by CBB.

                                     In certain circumstances related to the
                                     credit rating of the notes, CBB may direct the trustee to cancel the insurance policy after the third anniversary of the closing date in respect of the original notes. In the case of an involuntary cancellation or withdrawal of the insurance policy, an Event of Default will occur unless CBB and AmBev deposit additional funds in the reserve account. See "Description of the Insurer and the Insurance Policy" and "Description of the Notes -- Credit Support -- The letter of credit and the reserve account."

Redemption.........................  The new notes will be redeemable in whole at their principal amount, plus accrued and unpaid interest, if any, to the date of redemption, at CBB's option at any time in the event of certain changes affecting taxation. In addition, the new notes will be redeemable by CBB, AmBev or an affiliate thereof, in whole but not in part, prior to the maturity thereof upon satisfaction of certain conditions including without limitation payment of a make-whole premium. See "Description of the Notes-- Redemption."

Covenants..........................  The terms of the indenture will require
                                     CBB and its subsidiaries, among other
                                     things, to:

                                       o  pay all amounts owed by it under the
                                          indenture and the new notes when
                                          such amounts are due;

                                       o  perform all obligations under the
                                          transaction documents;

                                       o  comply with all applicable laws;

                                       o  maintain all necessary government
                                          approvals;

                                       o  pay all taxes;

                                       o  maintain an office or agency in New
                                          York for the purpose of service of
                                          process;

                                       o  give notice to the trustee of any
                                          default or event of default under
                                          the indenture and certain currency
                                          exchange control events; and

                                       o  take actions to maintain the
                                          trustee's or the noteholders' rights
                                          under the relevant transaction
                                          documents.

                                     In addition, the terms of the indenture
                                     will restrict CBB's ability and its
                                     subsidiaries, among other things, to:

                                       o  undertake certain mergers,
                                          consolidations or similar
                                          transactions;

                                       o  create certain liens on its assets;
                                          and

                                       o  undertake certain sale and
                                          lease-back transactions.

                                     These covenants are subject to a number
                                     of important qualifications and
                                     exceptions. AmBev will be subject to
                                     substantially similar covenants under the guaranty. See "Description of the Notes -- Certain Covenants" and "Description of the Guaranty -- Certain Covenants."

Events of Default..................  The new notes and the indenture will contain certain events of default,
                                     consisting of, among others, the
                                     following:

                                       o  failure to pay principal when due;

                                       o  failure to pay interest and other
                                          amounts within 30 days of the due
                                          date therefor;

                                       o  breach of a covenant or agreement in
                                          the indenture, the guaranty and any
                                          of the other relevant transaction
                                          documents by AmBev or CBB,
                                          respectively;

                                       o  acceleration of indebtedness of CBB,
                                          AmBev or a material subsidiary
                                          thereof or a failure to pay
                                          indebtedness when due or at final
                                          maturity that, in aggregate, equals
                                          or exceeds U.S.$25 million;

                                       o  certain judgments against AmBev,
                                          CBB, or a material subsidiary that
                                          equals or exceeds U.S.$25 million;

                                       o  certain events of bankruptcy,
                                          liquidation or insolvency of CBB,
                                          AmBev or any material subsidiary;

                                       o  certain events relating to the
                                          unenforceability of any of the
                                          relevant transaction documents
                                          against CBB or AmBev;

                                       o  expropriation of a material portion
                                          of assets;

                                       o  the failure by CBB or AmBev to make
                                          required deposits in the reserve
                                          account or to maintain the letter of
                                          credit in the required amounts;

                                       o  the cancellation or unenforceability
                                          of the insurance policy or the
                                          failure of the insurer to make a
                                          payment thereunder; and

                                       o  AmBev ceasing to own at least 51% of
                                          CBB.

Withholding  Taxes; Additional
  Amounts..........................  Any and all payments in respect of the new notes will be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments, or other governmental charges of any nature imposed by Brazil or any political subdivision of Brazil, unless such withholding or deduction is required by law, in which case CBB shall pay such additional amounts necessary to ensure that the noteholders receive the same amount as the noteholders would have received without such withholding or deduction, subject to certain exceptions. See "Description of the Notes -- Additional Amounts." In the event AmBev will be obligated to make payments to the noteholders under the guaranty, AmBev shall pay such additional amounts necessary to ensure that the noteholders receive the same amount as the noteholders would have received without such withholding or deduction, subject to certain exceptions. See "Description of the Guaranty-- Additional Amounts."

ERISA Considerations...............  Sales of the new notes to specified types of employee benefit plans and affiliates are subject to certain conditions. See "Certain Income Tax Considerations--ERISA and Certain Other Considerations."

Listing............................  We will apply to have the new notes listed on the Luxembourg Stock Exchange
                                     in accordance with its rules.

Governing Law......................  The indenture, the notes, the guaranty, the insurance policy, the insurance policy side letter, the registration rights agreement and other transaction documents are governed by, and construed in accordance with, the laws of the State of New York.

Clearance and Settlement...........  The new notes will be issued in book-entry form through the facilities of DTC for
                                     the accounts of its participants,
                                     including Euroclear Bank S.A./N.V, as the operator of the Euroclear System, or Euroclear, and Clearstream Banking, societe anonyme, or Clearstream, and will trade in DTC's Same-Day Funds Settlement System. Beneficial interests in notes held in book-entry form will not be entitled to receive physical delivery of certificated notes except in certain limited circumstances. For a description of certain factors relating to clearance and settlement, see "Description of the Notes."

Form and Denomination..............  The form and denomination of the notes will be the same as the form and
                                     denomination of the original notes for
                                     which they are exchanged.

RISK FACTORS

     Investing in the new notes involves risks. Please see the "Risk Factors" section of this prospectus for a description of certain of the risks you should consider before determining whether to participate in this exchange offer.

                            SUMMARY FINANCIAL DATA


     The following financial information of AmBev is only a summary and should be read in conjunction with, and is qualified in its entirety by reference to, the audited annual consolidated financial statements of AmBev and the related notes included in our 2003 Form 20-F, which are incorporated by reference into this prospectus.

     Our selected historical financial data prepared under Brazilian GAAP and U.S. GAAP set forth below as of and for each of the years ended December 31, 2003, 2002, 2001, 2000 and 1999 have been derived from AmBev's consolidated financial statements as of and for the periods ended December 31, 2003, 2002 and 2001 and 2000, and Brahma's (Brahma was the predecessor to AmBev--see footnote (1) on page 18) consolidated financial statements as of and for the period ended December 31, 1999. Our selected historical financial data prepared under Brazilian Corporate Law set forth below as of March 31, 2004 and December 31, 2003 and for each of the three-month periods ended March 31, 2004 and 2003 has been derived from AmBev's consolidated interim financial information prepared under Brazilian Corporate Law without reconciliation to U.S. GAAP.

     The condensed consolidated interim financial information is unaudited. This condensed financial information includes all adjustments consisting of normal recurring adjustments which, in the opinion of our management, are necessary for a fair presentation of our financial position, results of operations and cash flows for the interim periods presented. This condensed financial information should be read in conjunction with our consolidated financial statements prepared for the year ended December 31, 2003. Our results for the three-month period ended March 31, 2004 are not necessarily indicative of the results to be reported by us for the entire year ending December 31, 2004.

     Brazilian GAAP differ in certain material respects from accounting principles generally accepted in the United States, or U.S. GAAP, and you should read the financial information in conjunction with our audited financial statements, as well as our 2003 Form 20-F and our unaudited consolidated interim financial information for the three-month period ended March 31, 2004 and 2003 (please see our Form 6-K submitted to the SEC on May 19, 2004, except for the information contained in section 08.01 thereof), which are incorporated herein by reference.

                                                    STATEMENT OF OPERATIONS DATA

                                  AS OF AND FOR THE THREE                AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                  MONTHS ENDED MARCH 31,
                                 ----------------------------------------------------------------------------------------------
                                    2004          2003        2003(1)       2002(1)       2001(1)      2000(1)       1999(1)
                                        (R$ in millions, except for per share amounts,
                                           number of shares and other operating data)
BRAZILIAN GAAP

Statement of Operations Data:                                                     SUCCESSOR                        PREDECESSOR

Gross sales, before taxes,
   discounts and returns.......    4,748.1       3,883.5     17,143.5       14,279.9     13,131.0       11,282.5      6,846.5
Net sales......................    2,370.5       1,985.2      8,683.8        7,325.3      6,525.6        5,250.4      3,248.3
Cost of sales..................     (997.2)       (982.9)    (4,044.2)      (3,341.7)    (3,366.2)      (2,843.7)    (1,905.1)
                                 ----------    ----------   ----------     ----------   ----------     ----------   ----------
Gross profit...................    1,373.3       1,002.3      4,639.6        3,983.6      3,159.4        2,406.7      1,343.2
Selling and marketing                                       ---------
   expenses....................     (259.3)       (166.8)      (847.1)        (687.2)      (707.8)        (578.6)      (350.7)
Direct distribution expenses...     (190.6)       (143.0)      (648.6)        (537.4)      (467.8)        (337.0)      (225.5)
General and administrative
    expenses(2)................     (117.5)        (99.0)      (417.9)        (373.5)      (351.5)        (373.0)      (206.9)

Depreciation  and amortization                              ---------
   of deferred charges ........     (118.7)        (94.7)      (420.0)        (334.6)      (256.5)        (202.3)       (95.4)
                                 ----------    ----------   ----------     ----------   ----------     ----------   ----------
                                     687.2         498.8      2,306.1        2,050.9      1,375.8          915.8        464.7

Provision for contingencies                                 ---------
   and other...................      (29.5)        (26.0)      (187.9)        (123.7)       (33.9)        (269.2)       (51.2)
Other operating income, net(4).       (5.1)        (57.2)        246.1         199.4        152.2            9.1         66.3
Financial income...............      112.8         431.2        601.8        2,530.3        358.4          374.0        675.1
Financial expenses.............     (328.7)        (50.0)      (508.7)      (3,277.3)      (861.5)        (698.0)      (804.4)
                                 ----------    ----------   ----------     ----------   ----------     ----------   ----------
OPERATING INCOME (3) ..........      436.7         796.8      1,964.9        1,379.6        991.0          331.7        350.5
Non-operating income                                        ---------
   (expense), net(4)...........      (16.3)        (16.4)      (100.7)         (72.2)         2.3           52.7       (19.9)
Income tax benefit (expense)...      (78.9)       (252.4)      (426.1)         280.6       (51.9)          405.4         17.6
Income before equity in
   affiliates, profit sharing
   and minority interest.......      341.5         528.0      1,438.1        1,588.0        941.4          789.8        348.1
Profit sharing and                   (30.1)        (11.0)       (23.6)
   contributions ..............                                               (125.1)      (157.1)         (53.7)       (39.9)
Minority interest..............       (6.4)         (8.0)        (2.9)          47.4          0.3         (265.9)        14.0
                                 ----------    ----------   ----------     ----------   ----------     ----------   ----------
NET INCOME ....................      305.0         509.0      1,411.6        1,510.3        784.6          470.2        322.3
                                 ==========    ==========   ==========     ==========   ==========     ==========   ==========

Net income per 1,000 shares
   (excluding treasury shares)
   at year end(4)..............       8.13         13.35        37.23          39.48        20.31          12.19        46.66
Net income per ADS(5) at
   year end....................       8.13          1.34         3.72           3.95         2.03           1.22         4.67
Dividends and interest
   attributable to
   shareholder's equity per
   1,000 shares (excluding
   treasury shares)(4)(6)(7)
     Common shares.............          -             -        23.15          12.40         7.17           8.00        20.65
     Preferred shares..........          -             -        25.46          13.64         7.89           8.37        22.70
Number of shares outstanding
   at year end, excluding
   treasury shares (in
   thousands)
     Common shares............. 15,631,332    15,675,123   15,631,332    15,694,772    15,801,482     15,946,841    2,628,451
     Preferred shares.......... 21,900,828    22,441,786   22,281,302    22,551,143    22,819,443     22,616,017    4,279,160

                                              AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                     -----------------------------------------------------------------------------
                                       2003(1)           2002(1)          2001(1)          2000(1)         1999(1)
                                                     (R$ in millions, except for per share amounts,
US GAAP                                                 number of shares and other operating data)

Net income (loss)..............         1,689.4           1,642.2            840.1             879.2         (173.7)
Net income per 1,000 shares
   (weighted average)(4)(8)(9)
     - Basic
         Common shares.........           46.87             45.05            22.84             22.91          (5.60)
         Preferred shares......           51.56             49.55            25.13             25.20          (5.04)
     - Diluted
         Common shares.........           46.52             44.69            22.55             22.05          (5.37)
         Preferred shares......           51.17             49.16            24.80             24.26          (4.83)
Net income (loss) per ADS(5)
     - Basic
         Common shares.........            4.69              4.51             2.28              2.29          (0.56)
         Preferred shares......            5.16              4.96             2.51              2.52          (0.50)
     - Diluted
         Common shares.........            4.65              4.47             2.26              2.21          (0.54)
         Preferred shares......            5.11              4.92             2.48              2.43          (0.48)
Dividends and interest
   attributable to shareholders
   equity per 1,000 shares
   (weighted average)(4)(6) (7)
     - Basic
         Common shares.........           26.32              5.38             6.82              7.60           5.06
         Preferred shares......           28.96              5.92             7.50              8.37           5.56
     - Diluted
         Common shares.........           26.12              5.34             6.73              7.32           4.84
         Preferred shares......           28.74              5.87             7.40              8.05           5.32
Weighted average number of shares
   (thousands)(4)(8)(9)(10)
     - Basic
         Common shares.........      11,894,931        12,061,879       12,259,953        14,265,323     11,949,367
         Preferred shares......      21,952,196        22,173,258       22,291,121        21,919,724     21,173,565
     - Diluted
         Common shares.........      11,894,931        12,061,879       12,259,953        14,475,271     12,206,392
         Preferred shares......      22,202,776        22,441,743       22,726,632        23,090,525     22,384,145

                                                         BALANCE SHEET DATA

                                      AS OF AND FOR THE                 AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                     THREE MONTHS ENDED
                                          MARCH 31,
                                     -----------------------------------------------------------------------------------
                                            2004            2003(1)        2002(1)     2001(1)      2000(1)      1999(1)
                                                                  (R$ in millions, except for per share amounts,
BRAZILIAN GAAP                                                      number of shares and other operating data)

Balance Sheet Data:
Cash, cash equivalents and short
    term investments...........                 2,617.5       2,690.0      3,290.0     2,562.9        1,028.3    1,697.4
Total current assets...........                 4,728.2       5,500.5      5,571.4     4,684.9        2,687.6    2,723.1
Prepaid pension benefit cost(14)                   22.0          22.0         21.6        20.8
Investments....................                 1,840.9       1,711.4        637.3       662.6          659.6       61.2
Property, plant and equipment,
    net........................                 4,181.2       4,166.3      3,330.6     3,277.7        3,204.3    1,898.6
Deferred income tax - non-current               1,835.3       1,831.8      1,558.4     1,160.3          996.1      240.8
Total assets...................                14,201.7      14,830.1     12,381.5    11,028.8        8,639.7    5,425.9
Short-term debt(11)............                 2,229.2       1,976.1        607.4     1,720.0        1,265.3    1,042.9
Total current liabilities......                 3,976.6       4,720.0      2,833.7     3,412.0        2,699.6    1,889.1
Long-term debt(12).............                 4,007.3       4,004.3      3,879.3     2,849.4          927.6      938.7
Accrued liability for
    contingencies..............                 1,270.2       1,232.9        989.3       815.5          878.0      288.6
Sales tax deferrals and other tax
    credits(13)................                   758.6         772.1        803.1       746.8          650.6      569.6
Post-retirement benefit(14)                        74.3          72.9         53.4        55.6
Total long-term liabilities....                 5,635.9       5,605.5      5,339.1     4,164.4        2,350.6    1,872.7
Minority interest..............                   238.9         196.4         79.1        88.9          512.5       57.7
Shareholders' equity...........                 4,350.3       4,308.2      4,129.6     3,363.5        3,077.0    1,606.4

U.S. GAAP

Total assets...................                     N/A      13,766.0     11,584.6    10,195.9        7,743.0    3,109.7
Shareholders' equity...........                     N/A       4,382.9      3,960.6     2,839.9        2,378.2    1,628.7


                                                             OTHER DATA
                        ---------------------------------------------------------------------------------------
                         AS OF AND FOR THE THREE                     AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                          MONTHS ENDED MARCH 31,
                             2004        2003        2003(1)     2002(1)     2001(1)     2000(1)     1999(1)
                                                                  (R$ in millions, except for per share amounts,
                                                                    number of shares and other operating data)

Other Financial
    Information:

Net working capital (15)....     751.6     1,476.6       780.5     2,737.7     1,273.0       (12.0)      834.0
Cash dividends                   278.1       335.0     1,026.9       335.6       313.4       221.1       178.2
 paid(6)....................
Depreciation and
 amortization of                                         766.3
 deferred charges
 (16).......................     206.5       178.4                   659.5       613.9       589.2       438.1
Capital expenditures (17)...     130.1       162.4       862.2       544.7       446.8       295.0       312.4
Operating cash flows
 - generated(18)............     492.8       485.5     2,527.6     3,595.0     1,006.6     1,243.2     1,103.0
Investing cash
 flows - used(18)...........      53.8      (195.7)   (2,014.7)   (1,603.1)   (1,687.4)     (100.7)     (299.2)
Financing cash flows-
 generated - used (18)          (396.8)     (410.2)     (346.7)   (2,912.2)    1,418.0    (2,065.7)     (187.4)


Other Operating Data:

Total production
 capacity -
 beer(19)...................   88.3        89.7        88.3        89.7        89.8        94.4        64.4
                            million hl  million hl  million hl  million hl  million hl  million hl  million hl
Total production
 capacity - CSD &
 NANC(19)...................   45.7        37.3        45.7        37.3        38.8        36.6        27.0
                            million hl  million hl  million hl  million hl  million hl  million hl  million hl
Total beer volume
 sold(20)...................   15.9        15.3        62.4        62.0        62.4        64.8        43.2
                            million hl  million hl  million hl  million hl  million hl  million hl  million hl
Total CSD & NANC
 volume sold(20)............    6.3         5.0        20.5        18.2        18.5        17.2         8.5
                            million hl  million hl  million hl  million hl  million hl  million hl  million hl
Number of
 employees(21).............     18,890      18,570      18,890      18,570      18,136      18,172       9,416
                            million hl  million hl  million hl  million hl  million hl  million hl  million hl

FOOTNOTES TO SELECTED FINANCIAL INFORMATION

(1) Brahma and Antarctica were legally merged to form AmBev on July 1, 1999 under Brazilian GAAP. However, for purposes of this annual report, as AmBev was treated as the successor to Brahma for accounting purposes, financial information of AmBev, the successor, have been included as of and for the three years ended December 31, 2003. The selected financial information for 1999 has been derived from the audited financial statements of the predecessor company, Brahma.

(2)  General and administrative expenses include director's fees.

(3) Operating income under Brazilian GAAP is presented after financial income and financial expense.

(4) The information is provided per thousand shares because AmBev common and preferred shares are generally traded on the Sao Paulo Stock Exchange in blocks of one thousand shares.

(5) ADS represents American Depositary Shares. Each ADS represents 100 shares.

(6) Includes dividends, interest attributable to shareholders' equity (including withholding tax paid by AmBev in respect thereof), and in 2000, returns of capital of R$111.8 million. Certain distributions in 2000 were made in the form of a return of capital rather than in the form of dividends or interest attributable to shareholders' equity because, prior to the completion of the Brahma conversion, AmBev did not have sufficient retained earnings to pay these amounts as dividends or interest attributable to shareholders' equity. The dividend and interest attributable to shareholders equity per 1,000 shares for Brazilian GAAP purposes is calculated net of withholding tax and therefore represents the amounts received as disclosed in "Dividends". We changed the criteria for reporting this amount in 2002 and therefore the dividends per share disclosed in the years prior to 2002 do not conform to that disclosed in our 2001 annual report on Form 20-F.

(7) Brazilian GAAP and U.S. GAAP differ on the recognition of declared / proposed dividends, specifically with regard to when the dividend should be recognized. The executive officers are required to propose a dividend at year end, which is subject to ratification by the shareholders at a general meeting and must be recognized under Brazilian GAAP. However, under U.S. GAAP, the proposed dividends may be modified or ratified by the shareholders at a general meeting and are treated as a deduction from shareholders' equity.

(8) In the U.S. GAAP selected financial data only, all share and per share data have been adjusted to give effect, retroactively, to AmBev's five-for-one split of its common and preferred shares effective October 23, 2000. Because AmBev did not split its ADSs, the ADSs, which prior to the stock split had represented 20 common or preferred shares, represented 100 common or preferred shares following the stock split. In the Brazilian GAAP selected financial information, the historic share and per share information has not been adjusted and therefore reflects the actual number of shares in issue.

(9) In the U.S. GAAP selected financial data only, earnings per share are calculated dividing the net income by the weighted average number of common and preferred shares outstanding during the relevant periods. In the Brazilian GAAP selected financial information section, earnings per share are calculated by dividing by the number of shares outstanding at the year end. AmBev's preferred shares are entitled to dividends 10% greater than the dividends paid to common shares.

(10) Under U.S. GAAP we have consolidated the net assets of the FAHZ, one of our major shareholders, on our balance sheet as of December 31, 2003, 2002, 2001 and 2000. As a result of our consolidating these net assets, AmBev shares owned by the FAHZ are treated as treasury shares, rather than outstanding shares, thereby reducing the number of our weighted average outstanding shares and increasing our earnings or loss per share. For the purposes of the predecessor company, Brahma, the Brahma Welfare Foundation was treated in a similar manner, resulting in a similar effect in the selected financial information as at and for the year ended December 31, 1999. For further information, please refer to our consolidated financial statements contained within this annual report.

(11) Includes current portion of long-term debt.

(12) Excludes current portion of long-term debt.

(13) In the financial statements as of and for the year end December 31, 2003, total tax incentives are R$768.7 million, of which R$393.6 million relate to deferred sales tax, and R$375.1 million to ICMS financing incentives.

(14) Consistent with accounting practice under Brazilian GAAP, we had not recognized our actuarial obligation for pension liabilities and post-retirement benefits, including medical benefits to retirees in our financial statements prior to December 31, 2001. Pension amounts due to the pension plan were treated on an accrual basis as the obligations fell due. However, following the issuance of a new accounting standard (NPC No. 26), we are required to record these actuarial obligations beginning in 2002. We had the option to account for these actuarial obligations at December 31, 2001 either against retained earnings or prospectively as a charge against earnings over five years. We elected to recognize the liability against retained earnings on December 31, 2001. The standard requires comprehensive recording of pension expenses and obligations on an actuarial basis instead of, as was previously required, based on the required contributions for the relevant year. For purposes of U.S. GAAP, the pension expense has been treated as a payroll expense from the first year presented.

(15) Represents total current assets less total current liabilities.

(16) Includes depreciation of property, plant and equipment and amortization of deferred charges.

(17) Represents cash expenditures for property, plan and equipment.

(18) Operating, Investing and Financing cash flows data is derived from our financial statements incorporated by reference into this prospectus.

(19) Represents available production capacity of Brahma and its subsidiaries (and not Antarctica or its subsidiaries) at December 31, 1999, and thereafter represents the available production capacity of AmBev and its respective subsidiaries, domestic and international; Quinsa's production capacity not considered; hl is the abbreviation for hectoliters.

(20) Represents volumes of Brahma and its subsidiaries (and not Antarctica or its subsidiaries) for the period ended on December 31, 1999, and thereafter represents full-year volumes of AmBev and its respective subsidiaries; from January 31, 2003, and thereafter Quinsa's volumes are considered proportionally to AmBev's economic stake in Quinsa.

(21) Includes all production and non-production-related employees of Brahma and its subsidiaries at the end of the period ended on December 31, 1999, and thereafter includes all production- and non-production-related employees of AmBev and its respective subsidiaries.


RECENT DEVELOPMENTS

INTERBREW-AMBEV TRANSACTIONS

     On March 3, 2004, AmBev entered into an agreement to acquire Labatt Brewing Company Limited (Labatt), a company organized under the laws of Canada, from the Belgian brewer Interbrew S.A./N.V. (Interbrew). Labatt is one of Canada's leading brewers, with a market share in Canada of approximately 43% and shipment volumes of approximately 11.5 million hectoliters in 2003. Labatt's brand portfolio in Canada includes Labatt Blue(R), Kokanee(R), Keith's(R) and, under license, Labatt brews and distributes Budweiser. In exchange for Labatt, AmBev will issue to Interbrew approximately 7.9 billion new AmBev common shares and 11.4 billion new AmBev preferred shares. Labatt will consist of its Canadian-based operations at the time the acquisition is consummated.

     Also on March 3, 2004 various entities controlled by AmBev's current controlling shareholders, Messrs. Lemann, Telles and Sicupira, entered into an agreement with Interbrew and Interbrew's controlling shareholders to exchange their controlling interest in AmBev (consisting of approximately 8.25 billion AmBev common shares) for 141,712,000 newly-issued ordinary shares of Interbrew.

     The transactions contemplated by these agreements, which we refer to collectively as the "Interbrew-AmBev Transactions", are subject to various conditions, and the closings of both transactions are contingent upon one another. Upon consummation of the Interbrew-AmBev Transactions:

          o    Labatt will become a wholly-owned subsidiary of AmBev;

          o Based on current expectations, Interbrew will acquire a total of approximately 16.2 billion AmBev common shares and 11.4 billion AmBev preferred shares, representing an approximately 69% voting interest and 48% economic interest in AmBev as of May 2004. Assuming 100% acceptance by the minority holders of AmBev's common shares in the mandatory tender offer Interbrew will be required to conduct pursuant to Brazilian law following the consummation of the transactions, Interbrew will acquire an additional 3.6 billion AmBev common shares, increasing its stake in AmBev to an approximately 84% voting interest and 54% economic interest; and

          o Messrs. Lemann, Telles and Sicupira will acquire 141,712,000 Interbrew shares, representing approximately a 24.7% voting and economic interest in Interbrew; Messrs. Lemann, Telles and Sicupira, together with Interbrew's existing controlling shareholder group, will jointly and equally, indirectly through Stichting Interbrew, exercise control over approximately 321,712,000 Interbrew shares, representing approximately a 56% voting interest and economic interest in Interbrew.

     In accordance with Brazilian corporate law, AmBev has called an extraordinary shareholders' meeting, scheduled to take place on August 27, 2004, to approve its acquisition of Labatt. On the same day, Interbrew's shareholders will be meeting to approve the transactions. Accordingly, AmBev expects that the closing of the Interbrew-AmBev Transactions will occur on or about August 27, 2004 following receipt of the requisite shareholder approvals.

     AmBev believes these transactions will allow AmBev to develop a presence in the Canadian beer market, provide an opportunity for Interbrew to sell AmBev's brands under license in the countries where Interbrew operates, and offer the potential for AmBev to benefit from Interbrew's brand portfolio through imports of Interbrew brands in countries where AmBev operates. For further information on the Interbrew-AmBev Transactions, including historical financial statements of Labatt Canada and pro forma financial information of of AmBev giving effect to the acquisition of Labatt Canada, please see our 2003 Form 20-F and our Form 6-K/A that we submitted to the SEC on August 5, 2004.


PREFERRED SHARE BUY-BACK PROGRAM

     On July 6, 2004, AmBev announced that its Board of Directors launched a new R$500 million buy-back program of its outstanding preferred shares. The program is valid for a period of 365 days from the date of its announcement in accordance with CVM's rules. During this period, AmBev may repurchase up to 997,114,332 preferred shares, representing 4.88% of the free float. In addition, pursuant to CVM's rule 390/03, AmBev is entitled to issue put and call options. The volume of the put and call options issued multiplied by their respective strike prices may not exceed the R$500 million limit established for the plan. Also, the amount of shares to be kept in treasury may not surpass the equivalent of 10% of the float of each share class.

     The share buy-back program approved on July 6, 2004 is the third one approved by AmBev's Board of Directors this year. Under the two previous programs, which have already been concluded, AmBev repurchased an aggregate amount of approximately 1,207 million preferred shares for an aggregate consideration of approximately R$710 million.

                                 RISK FACTORS

     Before making an investment decision, you should consider all of the information set forth in this prospectus, including the risk factors described below and the risk factors in our 2003 Form 20-F. In particular, you should consider the special features applicable to an investment in Brazil and applicable to an investment in AmBev, including those set forth below. In general, investing in the securities of issuers in emerging market countries, such as Brazil, involves a higher degree of risk than investing in the securities of issuers in the United States.

     For purposes of this section, when we state that a risk, uncertainty or problem may, could or would have an "adverse effect" on us, we mean that the risk, uncertainty or problem may, could or would have an adverse effect on our business, financial condition, liquidity, results of our operations or prospects, except as otherwise indicated or as the context may otherwise require. You should view similar expressions in this section as having a similar meaning.


       RISKS RELATING TO BRAZIL AND OTHER COUNTRIES IN WHICH WE OPERATE

     ECONOMIC UNCERTAINTY AND VOLATILITY IN BRAZIL MAY ADVERSELY AFFECT OUR BUSINESS

     Our most significant market is Brazil, which has periodically experienced extremely high rates of inflation. Inflation, along with governmental measures to combat inflation and public speculation about possible future measures, has had significant negative effects on the Brazilian economy. The annual rate of inflation, as measured by the National Consumer Price Index (Indice Nacional de Precos ao Consumidor), has decreased from 2,489.1% in 1993 to 9.4% in 2001. The same index increased to 14.7% in 2002, and decreased to 10.4% in 2003.

     Brazil may experience high levels of inflation in the future. There can be no assurance that recent lower levels of inflation will continue. Future governmental actions, including actions to adjust the value of the real, may trigger increases in inflation. We cannot assure you that inflation will not affect our business in the future. In addition, the Brazilian government's actions to maintain economic stability, as well as public speculation about possible future actions, may contribute significantly to economic uncertainty in Brazil and to heighten volatility in the Brazilian securities markets and securities issued abroad by Brazilian issuers.

     The Brazilian currency has devalued periodically during the last four decades. Throughout this period, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluations and periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. There have been significant fluctuations in the exchange rates between Brazilian currency and the U.S. dollar and other currencies. For example, the U.S. dollar / real exchange rate depreciated from R$1.9554 per US$1.00 at December 31, 2000 to R$2.3204 at December 31, 2001 and to R$3.5333 at December 31, 2002. The fear of exchange controls accelerated the pace of capital flight. The exchange rate reached R$3.9552 per US$1.00 in October 2002. However, the stability established by the economic policy initiated by the new government has restored some confidence in the market. This resulted in an appreciation of the real in 2003 of 22.3%, resulting in an exchange rate of R$2.8892 per US$1.00 as of December 31, 2003. We cannot assure you, however, that devaluations will not impact our business in the future.

     Devaluation of the real relative to the U.S. dollar would create additional inflationary pressures in Brazil by generally increasing the price of imported products and requiring recessionary governmental policies to curb aggregate demand. On the other hand, appreciation of the real against the U.S. dollar may lead to a deterioration of the current account and the balance of payments, as well as dampen export-driven growth. The potential impact of the floating exchange rate and measures of the Brazilian government aimed at stabilizing the real is uncertain. In addition, a substantial increase in inflation may weaken investor confidence in Brazil, impacting our ability to finance our operations through the international capital markets.

     CONTINUED DECLINES IN THE VALUE OF THE REAL AGAINST THE VALUE OF THE U.S. DOLLAR HAVE AND MAY CONTINUE TO ADVERSELY AFFECT OUR FINANCIAL PERFORMANCE

     Most of our sales are in Reais; however, a significant portion of our debt is denominated in or indexed to U.S. dollars. In addition, a significant portion of our operating expenses, in particular those related to packaging such as aluminum and iron cans and PET bottles, as well as hops and malt are also denominated in or linked to U.S. dollars. Therefore, the devaluation of the real increases our financial expenses and operating costs and could affect our ability to meet our foreign currency obligations. Our current policy is to hedge substantially all of our dollar-denominated debt against adverse changes in foreign exchange rates; however, we cannot assure you that such hedging will be possible at all times in the future.

     INCREASES IN TAXES LEVIED ON BEVERAGE PRODUCTS IN BRAZIL AND HIGH LEVELS OF TAX EVASION MAY ADVERSELY AFFECT OUR RESULTS AND PROFITABILITY

     Increases in Brazil's already high levels of taxation could adversely affect our profitability. Increases in taxes on beverage products usually result in higher beverage prices for consumers. Higher beverage prices generally result in lower levels of consumption and, therefore, lower net sales. Lower net sales result in lower margins because some of our costs are fixed and thus do not vary significantly based on the level of production. We cannot assure you that the government will not increase current tax levels, at both state and/or federal levels, and that this will not impact our business.

     In addition, the Brazilian beverage industry experiences high levels of tax evasion, which is primarily due to the high level of taxes on beverage products in Brazil. An increase in taxes may lead to an increase in tax evasion, which could result in unfair pricing practices in the industry. We have proposed to the federal government regulation requiring the mandatory installation of flow meters in all Brazilian beer and soft drinks factories in order to help the federal and state governments fight tax evasion in the beverage industry. The federal government issued this regulation in 2004 with respect to the beer industry only and is expected to enact similar regulations with respect to the carbonated soft-drinks industry by the end of 2004. We cannot assure you that such regulation will be enacted and have the impact we expect. Moreover, if such regulation is not enacted we cannot assure you that our business and results of operations will not be further impacted.

     QUINSA IS SUBJECT TO SUBSTANTIAL RISKS RELATING TO ITS BUSINESS AND OPERATIONS IN ARGENTINA AND OTHER COUNTRIES IN WHICH IT OPERATES

     On January 31, 2003, we acquired a significant interest in Quinsa. Quinsa is a brewing company with a substantial portion of its operations in Argentina. As a result, Quinsa's financial conditions and results of operations may be adversely affected by Argentine political instability, fluctuations in the Argentine economy and governmental actions concerning economy, including:

     o    the imposition of exchange controls;

     o    the devaluation of the Argentine Peso; and

     o other measures enacted by the Argentine government to address Argentina's economic crisis.

     If one or more of the events described above were to occur, we may not be able to realize the benefits we expect from the acquisition of our interest in Quinsa, which could adversely impact our business.

     U.S. INVESTORS MAY NOT BE ABLE TO EFFECT SERVICE OF PROCESS UPON, OR TO ENFORCE JUDGMENTS AGAINST US

     We are organized under the laws of the Federative Republic of Brazil. All our directors and executive officers and the experts named in this prospectus are residents of countries other than the United States. All or a substantial portion of the assets of such non-resident persons and of AmBev are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or AmBev, or to enforce against them in U.S. courts judgments obtained in such courts based upon civil liability provisions of the federal securities laws of the United States or otherwise.

     THE BRAZILIAN GOVERNMENT HAS EXERCISED, AND CONTINUES TO EXERCISE, SIGNIFICANT INFLUENCE OVER THE BRAZILIAN ECONOMY; BRAZILIAN ECONOMIC AND POLITICAL CONDITIONS HAVE A DIRECT IMPACT ON OUR BUSINESS

     The Brazilian economy has been characterized by significant involvement on the part of the Brazilian government, which often changes monetary, credit and other policies to influence Brazil's economy. The Brazilian government's actions to control inflation and affect other policies have often involved wage and price controls, the Central Bank's base interest rates, as well as other measures, such as the freezing of bank accounts, which occurred in 1990.

     Actions taken by the Brazilian government concerning the economy may have important effects on Brazilian corporations and other entities, including AmBev, and on market conditions and prices of Brazilian securities. Our financial condition and results of operations may be adversely affected by the following factors and the Brazilian government's response to the following factors:

     o    devaluations and other exchange rate movements;

     o    inflation;

     o    exchange control policies;

     o    social instability;

     o    price instability;

     o    energy shortages;

     o    interest rates;

     o    liquidity of domestic capital and lending markets;

     o    tax policy; and

     o other political, diplomatic, social and economic developments in or affecting Brazil.

     PENDING TAX REFORM IN BRAZIL MAY INCREASE OUR TAX BURDEN

     On April 30, 2003, President Lula submitted to Congress a bill proposing a constitutional amendment aimed at a broad tax reform. The bill was mainly designed to simplify the complex Brazilian fiscal system and reduce tax evasion and the public deficit. The bill proposes to eliminate the cascading nature of federal taxes and broaden the discussion for the tax reform.

     The most important changes in the tax reform proposal were to unify the legislation on the ICMS, IPI and ISS, and to establish five standard tax rates. In addition, the CPMF, a provisional levy on bank account transactions, would be replaced by a permanent federal tax on financial transfers. The House of Representatives voted in favor of the main items of the proposed reform in August 2003.

     The discussion of the unification of the value-added state-level ICMS tax was postponed and, according to the government, it is expected to take place in 2004.

     The effects of these changes and many other changes that could result from the enactment of tax reform's future phases cannot be quantified. These changes may reduce our results of operations, increase our costs or limit our profitability, and we may have a higher tax burden if the tax reform bill is approved and implemented.

     THE PROPOSED CHANGES IN BRAZILIAN LABOR LAW MAY AFFECT LABOR RELATIONS

     Under the new Brazilian federal government which took office in January 2003, new efforts to implement a revision of the Brazilian Labor Law (Consolidacao das Leis do Trabalho, or CLT) were initiated. According to the system currently in force, labor relations are strongly regulated. Although still protecting fundamental labor rights, the committee in charge of the preparation of a new bill (the "Labor Committee") has proposed to include more flexibility in the rules regulating labor relations in Brazil, allowing for employers and employees to negotiate certain aspects of the employment relations. A revision of union relations in Brazil may also be discussed. It is not clear whether the proposed changes, if approved by the Congress, would be well accepted by employees of Brazilian companies, including AmBev, and their respective unions. These changes, if implemented, may adversely impact our business in the future. At the end of last year, Congress approved the proposal to amend the Brazilian Federal Constitution (Proposta de Emenda Constitucional, or PEC) on the Social Security System reform. However, the PEC affects public employees only (not AmBev employees) and addresses the public employees ceiling for retirement benefits, and the retired public employees contribution to the Social Security System.

     NEW PROPOSED REGULATION ON ALCOHOLIC BEVERAGES MAY ADVERSELY IMPACT OUR
SALES

     There are approximately 90 bills under review by Congress with proposed regulation on the consumption, sales and marketing of alcoholic beverages, including beer. Such proposed legislation, if enacted, may impose restrictions, among other things, on the advertisement of alcoholic beverage products on television during specified times of the day as well as on the hours of operation of certain points of sale. It is uncertain whether such proposed legislation will be approved by Congress. Similar bills have been submitted to a number of state and city councils in states in which we operate. In the event Congress or any such state or city councils approve the proposed legislation, certain restrictions may apply to our business throughout Brazil, or in certain states or cities within Brazil, as the case may be. The anti-alcohol regulations, if approved, may adversely impact our sales. For further information, please refer to our 2003 Form 20-F--"Information on the Company - AmBev Business Overview - Regulation - General."

                        RISKS RELATING TO CBB AND AMBEV

     WE ARE SUBJECT TO BRAZILIAN AND OTHER ANTITRUST REGULATIONS

     We have a substantial beer market share in Brazil and thus are subject to regulation under Brazilian antitrust rules. In addition, in connection with the combination of Brahma and Antarctica, we entered into a performance agreement with the Brazilian antitrust authorities, pursuant to which we are subject to certain continuing restrictions over our distribution network. Also, the proposed Interbrew-AmBev Transactions are undergoing review by the Brazilian antitrust authorities. For further information on this matter, please see our Form 2003 20-F--"Financial Information--Consolidated Financial Statements and Other Financial Information--Legal Proceedings--Antitrust matters". We cannot assure you that such transactions will be approved by the Brazilian antitrust authorities or that the Brazilian antitrust authorities will not impose restrictions or conditions in connection with their approval if granted. We are also party to several antitrust legal proceedings. For further information on this matter, please see our 2003 Form 20-F--"Financial Information--Consolidated Financial Statements and Other Financial Information--Legal Proceedings--Antitrust matters". We cannot assure you that Brazilian antitrust regulation will not affect our business in the future.

     AmBev's participation in the Argentine beer market increased substantially after the acquisition of our interest in Quinsa. Quinsa is subject to regulation under Argentinean antitrust rules. In addition, AmBev and Quinsa must comply with the conditions established by the Comision Nacional de Defensa de la Competencia ("CNDC"), in connection with the acquisition of our interest in Quinsa. For further information on this matter see our 2003 Form 20-F--"Information on the Company - AmBev Business Overview
- Interest in Quinsa". We cannot assure you that Argentinean antitrust regulation will not affect Quinsa's business in the future, and therefore, impact the benefits that AmBev anticipates will be generated from this investment.

     HOLDING COMPANY STRUCTURE

     AmBev is a holding company. The guaranty is an obligation of AmBev, which derives substantially all of AmBev's operating income from its subsidiaries. Accordingly, in paying any amount under the guaranty, AmBev will rely on income from dividends and other cash flows from its subsidiaries, as well as dispositions of one or more subsidiaries or other assets or interests therein. None of AmBev's subsidiaries have any obligation, contingent or otherwise, to pay amounts due pursuant to the guaranty or to make funds available, whether in the form of loans, dividends or otherwise. In general, Brazilian corporations may pay dividends only out of net income, retained earnings and revenues reserves, if approved by shareholders, after establishing mandatory legal reserves. Brazilian Corporate Law requires corporations to allocate 5% of their net income in each year to a legal reserve until the amount reserved is equal to 20% of paid-in-capital. Additionally, our bylaws mandate that we allocate 35.0% of our net income for dividend distribution. The ability of AmBev's subsidiaries to pay such dividends or make such distributions will be subject to, among other things, applicable laws and, under certain circumstances, restrictions contained in agreements or debt instruments entered into by AmBev and any of its subsidiaries. In addition, claims of creditors of AmBev's subsidiaries, including trade creditors, will generally have priority as to the assets and cash flow of such subsidiaries over AmBev's claims and the holders of CBB's new notes and the guaranty.

               RISKS RELATING TO THE NEW NOTES AND THE GUARANTY

     THE RELATIVE VOLATILITY AND ILLIQUIDITY OF THE BRAZILIAN SECURITIES MARKETS MAY SUBSTANTIALLY LIMIT YOUR ABILITY TO SELL THE NEW NOTES AT THE PRICE AND TIME YOU DESIRE

     Investing in securities in emerging markets, such as Brazil, involves greater risk than investing in securities of issuers from more developed countries and such investments are generally considered speculative in nature.

     Brazilian investments, such as investments in our securities, are subject to economic and political risks, involving, among others:

     o changes in the regulatory, tax, economic and political environment that may affect the ability of investors to receive payment, in whole or in part, in respect of their investments; and

     o restrictions on foreign investment and on repatriation of capital invested.

     The Brazilian securities markets are substantially smaller, less liquid, more concentrated and more volatile than major U.S. and European securities markets, and are not as highly regulated or supervised as these markets. The relatively small market capitalization and illiquidity of the Brazilian securities markets may substantially limit your ability to sell the new notes at the price and time you desire.

     DETERIORATION IN ECONOMIC AND MARKET CONDITIONS IN OTHER EMERGING MARKET COUNTRIES MAY ADVERSELY AFFECT THE MARKET PRICE OF AMBEV'S SECURITIES

     Economic and market conditions in other emerging market countries, especially those in Latin America, influence the market for securities issued by Brazilian companies and investors' perception of economic conditions in Brazil. Since the fourth quarter of 1997, the international financial markets experienced significant volatility, and a large number of market indices, including those in Brazil, declined significantly. For example, the Asian economic crisis and the 1998 Russian debt moratorium and devaluation of the Russian currency triggered securities market volatility in Brazil and other emerging market countries' securities markets. More recently, Argentina has experienced a financial crisis resulting from its difficulties in servicing its large outstanding public debt. Venezuela, Uruguay and Paraguay have also experienced a significant economic downturn. The market value of new notes may therefore be adversely affected by events occurring outside of Brazil, especially in other emerging market countries.

     POSSIBLE EXTENSION OF THE EXPECTED MATURITY OF THE NEW NOTES

     Under the terms of the notes and the indenture, if, on the expected maturity date for the new notes, the insurance policy is in effect or certain funds are on deposit in the reserve account and certain specified events have occurred and are continuing relating to the imposition of currency exchange controls in Brazil, the date for the repayment of the new notes will automatically be extended until the earlier to occur of (i) 24 calendar months from the expected maturity date; (ii) the latest date for which funds are available in the reserve account or under the letter of credit and under the insurance policy to pay interest on the new notes; or (iii) the 30th day after any such currency exchange control event has ended. Accordingly, you should not rely, in making your investment decision, on receiving repayment in full of the new notes on the initial expected maturity date.

     Any such extension of the expected maturity date could, depending on changes in the financial conditions of CBB, ultimately affect the ability of the noteholders to receive all amounts due to them under such new notes and the indenture.

     POSSIBLE LIMITATIONS OF AMBEV'S OBLIGATIONS UNDER THE GUARANTY

     AmBev will enter into a guaranty in support of the issuer's obligation under the new notes and the indenture. Our obligation to guarantee the payment of amounts of principal, interest or other amounts due under the new notes and the indenture applies, subject to some limitations, irrespective of whether any such amounts are due at maturity of the new notes or otherwise.

     AmBev has the right under certain limited circumstances to defer making payments required under the guaranty for a period of up to 24 months. In such event, noteholders will be required to wait until the end of such deferral or suspension period to receive payment on the new notes. We cannot assure you that AmBev will not experience financial difficulties during such period or whether at the end of such period that it will be able to make any or all required payments under the guaranty.

     JUDGMENTS OF BRAZILIAN COURTS ENFORCING OUR OBLIGATIONS UNDER THE NEW NOTES, THE INDENTURE OR THE GUARANTY WOULD BE PAYABLE ONLY IN REAIS

     If proceedings were brought in Brazil seeking to enforce our obligations under the new notes, the indenture, or the guaranty, we would not be required to discharge our obligations in a currency other than Reais. Under the Brazilian exchange control regulations, an obligation to pay amounts denominated in a currency other than Brazilian currency, which is payable in Brazil, may only be satisfied in Brazilian currency. Based on judicial precedent, we believe the rate of exchange, as determined by the Central Bank, in effect on the date of payment would be used to determine the amount of Brazilian currency.

     A FINDING THAT THE GUARANTY EXECUTED BY AMBEV WAS A FRAUDULENT CONVEYANCE COULD RESULT IN NOTEHOLDERS LOSING THEIR LEGAL CLAIM AGAINST AMBEV

     The issuer's obligation to make payments on the new notes is supported by AmBev's obligation under the guaranty to guarantee payments by CBB on the new notes. AmBev has been advised that the guaranty is valid and enforceable in accordance with the laws of the State of New York and that the guaranty has been duly authorized under the laws of Brazil and is valid, binding and enforceable against AmBev in accordance with its terms. In the event that U.S. federal or state fraudulent conveyance or similar laws are applied to the guaranty, and the guarantor, at the time it entered into the guaranty:

     o was or is insolvent or rendered insolvent by reason of its entry into the guaranty;

     o was or is engaged in business or transactions for which the assets remaining with AmBev constituted unreasonably small capital; or

     o intended or intends to incur, or believed or believes that it would incur, debts beyond its ability to pay such debts as they mature; and

     o received or receives less than reasonably equivalent value or fair consideration therefore,

then the obligations of AmBev under the guaranty could be avoided, or claims in respect of the guaranty could be subordinated to the claims of other creditors. Among other things, a legal challenge to the guaranty on fraudulent conveyance grounds may focus on the benefits, if any, realized by AmBev as a result of CBB's issuance of these new notes. To the extent that the guaranty is held to be a fraudulent conveyance or unenforceable for any other reason, the holders of the new notes would not have a claim against AmBev under the guaranty and will solely have a claim against CBB. We cannot assure you that, after providing for all prior claims, there will be sufficient assets to satisfy the claims of the noteholders relating to any avoided portion of the guaranty.

     THERE MAY NOT BE A LIQUID TRADING MARKET FOR THE NEW NOTES, WHICH COULD LIMIT YOUR ABILITY TO SELL YOUR NEW NOTES IN THE FUTURE

     The new notes are being offered to the holders of the original notes. The new notes will constitute a new issue of securities for which, prior to the exchange offer, there has been no public market, and the new notes may not be widely distributed. Accordingly, an active trading market for the new notes may not develop. If a market for any of the new notes does develop, the price of such new notes may fluctuate and liquidity may be limited. If a market for any of the new notes does not develop, purchasers may be unable to resell such new notes for an extended period of time, if at all.

     FAILURE TO TENDER ORIGINAL NOTES IN THE EXCHANGE OFFER MAY AFFECT THEIR MARKETABILITY

     If original notes are tendered for exchange and accepted in the exchange offer, the trading market, if any, for the untendered and tendered but unaccepted original notes will be adversely affected. Your failure to participate in the exchange offer will substantially limit, and may effectively eliminate, opportunities to sell your original notes in the future. We issued the original notes in a private placement exempt from the registration requirements of the Securities Act.

     Accordingly, you may not offer, sell or otherwise transfer your original notes except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from the securities laws, or in a transaction not subject to the securities laws. If you do not exchange your original notes for new notes in the exchange offer, or if you do not properly tender your original notes in the exchange offer, your original notes will continue to be subject to these transfer restrictions after the completion of the exchange offer. In addition, after the completion of the exchange offer, you will no longer be able to obligate us to register the existing notes under the Securities Act.

     CONTROLS AND RESTRICTIONS ON FOREIGN CURRENCY REMITTANCE COULD IMPEDE OUR ABILITY TO MAKE PAYMENTS UNDER THE NEW NOTES AND THE GUARANTY

     Brazilian law provides that whenever there is a serious imbalance in Brazil's balance of payments or reasons to foresee a serious imbalance, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investments in Brazil. For example, for approximately six months in 1989 and early 1990 the Brazilian government froze all dividend and capital repatriations that were owed to foreign equity investors and held by the Central Bank in order to conserve Brazil's foreign currency reserves. These amounts were subsequently released in accordance with Brazilian government directives. Similar measures could be taken by the Brazilian government in the future.

     As a result, the Brazilian government may in the future (i) restrict companies such as CBB and AmBev from paying amounts denominated in foreign currencies (such as the new notes and the guaranty) or (ii) require that any such payments be made in Reais. The likelihood that the Brazilian government would impose such restrictions may be affected by the extent of Brazil's foreign currency reserves, the availability of foreign currency in the foreign exchange markets on the date a payment is due, the size of Brazil's debt service burden relative to the economy as a whole, Brazil's policy toward the International Monetary Fund, and other factors. We cannot assure you that the Central Bank will not modify its policies or that the Brazilian government will not institute restrictions or delays on payments of external debt.

     The Brazilian government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into U.S. dollars or other currencies, other than in connection with certain authorized transactions including, among others, timely payments by CBB on the new notes and payments by AmBev under the guaranty. We cannot assure you that mechanisms for the transfer of Reais and conversion into U.S. dollars will continue to be available at the time we are required to perform our obligations under the new notes and the guaranty or that a more restrictive control policy, which could affect our ability to make payments under the new notes and the guaranty in U.S. dollars, will not be instituted in the future. If such financial mechanisms are not available, we will have to rely on a special authorization from the Central Bank to make payments under the new notes and the guaranty in U.S. dollars. We cannot assure you that any such Central Bank approval would be obtained or that such approval would be obtained on a timely basis.

     In the event that no such additional authorizations are obtained or obtainable from the Central Bank for the payment by CBB or AmBev of amounts owed under the indenture, the new notes or the guaranty, as the case may be, CBB or AmBev may be able to lawfully pay the amounts due under the new notes or the guaranty through an international transfer of Reais. Through the international transfer of Reais mechanism, payments made in Reais by CBB or AmBev will be deposited in non-resident accounts held by foreign financial institutions, which would then purchase U.S. dollars through the floating market, as defined in "--Exchange Rate Information" and "--Exchange Controls", and remit U.S. dollars to the relevant agent for payment of the new notes. No assurance can be given that the international transfer of Reais or the floating market will remain legally or commercially available to Brazilian residents.

     As of February 1, 1999, the floating market and commercial market were unified and Brazilian banks adopted the same rates, leading to a convergence in the pricing and liquidity of both markets. Consequently, while there is still a regulatory distinction between the two markets, as of the date of this prospectus, there is no practical distinction between the commercial market and the floating market.

     BOOK-ENTRY REGISTRATION

     Because transfers and pledges of global notes can be effected only through book entries at the Depository Trust Company ("DTC"), the liquidity of any secondary market for global notes may be reduced to the extent that some investors are unwilling to hold notes in book-entry form in the name of a DTC participant. The ability to pledge global notes may be limited due to the lack of a physical certificate. Beneficial owners of global notes may, in certain cases, experience delay in the receipt of payments of principal and interest since such payments will be forwarded by the paying agent to DTC who will then forward payment to the respective DTC participants, who will thereafter forward payment directly, or indirectly through Euroclear or Clearstream, to beneficial owners of the global notes. In the event of the insolvency of DTC or of a DTC participant in whose name global notes are recorded, the ability of beneficial owners to obtain timely payment and (if the limits of applicable insurance coverage by the Securities Investor Protection Corporation are exceeded, or if such coverage is otherwise unavailable) ultimate payment of principal and interest on global notes may be impaired.

     SUBORDINATION TO CERTAIN STATUTORY LIABILITIES

     Under Brazilian law, our obligations under the guaranty, the new notes and the indenture are subordinated to certain statutory preferences. In the event of our bankruptcy, such statutory preferences, such as claims for salaries, wages, social security and other taxes, court fees and expenses, will have preference over any other claims, including claims by any investor in respect of the guaranty.

     POSSIBLE VOLUNTARY CANCELLATION OF THE INSURANCE POLICY AND THE LETTER OF CREDIT AND REFUNDING OF AMOUNTS ON DEPOSIT IN THE RESERVE ACCOUNT

     Subject to certain conditions precedent relating to the rating of the new notes, CBB may request the trustee to cancel the insurance policy, refund all amounts on deposit in the reserve account and allow the letter of credit to be cancelled after the third anniversary of the closing date in respect of the original notes. Any such cancellation and withdrawal may significantly affect the ability of noteholders to receive payments under their notes during a currency exchange control event occurring after any such cancellation, withdrawal and refund.

     CROSS-DEFAULT CLAUSES

     As a consequence of a change in control, BNDES may accelerate their outstanding loans to AmBev. If they do, noteholders would have the right to request acceleration of the new notes. To date there has not been a change of control, and BNDES does not yet have the right to accelerate the indebtedness. We have requested a waiver of this provision from BNDES in connection with the Interbrew-AmBev Transactions.

                    RISKS RELATING TO THE INSURANCE POLICY

     LIMITED FINANCIAL INFORMATION CONCERNING THE INSURER

     The rating of the new notes is in part based on the availability of the insurance policy to cover certain risks related to inconvertibility or non-transferability of amounts which may be paid by the issuer and the guarantor under the indenture, the new notes and the guaranty in the event that the Brazilian government imposes limitations on the conversion of Reais to U.S. dollars. No financial information concerning the insurer is included in this prospectus and statutory financial statements are available from the Delaware insurance authorities. The insurer's financial obligations are subject to pooling arrangements with its parent and certain of its affiliates, which arrangements depend on the financial condition of these entities. No financial information concerning these entities is included herein. Any decline in the financial condition of the insurer or any of these companies may impair the ability of the insurer to pay claims under the insurance policy and could result in a downgrade of the rating of the new notes.

     LIMITATION ON AMOUNT OF COVERAGE UNDER THE INSURANCE POLICY

     The insurance policy has a policy payment limit in U.S. dollars which corresponds to the amount of scheduled interest due on the new notes for eighteen months. Combined with the amounts on deposit in a reserve account or available under the letter of credit, the amounts available to the trustee from the insurance policy should be sufficient to cover the payment of interest due on the new notes for up to four interest payment periods. If for any reason any currency exchange control event were to continue for a period longer than twenty-four months (four consecutive interest payment periods) during which time CBB or AmBev would otherwise be required to make payments to the trustee on behalf of the noteholders under the new notes or the guaranty, a default may occur on the new notes. In such cases, noteholders may, in certain circumstances be required to accept Reais in satisfaction of the CBB's and AmBev's obligation to make payments to the trustee under the new notes and the guaranty regardless of whether such Reais are then convertible into U.S. dollars or any other currency. See "- Risks Relating to the New Notes and the Guaranty - Judgments of Brazilian courts enforcing our obligations under the new notes, the indenture or the guaranty would be payable only in Reais".

     CONDITIONAL NATURE OF THE INSURER'S OBLIGATION TO PAY UNDER THE INSURANCE POLICY

     The insurer's obligation to make payments under the insurance policy is subject to certain conditions, limitations and exclusions including, but not limited to:

     o the requirement that CBB or AmBev generally either attempt and fail to convert Reais to U.S. dollars or attempt and fail to transfer U.S. dollars from Brazil to the trustee in New York;

     o certain events causing the failure of CBB to pay under the indenture or AmBev to pay under the guaranty, as the case may be, continuing for the entire 180 calendar-day waiting period under the insurance policy;

     o the filing by the trustee, as the insured party under the insurance policy, of a claim with the insurer; and

     o the provision of certain information by the trustee, CBB and AmBev to the insurer within the time periods proscribed by the insurance policy in connection with the filing of the claim with the insurer.

     The failure to satisfy any such condition, if not waived by the insurer, may result in the insurer not being obligated to make any payment on the insurance policy.

     In addition, the insurer may in certain circumstances cancel the insurance policy, exclude the payment of a claim thereunder and adjust the amount of a claim under the insurance policy.

     LIMITATION ON TIMING OF PAYMENTS UNDER THE INSURANCE POLICY

     The insurance policy requires that the insurer make payments in respect of a claim thereunder 180 days after the original payment schedule for principal of, and interest on, the new notes. Accordingly, in the event of an acceleration of the new notes prior to the maturity thereof during certain events, the insurer will not be obligated to make such payments in the event of any such acceleration.

          RISKS RELATED TO THE PROPOSED INTERBREW-AMBEV TRANSACTIONS

     THERE MAY BE UNFORESEEN COSTS AND DIFFICULTIES ASSOCIATED WITH THE INTEGRATION OF LABATT

     The proposed Incorporacao transaction will involve the integration of two companies, AmBev and Labatt, that have previously operated within different organizational structures, markets and geographic regions. While we have identified certain potential synergies and cost savings that we believe may be realizable following the completion of the transaction, there can be no assurance that such potential synergies and cost savings will be realized in the near future, if at all. Labatt operates in a market and geographic region that has different characteristics from the markets and regions in which we have historically operated, and as a result, we may encounter unexpected challenges and problems in the management and operation of the Labatt business. Accordingly, there can be no assurance that substantial expenses and delays will not be incurred in the course of the integration. The process of coordinating and integrating the acquisition could interrupt or interfere with the ordinary operations of the businesses. Any major difficulties encountered in the integration of the businesses could have a material adverse effect on our business, financial condition and results of operation.

     THE CONSUMMATION OF THE PROPOSED TRANSACTION IS SUBJECT TO THE SATISFACTION OF VARIOUS CONDITIONS AND ANY FAILURE OR DELAY IN THE SATISFACTION OF THOSE CONDITIONS COULD DELAY AND POSSIBLY PREVENT THE CONSUMMATION OF THE TRANSACTION

     The consummation of the proposed Interbrew-AmBev Transactions is subject to the satisfaction of various conditions. Any failure or delay in the satisfaction of those conditions will delay and possibly prevent the consummation of the transaction.

                          FORWARD-LOOKING STATEMENTS

     We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management, and on information currently available to us. Forward-looking statements include statements regarding the intent, belief or current expectations of AmBev or CBB or their respective directors or executive officers with respect to, but not limited to:

     o    the declaration or payment of dividends;

     o    the direction of future operations;

     o the implementation of principal operating strategies, including existing, potential acquisition or joint venture transactions or other investment opportunities, including, without limitation, the proposed acquisition of Labatt;

     o the implementation of AmBev's financing strategy and capital expenditure plans;

     o    the utilization of AmBev's subsidiaries' income tax losses;

     o the factors or trends affecting AmBev's financial condition, liquidity or results of operations;

     o the implementation of the measures required under AmBev's performance agreement entered into with CADE; and

     o the implementation of the measures required by Argentina's Comision Nacional de Defensa de la Competencia (CNDC) under AmBev's agreements with Beverage Associates Corp. (BAC) and Quinsa.

     Forward-looking statements also include information concerning possible or assumed future results of operations of AmBev set forth under "Summary", "Risk Factors" and elsewhere in this prospectus as well as statements preceded by, followed by, or that include, the words "believes", "may", "will", "continues", "expects", "anticipates", "intends", "plans", "estimates" or similar expressions.

     Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions because they relate to future events and therefore depend on circumstances that may or may not occur in the future. The future results and shareholder values of AmBev may differ materially from those expressed in or suggested by these forward-looking statements. Many of the factors that will determine these results and values are beyond our ability to control or predict. Investors are cautioned not to put undue reliance on any forward-looking statements.

     Investors should understand that the following important factors, in addition to those discussed in this prospectus, could affect the future results of AmBev and could cause results to differ materially from those expressed in such forward-looking statements:

     o general economic conditions in the principal geographic markets of AmBev, such as the rates of economic growth, fluctuations in exchange rates or inflation;

     o governmental intervention, resulting in changes to the economic, tax or regulatory environment in Brazil or other countries in which we operate;

     o industry conditions, such as the strength of product demand, the intensity of competition, pricing pressures, the introduction of new products by AmBev, the introduction of new products by competitors, changes in technology or in the ability of AmBev to obtain products and equipment from suppliers without interruption and at reasonable prices, and the financial conditions of the customers and distributors of AmBev; and

     o operating factors, such as the continued success of sales, manufacturing and distribution activities of AmBev and the consequent achievement of efficiencies.

                             USE OF PROCEEDS

     This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the original notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer.

                            -----------------------

                      RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth AmBev's ratios of earnings to fixed charges for each year in the five-year period ended December 31, 2003 and the three months ended March 31, 2004 and 2003. The ratio of earnings to fixed charges covers continuing operations measured under Brazilian Corporate Law, and for this purpose (a) earnings consist of income (loss) before income taxes plus fixed charges and (b) fixed charges consist of interest expense on all debt (including capitalized interest), amortization of defined financing costs and a percentage of rental expense deemed to be interest.

    THREE MONTHS ENDED
         MARCH 31,                         YEAR ENDED DECEMBER 31,
         ---------                         -----------------------
     2004         2003        2003         2002      2001      2000        1999
     ----         ----        ----         ----      ----      ----        ----
                               SUCCESSOR(1)                            PREDECESSOR(1)
     3.4x         6.2x        4.2x         3.3x      3.5x      1.2x        2.8x

 (1) Brahma and Antarctica were legally merged to form AmBev on July 1, 1999 under Brazilian GAAP. However, for purposes of this offering memorandum, as AmBev was treated as the successor of Brahma for accounting purposes, financial information of AmBev, the successor, has been included as of and for the three years ended December 31, 2003. The selected financial information in all previous periods has been derived from the audited financial statements of the predecessor company, Brahma.

                                EXCHANGE RATES

     There are two principal foreign exchange markets in Brazil:

     o    the commercial rate exchange market; and

     o    the floating rate exchange market.

     On February 1, 1999, the Central Bank authorized the unification of the exchange positions of the Brazilian financial institutions in the commercial rate exchange market and floating rate exchange market, which led to a convergence in the pricing and liquidity of both markets. However, each market continues to have a specific regulation. Most trade and financial transactions are carried out on the commercial rate exchange market. The floating market rate generally applies to transactions to which the commercial market rate does not apply. Foreign currencies may only be purchased through a Brazilian financial institution authorized to operate in these markets. In both markets, rates are freely negotiated but may be strongly influenced by Central Bank intervention.

     RECENT HISTORY OF THE BRAZILIAN REAL

     From March 1995 through January 1999, the Central Bank allowed the gradual devaluation of the real against the U.S. dollar. Responding to pressure on the real, the Central Bank widened the foreign exchange rate band on January 15, 1999 and allowed the real to float freely. The real devalued to a low for that year of R$2.165 per U.S. $1.00 on March 3, 1999, but subsequently appreciated to R$1.789 per U.S. $1.00 on December 31, 1999, representing a net devaluation against the U.S. dollar of 32.4% during 1999. In 2000, the real devalued by a further 8.5% against the U.S. dollar.

     Further deterioration in the political and economic environment in 2001, in addition to the Brazilian energy crisis, resulted in the real devaluing by 15.7% against the U.S. dollar in the year. In the final quarter of 2001, however, the real actually appreciated by 15.1% from R$2.671 per U.S. $1.00 at September 30, 2001 to R$2.3204 per U.S.$1.00 at December 31, 2001.

     In 2002, as a reaction to political and economic uncertainties, the global economic downturn, the crisis in Argentina and the Brazilian presidential elections, the U.S. dollar appreciated by 34.3% against the real to R$3.5333 per U.S.$1.00 at December 31, 2002. While the real has recovered during 2003, appreciating 22.3% against the U.S. dollar during 2003, no assurance can be given that the real will not devalue further in the future. The Central Bank has only intervened occasionally to control unstable movements in the foreign exchange rate.

     Recently, in 2004, statements from the Federal Reserve of the United States regarding a potential increase in the interest rate, in combination with other factors, caused some volatility and general economic uncertainty in the Brazilian capital markets. As a consequence, the exchange rate as of May 31, 2004, was R$3.1291 per U.S.$1.00 compared with 2.8892 Reais at December 31, 2003. On June 30, 2004, the Federal Reserve of the United States announced an interest rate increase of 0.25%. The exchange rate reached a low of 2.8022 Reais per U.S. dollar and a high of 3.2051 Reais per U.S. dollar during the first five months of 2004. The Central Bank reduced the base interest rate from 16.5% to 16.25% in March 2004, followed by a further reduction in April to 16.0%. No assurance can be given that the real will not devalue further in the future.

     The following tables set forth commercial market rates for the purchase of U.S. dollars for the periods indicated.

                                   ANNUAL EXCHANGE RATES OF REAIS PER U.S.$1.00
                          ------------------------------------------------------------------
                             2003           2002          2001          2000          1999
                          ---------      ---------     ---------     ---------     ---------
Low....................    R$2.8219       R$2.2709      R$1.9357      R$1.7234      R$1.2078
High...................      3.6623         3.9552        2.8007        1.9847        2.1647
Average(1).............      3.0600         2.9983        2.3532        1.8348        1.8514
Period End.............      2.8892         3.5333        2.3204        1.9554        1.7890

----------------
Source:  Central Bank of Brazil

(1) Represents the average of the month-end exchange rates during the relevant period.

                                           2004 MONTHLY EXCHANGE RATES OF REAIS PER U.S.$1.00
                             JULY          JUNE           MAY          APRIL          MARCH        FEBRUARY
                          ---------      ---------     ---------     ---------     ---------       ---------
Low....................   R$2.9939       R$3.1030       R$2.9569      R$2.8743       R$2.8752      R$2.9042
High...................     3.0747         3.1651         3.2051        2.9522         2.9410        2.9878

----------------
Source:  Central Bank of Brazil

     Under current legislation, the Brazilian government may impose temporary restrictions on remittances of foreign capital abroad in the event of a serious imbalance or an anticipated serious imbalance of Brazil's balance of payments. For approximately six months in 1989 and early 1990, the Brazilian government froze all dividend and capital repatriations held by the Central Bank that were owed to foreign equity investors in order to conserve Brazil's foreign currency reserves. These amounts were subsequently released in accordance with Brazilian government directives. We cannot assure you that the Brazilian government will not impose similar restrictions on foreign repatriations in the future. See "Risk Factors--Factors relating to Brazil and Other Countries in Which We Operate--The Brazilian government has exercised, and continues to exercise, significant influence over the Brazilian economy; Brazilian economic and political conditions have a direct impact on our business."

                                CAPITALIZATION

     The following table sets forth, in accordance with Brazilian GAAP, our cash and cash equivalents and short-term investments, short-term debt and capitalization as of May 31, 2004. You should read this table in conjunction with our year-end financial statements and the accompanying notes, which are included in the 2003 Form 20-F, and our unaudited consolidated interim financial information for the three-month period ended March 31, 2004 (please see our Form 6-K that we submitted to the SEC on May 19, 2004, except for the information contained in section 08.01 thereof), which are incorporated herein by reference. There have been no material changes in our capitalization since May 31, 2004. The real amounts have been translated at the exchange rate of R$3.1291 per U.S.$1.00 at May 31, 2004.


                                                         AS OF MAY 31, 2004
                                                       (Reais in millions)

Cash and cash equivalents and short-term investments               2,765.5
                                                                   -------
==============================================================================

Short-term debt(1)
      Real-denominated short-term debt                                29.2
      U.S. dollar-denominated short-term debt                        674.0
      Syndicated loan Japanese Yen-denominated long-term debt      1,123.5
      UMBNDES-denominated long-term debt(2)                          303.3
      Other foreign currency denominated short-term debt             187.3
                                                                     -----
            Total short-term debt                                  2,317.3
                                                                   =======
Long-term debt:
      Real-denominated long-term debt                                285.5
      U.S. dollar-denominated long-term debt                         504.3
      Syndicated loan Japanese Yen-denominated long-term debt          0.0
      UMBNDES-denominated long-term debt(2)                          322.3
      10.50% notes due 2011                                        1,564.6
      8.75% notes due 2013                                         1,564.6
                                                                   -------
            Total long-term debt                                   4,241.3
                                                                   -------
Minority interest                                                    249.4
Shareholders' equity                                               4,405.9
                                                                   -------
Total capitalization(3)                                            8,896.6
                                                                   =======

-----------------------------
(1)  Includes current portion of long-term debt.

(2) UMBNDES is an indexation unit representing a basket of currencies, predominately the U.S. dollar.

(3)  Total of long-term debt, minority interest and shareholders' equity.

                              THE EXCHANGE OFFER

     PURPOSE AND EFFECT OF THIS EXCHANGE OFFER

     In connection with the issuance of the original notes, we entered into a registration rights agreement with CBB, the trustee and Citigroup Global Markets Inc., on behalf of itself and the other initial purchasers, in which we and CBB agreed to file a registration statement relating to an offer to exchange the original notes for new notes and to use our reasonable best efforts to cause such registration statement to remain effective until the closing of the exchange offer. The registration statement of which this prospectus forms a part was filed in compliance with this obligation. The new notes will have terms substantially identical to the original notes except that the new notes will not contain terms with respect to transfer restrictions and registration rights. The original notes were issued on September 18, 2003.

     Each holder of original notes that wishes to exchange original notes for transferable new notes in this exchange offer will be required to make the following representations:

     o any new notes will be acquired in the ordinary course of its business;

     o such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in the distribution of the new notes;

     o such holder is not our "affiliate," as defined in Rule 405 of the Securities Act; and

     o if such holder is a broker-dealer that receives new notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in any resale of such new notes.

     RESALE OF NEW NOTES

     Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that new notes issued in this exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by any new noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     o such new notes are acquired in the ordinary course of the holder's business;

     o such holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of such new notes;

     o such holder is not our "affiliate," as defined in Rule 405 under the Securities Act; and

     o if such holder is a broker-dealer that receives new notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such new notes.

     Any holder who tenders in this exchange offer with the intention of participating in any manner in a distribution of the new notes:

     o cannot rely on the position of the staff of the SEC set forth in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     This prospectus may be used for an offer to resell, for the resale or for other transfer of new notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the original notes as a result of market-making activities or other trading activities may participate in this exchange offer. Each broker-dealer that receives new notes for its own account in exchange for original notes, where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. Please see "Plan of Distribution" for more details regarding the transfer of new notes. This exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

     TERMS OF THIS EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any original notes properly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of original notes surrendered under this exchange offer. Original notes may be tendered only in integral multiples of $1,000. The date of acceptance for exchange of the original notes, and the completion of the exchange offer, will be the exchange date, which will be the first business day following the expiration date (unless extended as described in this prospectus). The new notes issued in connection with this exchange offer will be delivered on the earliest practicable date following the exchange date.

     The form and terms of the new notes will be substantially identical to the form and terms of the original notes except the new notes will be registered under the Securities Act and will not bear legends restricting their transfer. The new notes will evidence the same debt as the original notes. The new notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the original notes. Consequently, both series will be treated as a single class of debt securities under the Indenture.

     This exchange offer is not conditioned upon any minimum aggregate principal amount of original notes being tendered for exchange.

     As of the date of this prospectus, $500,000,000 aggregate principal amount of the original notes are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of original notes. There will be no fixed record date for determining registered holders of original notes entitled to participate in this exchange offer.

     We intend to conduct this exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations of the SEC. Original notes that are not tendered for exchange in this exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.

     We will be deemed to have accepted for exchange properly tendered original notes if and when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us and delivering new notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate this exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "--Certain conditions to the exchange offer."

     Holders who tender original notes in this exchange offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of original notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with this exchange offer. Please see "--Fees and expenses" for more details regarding fees and expenses incurred in this exchange offer.

     If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder as soon as practicable after the expiration date.

     EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     This exchange offer will expire at 5:00 p.m., New York City time on September 8, 2004, unless we extend it in our sole discretion, in which case the term "expiration date" shall mean the latest date and time to which this exchange offer is extended.

     In order to extend this exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify, in writing or by public announcement, the registered holders of original notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     We reserve the right, in our sole discretion:

     o    to delay accepting for exchange any original notes;

     o to extend this exchange offer or to terminate this exchange offer and to refuse to accept original notes not previously accepted if any of the conditions set forth below under "--Certain conditions to the exchange offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     o subject to the terms of the registration rights agreement, to amend the terms of this exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice or public announcement thereof to the registered holders of original notes. If we amend this exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of original notes of such amendment (including by means of a prospectus supplement), and we will extend this exchange offer for a period of five to ten business days.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of this exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

     CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of this exchange offer, we will not be required to accept for exchange, or exchange any new notes for, any original notes, and we may terminate this exchange offer as provided in this prospectus before accepting any original notes for exchange if in our reasonable judgment:

     o the new notes to be received will not be tradable by the holder without restriction under the Securities Act or the Exchange Act and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

     o this exchange offer, or the making of any exchange by a holder of original notes, would violate applicable law or any applicable interpretation of the staff of the SEC;

     o any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to this exchange offer that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us;

     o any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us;

     o any law, statute, rule or regulation is proposed, adopted or enacted that, in our judgment, might materially impair our ability to proceed with this exchange offer or materially impairs the contemplated benefits of this exchange offer to us; or

     o any governmental approval has not been obtained, which approval we, in our judgment, consider necessary or advisable for the completion of this exchange offer as contemplated by this prospectus.

     In addition, we will not be obligated to accept for exchange the original notes of any holder that has not made:

     o the representations described under "--Purpose and effect of this exchange offer", "--Procedures for tendering" and "Plan of distribution"; and

     o such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the new notes under the Securities Act.

     We expressly reserve the right, at any time or at various times, to extend the period of time during which this exchange offer is open. Consequently, we may delay acceptance of any original notes by giving oral or written notice of such extension to the registered holders of the original notes. During any such extensions, all original notes previously tendered will remain subject to this exchange offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any original notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of this exchange offer.

     We expressly reserve the right to amend or terminate this exchange offer on or prior to the scheduled expiration date of this exchange offer, and to reject for exchange any original notes not previously accepted for exchange, upon the occurrence of any of the conditions of this exchange offer specified above. We will give oral or written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the original notes as promptly as practicable. In the case of any extension, such oral or written notice or public announcement will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

     These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times except that all conditions to this exchange offer must be satisfied or waived by us prior to the expiration of this exchange offer.

     If we determine in our judgment that any of the conditions are not satisfied, we may:

     o refuse to accept any original notes and return all tendered original notes to the tendering holders;

     o extend the exchange offer and retain all original notes tendered before the expiration of this exchange offer, subject, however, to the rights of holders to withdraw these original notes (please see "--Withdrawal of Tenders"); or

     o waive unsatisfied conditions relating to this exchange offer and accept all properly tendered original notes which have not been withdrawn.

     In addition, we will not accept for exchange any original notes tendered, and will not issue new notes in exchange for any such original notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act.

   PROCEDURES FOR TENDERING

     Only a holder of original notes may tender such original notes in this exchange offer. To tender in this exchange offer, a holder must:

     o complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

     o comply with the Depository Trust Company's, which we refer to as the "DTC," Automated Tender Offer Program procedures described below.

     In addition, either:

     o the exchange agent must receive original notes along with the letter of transmittal;

     o the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such original notes into the exchange agent's account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent's message; or

     o the holder must comply with the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "--Exchange agent" prior to the expiration date.

     The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

     The method of delivery of original notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. Holders should not send the letter of transmittal or original notes to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above-mentioned transactions for them.

     Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial owners' behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its original notes, either:

     o make appropriate arrangements to register ownership of the original notes in such owner's name; or

     o obtain a properly completed bond power from the registered holder of the original notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

     Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the U.S. or another "eligible institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original note tendered pursuant thereto is tendered:

     o by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

     o    for the account of an eligible institution.

     If the letter of transmittal is signed by a person other than the registered holder of any original notes listed on the original notes, such original notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the original notes and an eligible institution must guarantee the signature on the bond power.

     If the letter of transmittal or any original notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of this exchange offer electronically. They may do so by causing DTC to transfer the original notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

     o DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering original notes that are the subject of such book-entry confirmation;

     o such participant has received and agrees to be bound by the terms of the letter of transmittal (or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery); and

     o    the agreement may be enforced against such participant.

     We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered original notes and withdrawal of tendered original notes. Our determination will be final and binding. We reserve the absolute right to reject any original notes not properly tendered or any original notes the acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. Our interpretation of the terms and conditions of this exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of original notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of original notes will not be deemed made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     In all cases, we will issue new notes for original notes that we have accepted for exchange under this exchange offer only after the exchange agent timely receives:

     o original notes or a timely book-entry confirmation of such original notes into the exchange agent's account at DTC; and

     o a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

     By signing the letter of transmittal or transmitting the agent's message, each tendering holder of original notes will represent to us that, among other things:

     o any new notes that the holder receives will be acquired in the ordinary course of its business;

     o the holder is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate in a distribution of the new notes;

     o the holder is not our "affiliate," as defined in Rule 405 of the Securities Act; and

     o if the holder is a broker-dealer that will receive new notes for its own account in exchange for original notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such new notes.

     BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the original notes at DTC for purposes of this exchange offer promptly after the date of this prospectus; and any financial institution participant in DTC's system may make book-entry delivery of original notes by causing DTC to transfer such original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of original notes who are unable to deliver confirmation of the book-entry tender of their original notes into the exchange agent's account at DTC or all other documents of transmittal to the exchange agent on or prior to the expiration date must tender their original notes according to the guaranteed delivery procedures described below.

     GUARANTEED DELIVERY PROCEDURES

     Holders wishing to tender their original notes but whose original notes are not immediately available or who cannot deliver their original notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

     o    the tender is made through an eligible institution;

     o prior to the expiration date, the exchange agent receives from such eligible institution either a properly completed and duly executed notice of guaranteed delivery (by facsimile transmission, mail or hand delivery) or a properly transmitted agent's message and notice of guaranteed delivery:

          o setting forth the name and address of the holder, the registered number(s) of such original notes and the principal amount of original notes tendered;

          o    stating that the tender is being made thereby; and

          o guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal (or facsimile thereof) together with the original notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

     o the exchange agent receives such properly completed and executed letter of transmittal (or facsimile thereof), as well as all tendered original notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their original notes according to the guaranteed delivery procedures set forth above.

     WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, holders of original notes may withdraw their tenders at any time prior to the expiration date.

     For a withdrawal to be effective:

     o the exchange agent must receive a written notice (which may be by telegram, telex, facsimile transmission or letter) of withdrawal at one of the addresses set forth below under "--Exchange Agent," or

     o holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

     Any such notice of withdrawal must:

     o specify the name of the person who tendered the original notes to be withdrawn;

     o identify the original notes to be withdrawn (including the principal amount of such original notes); and

     o where certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

          o the serial numbers of the particular certificates to be withdrawn; and

          o a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

     If original notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any original notes so withdrawn not to have been validly tendered for exchange for purposes of this exchange offer. Any original notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such original notes will be credited to an account maintained with DTC for original notes) as soon as practicable after withdrawal, rejection of tender or termination of this exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "--Procedures for Tendering" at any time on or prior to the expiration date.

     EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for this exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent addressed as follows:

                              By Mail, Hand or Courier:

                              The Bank of New York
                              Corporate Trust Department, Reorganization Unit 101 Barclay Street, Floor 7 East
                              New York, New York 10286
                              Attention: Kin Lau

                              By Facsimile Transmission: (212) 298-1915
                              Confirm by telephone: (212) 815-3750

     Delivery of the letter of transmittal to an address other than as set forth above or transmission via facsimile other than as set forth above does not constitute a valid delivery of such letter of transmittal.

     FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. However, we may make additional solicitations by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with this exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of this exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

     Our expenses in connection with this exchange offer include:

     o    SEC registration fees;

     o    fees and expenses of the exchange agent and trustee;

     o    accounting and legal fees and printing costs; and

     o    related fees and expenses.

     TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of original notes under this exchange offer. The tendering holder, however, will be required to pay any transfer taxes (whether imposed on the registered holder or any other person) if:

     o certificates representing original notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of original notes tendered;

     o tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

     o a transfer tax is imposed for any reason other than the exchange of original notes under this exchange offer.

     If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

     Holders who tender their original notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register new notes in the name of, or request that original notes not tendered or not accepted in this exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

     CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of original notes who do not exchange their original notes for new notes under this exchange offer will remain subject to the restrictions on transfer applicable to the original notes:

     as set forth in the legend printed on the original notes as a consequence of the issuance of the original notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     otherwise as set forth in the offering memorandum distributed in connection with the private offering of the original notes.

     Any original notes not tendered by their holders for exchange for new notes under this exchange offer will not retain any rights under the registration rights agreement.

     In general, you may not offer or sell the original notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. We do not intend to register resales of the original notes under the Securities Act. Based on interpretations of the SEC staff, new notes issued pursuant to this exchange offer may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the new notes in the ordinary course of the holders' business and the holders are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the new notes to be acquired in this exchange offer. Any holder who tenders in this exchange offer and is participating, intends to participate, or has any arrangement or understanding with any person to participate in a distribution of the new notes:

     o    may not rely on the applicable interpretations of the SEC; and

     o must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

     ACCOUNTING TREATMENT

     We will record the new notes in our accounting records at the same carrying value as the original notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with this exchange offer. We will record the direct incremental expenses of this exchange offer as debt issuance costs. This exchange offer is being completed as a result of a requirement in the Indenture and the registration rights agreement entered into at the time of the original issuance of the original notes and, as such, is a continuation of the debt issuance costs of the original notes issuance. Incremental costs will consist of attorney and accounting fees incurred as a result of completing this exchange offer and will be capitalized as debt issuance costs and amortized over the life of the notes.

     OTHER

     Participation in this exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

     We may in the future seek to acquire untendered original notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any original notes that are not tendered in this exchange offer or to file a registration statement to permit resales of any untendered original notes.

                           DESCRIPTION OF THE NOTES

     The original notes were, and the new notes will be, issued under an indenture dated as of September 18, 2003 (the "Indenture"), among CBB, The Bank of New York, as trustee, registrar, New York paying agent and transfer agent, and The Bank of New York as Luxembourg paying agent in Luxembourg and as Luxembourg transfer agent.

     On September 18, 2003, we issued U.S.$500,000,000 aggregate principal amount of the original notes under the Indenture. The terms of the new notes are identical in all material respects to the original notes, except the new notes will not be subject to transfer restrictions and holders of the new notes will no longer have any registration rights or be entitled to any additional interest. The Trustee will authenticate and deliver new notes only in exchange for a like principal amount of original notes. Any original notes that remain outstanding after the consummation of this exchange offer, together with the new notes, will be treated as a single class of securities under the Indenture. Accordingly all references in this section to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after this exchange offer is consummated, such percentage in aggregate principal amount of the original notes and the new notes.

     The terms of the original notes and the new notes (collectively, the "notes") include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Indenture is unlimited in aggregate principal amount, and we may issue an unlimited principal amount of additional notes having identical terms and conditions as the notes (the "Additional Notes"). We will only be permitted to issue such Additional Notes if at the time of such issuance, we are in compliance with the covenants contained in the Indenture. Any Additional Notes will be part of the same issue as the notes and will vote on all matters with the holders of the notes.

     The following summary of certain provisions of the notes and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

GENERAL

CBB will issue the notes under the Indenture.

The notes will have the following basic terms:

     o The notes will be in an aggregate principal amount of U.S.$500,000,000. The principal amount of the notes will be payable in full in a single payment upon maturity unless redeemed earlier or extended pursuant to the terms of the Indenture.

     o The notes will bear interest at a fixed note rate of 8.75% per annum from the date of issuance until all required amounts due in respect thereof have been paid. Interest on the notes will be paid semiannually on March 15 and September 15 of each year to the noteholders registered as such as of the close of business on a record date being the tenth business day preceding such payment date. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

     o CBB and AmBev have agreed to conduct a registered exchange offer for the original notes under the Securities Act on or before September 18, 2004. If this does not occur and CBB has not otherwise provided for an effective registration statement permitting the resale of the original notes on or prior to the date that is one year after the closing date in respect of the original notes, the note rate will increase to 9.25% per annum (0.5% in excess of the initial note rate) until such time as such exchange offer is consummated.

     o Payments of amounts due by CBB under the notes and the Indenture will be guaranteed by AmBev and any and all payments by AmBev will be made free and clear of and without withholding or deduction of any taxes, subject to certain limitations and conditions. See "Description of the Guaranty."

     o As security for certain of the obligations of CBB and AmBev under the notes, the Indenture and the guaranty, the trustee initially will have access to one or more irrevocable standby letters of credit or a reserve account in an aggregate amount equal to six months' interest on the notes at the note rate plus certain other limited amounts. Any letter of credit may be replaced by amounts deposited into a reserve account and the letter of credit may be allowed to lapse or amounts on deposit in the reserve account may be released to CBB under certain circumstances. See "-- The letter of credit and the reserve account."

     o In addition, as additional security, the trustee will be the beneficiary of a political risk insurance policy pursuant to which the designated insurer will be obligated, subject to certain conditions and limitations, to an amount equal to 18 months of interest on the notes at the initial note rate upon the occurrence and continuation of certain specified currency exchange control events. The insurance policy may be cancelled after the third anniversary of the closing date in respect of the original notes in the event that the credit rating of the notes meets or exceeds a specified level. See "Description of the Insurer and the Insurance Policy."

EXTENSION OF THE EXPECTED MATURITY DATE

     The notes will mature on September 15, 2013 but this expected maturity date can be extended by CBB if on or before the business day prior to the expected maturity date CBB and AmBev deliver a certificate to the trustee stating that (i) either (a) the insurance policy is in effect and the amount of funds on deposit in the reserve account or available under the letter of credit is at least equal to the Required Amount (as defined in "-- The letter of credit and the reserve account" below) or (b) the insurance policy is not in effect and the amount on deposit in the reserve account or available under the letter of credit is at least equal to the Required Amount and (ii) certain specified events have occurred that limit or restrict the ability of CBB or AmBev to convert Reais into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under specified transaction documents entered into in connection with their respective obligations under the notes and the guaranty. If the circumstances described in (i) and (ii) above have occurred and are continuing on the expected maturity date, the expected maturity date will be extended to a final maturity date, which shall be the earliest to occur of (i) September 15, 2015 (a date which is 24 calendar months after the expected maturity date); (ii) the latest date for which funds are available in the reserve account or under the letter of credit and under the insurance policy to pay interest on the notes, and (iii) 30 calendar days after the date on which such events have ended. In the case of any extension of the expected maturity date as described above, the expected maturity date shall be considered a payment date under the terms of the Indenture, and interest at the note rate shall be due on the notes on such expected maturity date and on each payment date occurring thereafter until the final maturity date. Upon the occurrence of any such extension of the expected maturity date, notice will promptly be given to the noteholders and to the Luxembourg Stock Exchange. The extension of the expected maturity date shall not have any effect on the rights of the noteholders, including any right upon the occurrence of any Event of Default under the notes and the Indenture.

RANKING

     The notes will be general senior unsecured and unsubordinated obligations of CBB and will rank pari passu amongst themselves and equal in right of payment with all other unsecured and unsubordinated obligations of CBB that are not, by their terms, expressly subordinated in right of payment to the notes.

LISTING

     CBB has applied to have the new notes listed on the Luxembourg Stock Exchange in accordance with its rules. See "General Information."

FURTHER ISSUANCES

     The Indenture by its terms does not limit the aggregate principal amount of notes that may be issued thereunder and permits the issuance, from time to time, of additional notes of the same series as is being offered hereby, provided that among other requirements (i) no Default or Event of Default under the Indenture shall have occurred and then be continuing or shall occur as a result of such additional issuance, (ii) such additional notes rank pari passu and have equivalent terms and benefits as the notes offered hereby,
(iii) to the extent that the insurance policy has not been cancelled as permitted by the terms of the Indenture (as described below under "Description of the Insurer and the Insurance Policy"), the amount of coverage provided under the insurance policy has been increased proportionately to the amount of additional notes to be issued under the Indenture, (iv) regardless of whether the insurance policy is in effect or has been cancelled pursuant to the Indenture, the amount then available under the reserve account or the letter of credit (or any related credit support as described below under "--Credit Support--The letter of credit and the reserve account"), has been increased proportionately to the amount of additional notes to be issued under the Indenture, and (v) each of Moody's, S&P and Fitch has confirmed to the trustee in writing, prior to the issuance of such additional notes, that the issuance of such additional notes will not result in a lowering or a withdrawal of the then existing rating of the notes. Any additional notes will be part of the same series as the notes that CBB is currently offering and will vote on all matters with the notes as a single class.

PAYMENTS OF PRINCIPAL AND INTEREST

     Payment of the principal of the notes, together with accrued and unpaid interest thereon at the note rate, or payment upon redemption prior to maturity, will be made only:

     o following the surrender of the notes at the office of the trustee or any other paying agent; and

     o to the person in whose name the note is registered as of the close of business, New York City time, on the due date for such payment.

     Payments of interest on a note, other than the last payment of principal and interest or payment in connection with a redemption of the notes prior to maturity, will be made on each payment date to the person in whose name the note is registered at the close of business, New York City time, on the record date, which shall be the date ten business days prior to such payment date, immediately preceding each such payment date.

     Payments of principal and interest shall be made by CBB depositing immediately available funds in U.S. dollars into an account maintained by the trustee, acting on behalf of the noteholders. Payments of the principal of and interest and other amounts on the notes will be payable by wire transfer to a U.S. dollar account maintained by the noteholder.

     The notes will initially be represented by one or more global notes, as described herein. Payments of principal and interest on the global notes will be made to DTC or its nominee, as the case may be, as registered holder thereof. It is expected that such registered holder of global notes will receive the funds for distribution to the holders of beneficial interests in the global notes. Neither CBB nor the trustee shall have any responsibility or liability for any of the records of, or payments made by, DTC or its nominee or Euroclear or Clearstream.

     If any date for a payment of principal or interest or redemption is not a business day in the city in which the relevant paying agent is located, CBB will make the payment on the next business day in the respective city. No interest on the notes will accrue as a result of this delay in payment.

     CBB has appointed the New York paying agent to receive payment of the principal amount of and interest on the notes. CBB will be required to make all payments of principal of and interest and other amounts on the notes to the principal paying agent by 1:00 p.m. (New York City time) on the business day prior to the applicable payment date and otherwise in accordance with the terms of the Indenture.

     CBB has agreed to indemnify the noteholders against any failure on the part of the principal paying agent or any paying agent to pay any sum due in respect of the notes on the applicable payment date.

     Payments in respect of the notes will be made in the coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

     All payments made by AmBev under the guaranty and by the insurer under the insurance policy shall be paid to the trustee or the New York paying agent. To the extent that funds are received in excess of those required to satisfy CBB's obligations under the notes and the Indenture then due and payable, the trustee shall be required to deposit such excess amounts in a segregated account until the next payment date when such funds shall be used by the trustee to satisfy CBB's obligations under the notes and the Indenture.

     In the case of amounts not paid by CBB under the notes (after giving effect to any applicable grace period therefor), interest will continue to accrue on such amounts (except as provided below) at a rate equal to the default rate (i.e., 1% in excess of the note rate), from and including the date when such amounts were due (after giving effect to any applicable grace period therefor), and through but excluding the date of payment by CBB or AmBev, as the case may be; provided, however, that interest on the notes shall accrue at the note rate and not the default rate during the continuance of any suspension of AmBev's obligation to make payments under the guaranty where the noteholders are otherwise receiving payments of interest at the note rate from AmBev, under the guaranty, or from the insurer, under the insurance policy, or otherwise.

     Subject to applicable law, the trustee and the paying agents will pay to CBB upon request any monies held by them for the payment of principal or interest that remains unclaimed for two years. Thereafter, noteholders entitled to these monies must seek payment from CBB.

CREDIT SUPPORT

     The notes will benefit from certain limited credit support provided by the guaranty, the letter of credit and the reserve account, and the insurance policy. See "Description of the Guaranty", "Description of the Insurer and the Insurance Policy--The letter of credit and the reserve account" and "--The Insurance Policy" below.

GUARANTY

     Pursuant to the guaranty, AmBev has unconditionally and irrevocably guaranteed the due and punctual payment, whether at the expected maturity date (as the same may be extended as permitted under the Indenture), by acceleration or otherwise, of all sums from time to time payable by CBB under the Indenture and the notes whether such sums are in respect of principal, interest or any other amounts, upon the receipt of a specified notice from the trustee that CBB has failed to make all or any portion of such required payments.

THE LETTER OF CREDIT AND THE RESERVE ACCOUNT

     Since the closing date in respect of the original notes, CBB and AmBev have either (i) provided for the issuance of one or more irrevocable standby letters of credit or (ii) made a deposit in a segregated non-interest bearing reserve account with The Bank of New York in the trustee's name and under its sole dominion and control for the benefit of the noteholders in an aggregate amount equal to U.S.$27,533,020.83 (which represents the Required Amount, as defined below, on the closing date in respect of the original notes). CBB generally shall be required to ensure that the amount available under the letter of credit together with amounts on deposit in the reserve account is equal to the sum of

     (i)   six months interest on the notes at the initial note rate;

     (ii) prior to AmBev and CBB satisfying their obligations under the registration rights agreement, an amount equal to 24 months interest on the notes at the additional 0.5% payable as described under "Description of the Registration Rights Agreement;"

     (iii) 120 days of interest on the amount of interest payable under the notes on each interest payment date at the initial note rate;

     (iv) an amount representing trustee fees due and payable by CBB to the trustee during any 24 month period, but not representing any costs or expenses potentially due in any such period; and

     (v) any additional amounts as may be provided for under the letter of credit or may be deposited by CBB in the reserve account as a result of the involuntary cancellation or termination of the insurance policy or certain other related events as contemplated herein and in clause (m) under "--Events of Default" (such amount, as it shall increase or decrease, being the "Required Amount").

     Any letter of credit shall (i) be issued by a commercial bank rated not less than "Al" by Moody's, "A+" by S&P and "A+" by Fitch (if rated by Fitch),
(ii) name the trustee as the sole beneficiary thereof, and (iii) be unconditionally drawable (subject to the delivery of certain customary certification documents) by the trustee at any time for payment directly into the reserve account in the event where both insufficient funds are available to pay certain of CBB's payment obligations under the Indenture and the notes and where a specified currency exchange control event described under "Description of the Insurer and the Insurance Policy--The Insurance Policy--Expropriation Events and Inconvertibility Events" has occurred.

     The trustee will be required to draw upon any letter of credit in the case where a specified currency exchange control event described under "Description of the Insurer and the Insurance Policy--The Insurance Policy--Expropriation Events and Inconvertibility Events" results in CBB's or AmBev's inability to satisfy its obligations to make payments under the Indenture, the notes and the guaranty, as applicable.

     So long as no Event of Default under the Indenture shall have occurred and be continuing, the amounts on deposit in the reserve account may be invested in permitted investments (as defined herein) at the direction of CBB. If (i) an Event of Default shall have occurred and be continuing or (ii) the trustee shall not have received any direction as to the permitted investments to be purchased, all amounts on deposit in the reserve account will be invested by the trustee in investments of the type described in clause (vi) of the definition of permitted investments. So long as no Event of Default shall have occurred and be continuing, interest earned on the permitted investments deposited in the reserve account shall be paid monthly to an account specified by CBB. Upon the occurrence and during the continuance of an Event of Default, all interest earned on the permitted investments deposited in the reserve account shall be retained in the reserve account and shall be available to the trustee to make any payment of principal, interests and other amounts due under the notes and the Indenture. For purposes hereof, "permitted investments" shall consist of

     (i) direct obligations of the United States of America, or of any agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America which are not callable or redeemable at the option of CBB thereof at a price less than what was paid;

     (ii) demand and time deposit certificates of deposit of, banker's acceptances issued by, or federal funds sold by, any depository institution or trust company incorporated under the laws of the United States of America, or any state thereof and subject to supervision and examination by U.S. federal and/or state authorities so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company have a short-term credit rating of at least "P-1" by Moody's, "A-1" by S&P and "F-1" by Fitch (if rated by Fitch);

     (iii) repurchase obligations with respect to (A) any security described in clause (i) above or (B) any other security issued and/or guaranteed by an agency or instrumentality of the United States of America, in either case entered into with a depository institution or trust company (acting as principal) described in clause (ii) above;

     (iv) commercial paper which has at the time of such investment a rating of at least "P-1" by Moody's, a rating of at least "A-1" by S&P and a rating of at least "F-1" by Fitch (if rated by Fitch); provided, however, that permitted investments shall not include any debt obligations (or other securities) issued by CBB, AmBev or any affiliate thereof;

     (v) any money market funds investing in any of the foregoing permitted investments; and

     (vi) The Bank of New York Cash Reserve or any successor to The Bank of New York Cash Reserve so long as in each case such Cash Reserve maintains a rating of not less than "Aaa" by Moody's, "AAA" by S&P and "AAA" by Fitch (if rated by Fitch) or any equivalent money market mutual fund rated not less than "Aaa" by Moody's, "AAA" by S&P and "AAA" by Fitch (if rated by Fitch).

     CBB and AmBev will grant to the trustee, for the benefit of the noteholders, a first-priority perfected security interest in all amounts from time to time on deposit in the reserve account. So long as the notes shall be outstanding, the trustee will be entitled to draw upon the reserve account if any of certain specified currency exchange control events (described under "Description of the Insurer and the Insurance Policy -- The Insurance Policy -- Expropriation Events and Inconvertibility Events") result in an inability of either CBB or AmBev to satisfy their payment obligations under the Indenture, the notes and/or the guaranty, as the case may be. CBB and AmBev shall be required to arrange for an increase in the amounts available under the letter of credit or deposit funds in the reserve account within five business days of the cessation of any such specified currency exchange control events so that the aggregate amount then available under the letter of credit, together with all amounts on deposit in the reserve account, shall equal the Required Amount, less any amounts in respect of additional interest that CBB shall have the right to request be returned to it in the event it shall have satisfied its obligations under the registration rights agreement, as described below under "Description of the Registration Rights Agreement."

     CBB shall also be required to arrange for an increase in the amounts available under the letter of credit or deposit additional amounts in the reserve account if at any time the insurance policy is no longer in effect, other than due to a voluntary cancellation or withdrawal of the insurance policy as permitted under the Indenture as a result of the notes meeting certain specified ratings, which deposits shall be equal in amount to the amount of coverage under the insurance policy immediately prior to such cancellation or withdrawal. CBB shall be entitled to a return of such funds if it thereafter replaces the cancelled or withdrawn insurance policy with an insurance policy comparable to the insurance policy described herein pursuant to the terms of the Indenture. See "Description of the Insurer and the Insurance Policy."

     In the event that the insurance policy is cancelled at the request of CBB as the result of a ratings event as described in "-- Insurance Policy," the trustee shall allow the letter of credit to be cancelled and CBB shall be entitled to a return of all funds on deposit in the reserve account.

INSURANCE POLICY

     The notes will also initially have the benefit of the insurance policy with the insurer. The insurance policy will provide limited insurance against the inability of CBB or AmBev to convert Reais into U.S. dollars or transfer these U.S. dollars to the trustee in satisfaction of amounts to be paid by it under the Indenture and the notes or the guaranty, as the case may be. In addition, the insurance policy provides similar protection for any inability of the trustee to convert any Reais amounts, or transfer any such amounts so converted outside of Brazil, received by the trustee in satisfaction of CBB's obligations under the Indenture and the notes or AmBev's obligations under the guaranty, including any Reais amounts received in connection with any insolvency or similar proceedings involving CBB or AmBev or any enforcement of the Indenture, the notes and the guaranty.

     The insurer's obligation to pay claims under the insurance policy is subject to certain conditions, limitations and exclusions that may affect the ability of the noteholders to receive payments on the notes, including a 180 calendar-day waiting period.

     As described below under "Description of the Insurer and the Insurance Policy," at any time on or after the third anniversary of the closing date in respect of the original notes, CBB may direct the trustee to cancel the insurance policy provided that the ratings for the notes are equal to or in excess of specified levels and certain other conditions precedent have been satisfied. Any such cancellation made after the third anniversary of the closing date in respect of the original notes shall be effective as of the immediately succeeding anniversary of the closing date in respect of the original notes following the satisfaction of the conditions precedent to the cancellation of the insurance policy. See "Description of the Insurer and the Insurance Policy -- The Insurance Policy."

     In the event of an involuntary cancellation of the insurance policy by the insurer or non-payment thereunder, an Event of Default will occur unless CBB or AmBev deposits certain specified amounts in the reserve account or arranges for such amounts to be available under a letter of credit. See "-- The letter of credit and the reserve account" and "-- Events of Default."

ADDITIONAL AMOUNTS

     Except as provided below, CBB will make all payments of principal and interest on the notes without withholding or deducting any present or future taxes, duties, assessments or other governmental charges of any nature imposed by Brazil or any political subdivision of Brazil. If CBB is required by law to withhold or deduct any such taxes, duties, assessments or other governmental charges, except as provided below, CBB will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

     CBB will not, however, pay any additional amounts in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

     o the noteholder or beneficial owner has some connection (present or former) with the taxing jurisdiction other than merely holding the notes or receiving principal or interest payments on the notes (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

     o  any tax imposed on, or measured by, net income;

     o the noteholder or beneficial owner fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (i) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, duty, assessment or other governmental charge, (ii) the noteholder or beneficial owner is able to comply with such requirements without undue hardship and (iii) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty shall apply, CBB or the trustee has notified all noteholders that they will be required to comply with such requirements;

     o the noteholder fails to present (where presentation is required) its note within 30 calendar days after CBB has made available to the noteholder a payment of principal or interest, provided that CBB will pay additional amounts which such noteholder would have been entitled to had the note owned by such noteholder been presented on any day (including the last day) within such 30-day period;

     o any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

     o where any additional amounts are imposed on a payment on the notes and are required to be made pursuant to Council Directive 2003/48/EC of the Council of the European Union on the taxation of savings income in the form of interest payments (or any European Union Directive otherwise implementing the conclusions of the ECOFIN Council Meeting of 26 and 27 November 2000) or any law implementing or complying with, or introduced in order to conform to, any such Directive;

     o where the noteholder or beneficial owner could avoid any additional amounts by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent located in a member state of the European Union.

     CBB will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Upon written request from the trustee, CBB will furnish to the trustee, within five business days after the delivery of such written request, certified copies of tax receipts or, if such receipts are not obtainable, documentation reasonably satisfactory to the trustee evidencing such payment by CBB. Upon written request of the noteholders to the trustee, copies of such receipts or other documentation, as the case may be, will be made available to the noteholders. At least 10 business days prior to each date on which any payment under or with respect to the notes is due and payable, if CBB is obligated to pay additional amounts with respect to such payment, CBB, as applicable, will deliver to the trustee an officers' certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the trustee shall reasonably require for tax purposes.

     CBB will, upon the written request of any noteholder, indemnify and hold harmless and reimburse such noteholder for the amount of any taxes, duties, assessments or other governmental charges of any nature imposed by Brazil or any political subdivision of Brazil (other than any such taxes, duties, assessments or other governmental charges for which the noteholder would not have been entitled to receive additional amounts pursuant to any of the conditions described in the second paragraph of this section titled "Additional Amounts") so imposed on, and paid by, such noteholder as a result of any payment of principal or interest on the notes, so that the net amount received by such noteholder after such reimbursement would not be less than the net amount the noteholder would have received if such taxes, duties, assessments or other governmental charges would not have been imposed or levied and so paid.

     CBB will pay any stamp, administrative, court, documentary, excise or property taxes arising in a taxing jurisdiction in connection with the notes and will indemnify the noteholders for any such taxes paid by noteholders.

     All references to principal, interest, or other amounts payable on the notes shall be deemed to include any additional amounts payable by CBB under the notes or the Indenture. The foregoing obligations shall survive any termination, defeasance or discharge of the notes and the Indenture.

     If CBB shall at any time be required to pay additional amounts to noteholders pursuant to the terms of the notes and the Indenture, CBB will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the tax, assessment or other governmental charge which has resulted in the requirement that it pay such additional amounts.

CERTAIN COVENANTS

     For so long as any of the notes are outstanding and CBB has obligations under the Indenture and the notes, CBB will, and will cause each of its subsidiaries to, comply with the terms of the covenants, among others, set forth below:

PERFORMANCE OBLIGATIONS UNDER THE NOTES AND THE INDENTURE

     CBB shall duly and punctually pay all amounts owed by it, and comply with all its other obligations, under the terms of the notes and the Indenture.

PERFORMANCE OBLIGATIONS UNDER THE TRANSACTION DOCUMENTS

     CBB will agree to duly and punctually perform, comply with and observe all obligations and agreements to be performed by it set forth in the Indenture, the notes, the guaranty, the insurance policy, the insurance side agreement, the insurance policy application, the registration rights agreement, the application for listing of the notes with the Luxembourg Stock Exchange, the DTC Letter of Representations completed by CBB and the trustee in connection with the notes and the letter of credit (collectively, the "transaction documents").

MAINTENANCE OF CORPORATE EXISTENCE

     CBB will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all registrations necessary therefor and take all actions to maintain all rights, privileges, titles to property, franchises and the like necessary or desirable in the normal conduct of its business, activities or operations provided that this covenant shall not require CBB or any of its subsidiaries to maintain any such right, privilege, title to property, franchise or the like or require CBB to preserve the corporate existence of any subsidiary, if the failure to do so does not, and will not, have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF PROPERTIES

     CBB will, and will cause each of its subsidiaries to, keep all its property used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, provided that this covenant shall not require CBB or any of its subsidiaries to maintain any such right, privilege, title to property or franchise, if the failure to do so does not, and will not, have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

COMPLIANCE WITH LAWS

     CBB will comply, and will cause its subsidiaries to comply, at all times with all applicable laws, rules, regulations, orders and directives of any government or government agency or authority having jurisdiction over CBB, CBB's business or any of the transactions contemplated herein, except where the failure by CBB to comply would not have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF GOVERNMENT APPROVALS

     CBB will, and will cause its subsidiaries to, duly obtain and maintain in full force and effect all governmental approvals, consents or licenses of any government or governmental agency or authority under the laws of Brazil or any other jurisdiction having jurisdiction over CBB or necessary in all cases for CBB to perform its obligations under the transaction documents (including, without limitation, any authorization required to obtain and transfer U.S. dollars or any other currency which at that time is legal tender in the United States out of Brazil in connection with the notes, the Indenture and the guaranty) or for the validity or enforceability thereof, except where the failure to do so would not have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

PAYMENTS OF TAXES AND OTHER CLAIMS

     CBB will, and will cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon CBB or such subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of CBB or such subsidiary, as the case may be; provided, however, that neither CBB nor any subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to do so would not have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF INSURANCE

     CBB will, and will cause each of its subsidiaries to, maintain insurance with insurance companies that CBB and its subsidiaries reasonably believe to be financially sound in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning and/or operating properties or facilities similar to those owned and/or operated by CBB or its subsidiaries, as the case may be, in the same general locations in which CBB and its subsidiaries own and/or operate their properties or facilities.

MAINTENANCE OF BOOKS AND RECORDS

     CBB shall, and shall cause each of its subsidiaries to, maintain books, accounts and records in all material respects in accordance with applicable law.

MAINTENANCE OF OFFICE OR AGENCY

     CBB shall maintain an office or agency in the Borough of Manhattan, The City of New York, where notices to and demands upon CBB in respect of the Indenture and the notes may be served. Initially this office will be at the offices of CT Corporation System located at 111 Eighth Avenue, New York, NY 10011, and CBB will agree not to change the designation of such office without prior notice to the trustee and designation of a replacement office in the same general location. As long as the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, CBB will maintain a Luxembourg paying agent and transfer agent.

RANKING

     CBB will ensure that the notes will constitute general senior, unsecured and unsubordinated obligations of CBB and will rank pari passu, without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of CBB (other than obligations preferred by statute or by operation of law).

NOTICE OF CERTAIN EVENTS

     CBB will give notice to the trustee, as soon as is practicable and in any event within ten calendar days after CBB becomes aware or should reasonably become aware, of the occurrence of any Event of Default or an event which with the passage of time or other action may become an Event of Default (a "Default"), accompanied by a certificate of a responsible officer of CBB setting forth the details of such Event of Default or Default and stating what action that CBB proposes to take with respect thereto.

     CBB will also give notice to the trustee, as soon as is practicable and in any event within five business days after CBB becomes aware of any action taken by the Brazilian government that could give rise to an Expropriation Event or an Inconvertibility Event as defined under the insurance policy; provided, however, that if certain specified events have occurred in the five business days preceding a payment date that limit or restrict the ability of CBB or

AmBev to convert Reais into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under the transaction documents, CBB shall give notice of such event promptly and in any event not later than the business day prior to such payment date; and provided further, that if any of such events occurs on a payment date, CBB shall give notice of such event no later than on such payment date.

LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     CBB will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer all or substantially all of its properties, assets or net sales to any person (other than a subsidiary of CBB or AmBev) or permit any person (other than a subsidiary of CBB or AmBev) to merge with or into it unless:

     o either CBB is the continuing entity or the person formed by such consolidation or into which CBB is merged or that acquired or leased such property or assets of CBB will be a company organized and validly existing under the laws of Brazil or the United States and shall assume (jointly and severally with CBB unless CBB shall have ceased to exist as part of such merger, consolidation or amalgamation), by a supplemental indenture (the form and substance of which shall be previously approved by the trustee), all of CBB's obligations on the notes and under the Indenture;

     o the successor company (jointly and severally with CBB unless CBB shall have ceased to exist as a result of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

     o immediately after giving effect to the transaction, no Event of Default, or Default has occurred and is continuing;

     o CBB has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the supplemental indenture, if applicable, comply with the Indenture and that all conditions precedent provided for in the Indenture and relating to such transaction have been complied with; and

     o CBB shall have delivered notice of any such transaction to Moody's, S&P and Fitch (which notice shall contain a description of such merger, consolidation or conveyance).

     Notwithstanding anything to the contrary in the foregoing, so long as no event or condition that, with the giving of notice, the lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would constitute an Event of Default under the Indenture or the notes or an Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

     o CBB may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a subsidiary of CBB or AmBev in cases when CBB is the surviving entity in such a transaction and such transaction would not have a material adverse effect on CBB and its subsidiaries taken as a whole, it being understood that if CBB is not the surviving entity, CBB shall be required to comply with the requirements set forth in the previous paragraph; or

     o any subsidiary of CBB may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than AmBev or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on CBB and its subsidiaries taken as a whole; or

     o any subsidiary of CBB may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other subsidiary of CBB or AmBev; or

     o any subsidiary of CBB may liquidate or dissolve if CBB determines in good faith that such liquidation or dissolution is in the best interests of CBB, and would not result in a material adverse effect on CBB and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of CBB or AmBev.

LIMITATION ON LIENS

     CBB will not, and will not cause or permit any of its subsidiaries to, issue, assume or guarantee any Indebtedness, if that Indebtedness is secured by a Lien upon any Specified Property now owned or hereafter acquired, unless, together with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness.

     This restriction does not apply to:

     (i)    any Lien in existence on the date of the Indenture;

     (ii) any Lien on any property acquired, constructed or improved by CBB or any of its subsidiaries after the date of the Indenture, which is created, incurred or assumed contemporaneously with, or within 12 months after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any other property owned by CBB or any of its subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

     (iii) any Lien on Specified Property which secures Indebtedness owing to an Official Lender;

     (iv) any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property);

     (v) any Lien on any property acquired from a corporation or any other Person which is merged with or into CBB or its subsidiaries, or any Lien existing on property of a corporation or any other Person which existed at the time such corporation becomes a subsidiary of CBB and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

     (vi) any Lien which secures only Indebtedness owing by any of CBB's subsidiaries, to one or more of CBB's subsidiaries or to CBB and one or more of CBB's subsidiaries;

     (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi) inclusive; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

     (viii) any Lien of CBB or any of its subsidiaries that does not fall within paragraphs (i) through (vii) above and that secures an aggregate amount of Indebtedness which, when aggregated with Indebtedness secured by all other Liens of CBB and its subsidiaries permitted under this paragraph (viii) (together with any Sale and Lease-Back Transaction that would otherwise be prohibited by the provisions of the indenture described below under "-- Limitations on sale and lease-back transactions") at any time does not exceed the lesser of (x) U.S.$400,000,000 (or its equivalent in another currency) and (y) 10% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by CBB or any of its subsidiaries or at the time any such Lien is entered into.

     As used herein, the following terms have the respective meanings set forth below:

     "Consolidated Net Tangible Assets" means the total amount of assets of AmBev and its consolidated subsidiaries, (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets, after deducting therefrom (i) all current liabilities of AmBev and its consolidated subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent financial statements delivered by AmBev to the trustee pursuant to "Description of the Guaranty -- Certain Covenants -- Provision of financial statements and reports."

     "Hedge Agreements" means interest rate protection agreements, interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     "Indebtedness" of any Person means, without duplication,

     (i)    indebtedness of such Person for borrowed money;

     (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade accounts payable for which there is no interest due and payable (other than default interest) according to the terms of such obligations and which are incurred in the ordinary course of such Person's business but only if and for so long as the same remain payable on customary trade terms);

     (iii) all reimbursement or payment obligations of such Person with respect to letters of credit, bankers' acceptances, surety bonds and similar instruments, except for reimbursement or payment obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) above or (iv), (vii) or (viii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement;

     (iv) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

     (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

     (vi)   all net obligations of such Person with respect to Hedge
            Agreements;

     (vii) all direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any indebtedness referred to in clauses (i) through
            (vi) above; and

     (viii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

     "Lien" means any mortgage, pledge, security interest, aval, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Official Lender" means (a) any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco National de Desenvolvimento Economico e Social and the related system, (b) any multilateral or foreign governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any such institutions, agencies or banks), including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank and (c) any governmental authority of jurisdictions where CBB or any of its subsidiaries conducts business (or any bank or financial institutions representing or acting as agent for such governmental authority).

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     "Sale and Lease-Back Transaction" means any transaction or series of related transactions pursuant to which CBB or any of its subsidiaries sells or transfers any property to any Person with the intention of taking back a lease of such property.

     "Specified Property" means (i) any manufacturing facility, including land and buildings and other improvements thereon and equipment located therein, (ii) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, in each case of CBB or any of its subsidiaries, and (iii) any intangible assets, including, without limitation, any brand names, trademarks, copyrights, patents and similar rights and any income (licensing or otherwise), proceeds of sale or other revenue therefrom. For the avoidance of doubt, Specified Property excludes any receivables or cash flow arising from the sales of goods and services by CBB in the ordinary course of business.

LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS

     CBB will not, and will not permit any of its subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Specified Property (as defined above under "-- Limitation on liens"), unless either:

     (i) CBB or that subsidiary would be entitled pursuant to the provisions of the Indenture described above under "-- Limitation on liens" (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on such Specified Property without equally and ratably securing the notes, or

     (ii) CBB or that subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Specified Property so leased, to the retirement, within 12 months after the effective date of the Sale and Lease-Back Transaction, of any CBB's Indebtedness ranking at least pari passu with the notes and owing to a person other than CBB or any of its subsidiaries or to the construction or improvement of real property or personal property used by CBB or any of its subsidiaries in the ordinary course of business. These restrictions will not apply to:

            o transactions providing for a lease term, including any renewal, of not more than three years, and

            o transactions between CBB and any or its subsidiaries or between CBB's subsidiaries.

TRANSACTIONS WITH AFFILIATES

     CBB shall not, and shall not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to CBB or such subsidiary than those which could have been obtained on an arm's-length basis with a person that is not an affiliate; provided however, that the foregoing shall not apply to transactions (i) between CBB and AmBev or (ii) between or among CBB, AmBev and/or any of their respective subsidiaries not involving any other person so long as consummation of any such transaction will not have a material adverse effect on CBB and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

     In the event CBB shall file any financial statements or reports with the SEC or shall publish or otherwise make such statements or reports publicly available in Brazil, the United States or elsewhere, CBB shall furnish a copy of such statements or reports to the trustee within 15 calendar days of the date of filing or the date the information is published or otherwise made publicly available, as the case may be. As long as the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, copies of all such statements or reports may be obtained from the offices of the Luxembourg paying agent.

FURTHER ACTIONS

     CBB will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to perfect and maintain the validity, effectiveness and priority of any liens created under the indenture, (b) to enable CBB to lawfully enter into, exercise its rights and perform and comply with its obligations under the notes, the indenture and each of the other transaction documents, as the case may be, (c) to ensure that CBB's obligations under the notes, the Indenture and each of the other transaction documents are legally binding and enforceable, (d) to make the notes, the Indenture and each of the other transaction documents admissible in evidence in the courts of the State of New York or Brazil, (e) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the Indenture and each of the other transaction documents, (f) to take any and all action necessary to preserve the enforceability of, and maintain the trustee's rights under the Indenture and each of the other the transaction documents and (g) to assist the trustee in the trustee's performance of its obligations under the Indenture and each of the other transaction documents.

AVAILABLE INFORMATION

     For as long as the notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, CBB will, to the extent required, furnish to any noteholder of a note issued under Rule 144A, or to any prospective purchaser designated by such noteholder, upon request of such noteholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to CBB and AmBev to the extent required in order to permit such noteholder to comply with Rule 144A with respect to any resale of its note, unless during that time, CBB is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or is exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

APPOINTMENT TO FILL A VACANCY IN THE OFFICE OF THE TRUSTEE

     CBB, whenever necessary to avoid or fill a vacancy in the office of the trustee, will appoint in the manner set forth in the Indenture, a successor trustee, so that there shall at all times be a trustee with respect to the notes. CBB will promptly give notice to the Luxembourg Stock Exchange and publish a notice upon appointment of a successor trustee.

REDEMPTION

REDEMPTION AT MATURITY

     Unless previously redeemed, or purchased and cancelled, the notes shall be redeemed at their principal amount in U.S. dollars on the expected maturity date or the final maturity date. The redemption price payable at such time shall be the original principal amount of the notes plus accrued and unpaid interest thereon at the note rate and all other amounts due and payable under the terms of the notes and the Indenture.

EARLY REDEMPTION FOR TAXATION REASONS

     CBB may redeem the notes in whole, but not in part, upon giving not less than 30 nor more than 60 calendar days' notice to the noteholders (which notice may be cancelled upon the occurrence of certain specified currency exchange control events) if (i) CBB would otherwise become obligated to pay additional amounts based on a rate in excess of 15% of the gross amount payable with respect to the notes as a result of any generally applicable change in or amendment to the laws or regulations of a taxing jurisdiction, or any generally applicable change in the application or official interpretation of such laws or regulations (including a determination by a court of competent jurisdiction), in each case, which change or amendment becomes effective after the date of the original issuance of any of the notes and (ii) CBB cannot avoid its obligations to pay such additional amounts by taking reasonable measures available to CBB. However, any such notice of redemption shall be given within 60 calendar days of the earliest date on which CBB would be obligated to pay such additional amounts if a payment in respect of the notes were then due. Prior to the giving of any notice of redemption described in this paragraph, CBB will deliver to the trustee an officers' certificate stating that CBB is entitled to redeem the notes in accordance with the terms in the Indenture and stating the facts relating to such redemption. Concurrently, CBB will deliver to the trustee a written opinion of counsel to the effect that CBB has become obligated to pay such additional amounts as a result of a change or amendment described above, that CBB cannot avoid payment of such additional amounts by taking reasonable measures available to CBB and that all governmental approvals necessary for CBB to effect such redemption have been obtained and are in full force and effect or specifying any necessary approvals that have not been obtained. In any such redemption, CBB shall pay the trustee on the date fixed for redemption an amount in U.S. dollars equal to the sum of (i) of the then outstanding principal amount of the notes, (ii) all unpaid interest accrued to the date fixed for redemption and (iii) all other amounts owed to noteholders under the terms of the Indenture or the notes. For purposes of this paragraph and notwithstanding anything to the contrary under the terms of the Indenture, the notes or the guaranty, any payment made by CBB to AmBev with respect to a note or the guaranty shall constitute or be deemed to constitute a payment of other than
(i) additional amounts or (ii) taxes, duties, assessments or other governmental charges whatsoever imposed by a taxing jurisdiction. No such redemption shall be effective unless and until the trustee receives the amount payable upon redemption as set forth above.

OPTIONAL EARLY REDEMPTION

     CBB or, at the option of CBB, any person designated by CBB, may redeem or repurchase the notes in whole, but not in part, at the then outstanding principal amount of the notes plus a make-whole premium (determined as set forth below), together with accrued but unpaid interest (if any), at any time, upon the giving of notice to the holders of the notes, which notice shall be given not less than 30 nor more than 60 days prior to the date of redemption; provided that, if CBB so elects, CBB may, in lieu of redeeming such notes, procure that any person designated by CBB may purchase such notes on the date and price specified above.

     The make-whole premium, as calculated by CBB as of the date of redemption of the notes and confirmed by the trustee, shall be an amount (which amount shall not be less than zero) equal to (i) the net present value of the remaining scheduled payments of principal, interest and other amounts due on the notes minus (ii) the aggregate unpaid principal amount of the notes, where:

     (a) the net present value of the then remaining scheduled payments of principal, interest and other amounts due on the notes shall be calculated as of the date of redemption of the notes using a discount factor equal to the sum of (1) the treasury yield, plus
           (2) 50 basis points; and

     (b) the treasury yield shall be an amount equal to the yield determined by taking the United States Treasury security having an average life equal to the remaining average life of the notes (as calculated as of the date that the notes are to be redeemed) and trading in the secondary market at the price closest to par; provided, however, that, if no such United States Treasury security has an average life equal to the remaining average life of the notes, the treasury yield shall be an amount equal to the yield determined by taking the yields for the two maturities of the United States Treasury securities which have average lives most closely corresponding to such remaining average life of the notes and which trade in the secondary market at the price closest to par, and interpolating or extrapolating from such yields (on a straight-line basis) the yield for a United States Treasury security having an average life equal to the remaining average life of the notes (as calculated as of the date that the notes are to be redeemed), in each case rounding in each of such relevant periods to the nearest month.

CANCELLATION

     Any notes redeemed by CBB will be immediately cancelled and may not be reissued or resold unless CBB (i) procures a person who purchases the notes to be redeemed on the relevant date of redemption and at the relevant redemption price (in which event the notes may be so resold and need not be cancelled) or
(ii) notifies the trustee
in writing on or prior to the relevant date of redemption that the notes so redeemed by CBB will not be cancelled (in which event the notes may be held by CBB pending resale as provided in (i) above and need not be cancelled).

PURCHASES OF NOTES BY CBB AND AMBEV

     CBB and AmBev, and each of their respective affiliates, may at any time purchase any notes in the open market or otherwise at any price; provided that, in determining whether noteholders holding any requisite principal amount of notes have given any request, demand, authorization, direction, notice, consent or waiver under the Indenture, notes owned by CBB, AmBev and each of their respective subsidiaries or affiliates shall be deemed not outstanding for purposes thereof. All notes purchased by CBB or AmBev or any of their respective affiliates may, at the option of CBB or AmBev, continue to be outstanding or be cancelled.

EVENTS OF DEFAULT

     The following events will each be an "Event of Default" under the terms of the notes and the Indenture:

     (a) The trustee shall not receive any amount due from CBB under the notes and the Indenture, from AmBev under the guaranty, from the insurer under the insurance policy, or from the reserve account, from any letter of credit or otherwise in respect of principal on any of the notes, whether on the expected maturity date (as the same may be extended as permitted under the Indenture), upon redemption or on the final maturity date or otherwise by the scheduled due date therefor;

     (b) The trustee shall not receive any payment in respect of any interest or other amounts due on or with respect to the notes (including additional amounts, if any), from CBB in accordance with the terms of the notes and the Indenture, from AmBev under the guaranty, from the insurer under the insurance policy, from the reserve account, from any letter of credit or otherwise, by the scheduled due date therefor and such nonreceipt shall continue for a period of 30 calendar days from such scheduled due date;

     (c) Any representation or warranty made by either CBB or AmBev in any of the transaction documents shall prove to be incorrect as of the time when the same shall have been made and as a result thereof there is a material adverse effect on CBB and/or AmBev and their respective subsidiaries taken as a whole or there is a material adverse effect on the rights of the noteholders;

     (d) CBB or AmBev, as applicable, shall fail to perform, observe or comply with any term, covenant, agreement or obligation contained in any of the transaction documents and such failure (other than any failure to make any payment contemplated in clause (a), (b) or
           (o) hereof or under the guaranty for which there is no cure period) is either incapable of remedy or continues for a period of 60 calendar days (inclusive of any time frame contained in any such term, covenant, agreement or obligation for compliance thereunder) after written notice of such failure has been received by CBB or AmBev from the trustee;

     (e) (i) The acceleration on any indebtedness of CBB, AmBev or any subsidiary thereof with total assets of more than U.S.$200,000,000 (or its equivalent in another currency) (each such subsidiary, a "Material Subsidiary"), unless such acceleration is at the option of CBB, AmBev or any Material Subsidiary thereof; or (ii) CBB, AmBev or any Material Subsidiary thereof fails to pay any indebtedness when due on any final maturity date or, as the case may be, beyond any applicable grace period, except in any case where the failure to pay such indebtedness is the result of certain specified events which limit or restrict the ability of CBB or AmBev or any Material Subsidiary thereof to convert Reais into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations; provided, however, that the aggregate amount of any such indebtedness falling within (i) and (ii) above (as to which the time for payment has not been extended by the relevant obligees) equals or exceeds U.S.$25,000,000 (or its equivalent in another currency);

     (f) One or more final and nonappealable judgments or final decrees is entered against CBB, AmBev or any Material Subsidiary thereof involving in the aggregate a liability (not yet paid or reimbursed by insurance) of U.S.$25,000,000 (or its equivalent in another currency) or more, and all such judgments or decrees shall not have been vacated, discharged or stayed within 120 calendar days after the rendering thereof;

     (g) Either CBB, AmBev or any of their Material Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization, concordata or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect, or seek the appointment of a trustee, receiver, sindico, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment or conveyance for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

     (h) An involuntary case or other proceeding shall be commenced against either CBB, AmBev or any of their Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debt under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, sindico, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against either CBB, AmBev or any of their Material Subsidiaries under the bankruptcy laws as now or hereafter in effect;

     (i) Either CBB, AmBev or any of their Material Subsidiaries shall admit in writing its inability to pay its debts as and when they fall due or shall become unable to pay its debts, or shall convene a meeting for the purpose of proposing, or otherwise propose or enter into, any composition or arrangement with its creditors or any group or class thereof, or anything analogous to, or having a substantially similar effect to, any of the events specified in this paragraph
           (i) or in paragraph (g) or (h) above or (j) below shall occur in any jurisdiction;

     (j) Either CBB, AmBev or any of their Material Subsidiaries shall cease or threaten to cease to carry out its business except (i) a winding-up, dissolution or liquidation for the purpose of and followed by a consolidation, merger, conveyance or transfer or, in the case of a Material Subsidiary, whereby the undertaking, business and assets of such Material Subsidiary are transferred to or otherwise vested in CBB or AmBev, as applicable, or any of their respective subsidiaries or affiliates, or the terms of which shall have been approved by a resolution of a meeting of the noteholders or (ii) a voluntary winding-up, dissolution or liquidation of a Material Subsidiary where there are surplus assets in such Material Subsidiary attributable to CBB or AmBev, as applicable, and/or any other Material Subsidiary, and such surplus assets are distributed to CBB or AmBev, as applicable, and/or such Material Subsidiary;

     (k) Any event occurs that under the laws of Brazil or any political subdivision thereof has substantially the same effect as any of the events referred to in any of paragraphs (g), (h), (i) or (j);

     (l) Any of the transaction documents, or any part thereof, shall cease to be in full force and effect or binding and enforceable against CBB or AmBev or admissible in evidence in the courts of Brazil, it becomes unlawful for CBB or AmBev to perform any material obligation under any of the foregoing transaction documents to which it is a party, or CBB or AmBev shall contest the enforceability of any of the transaction documents or deny that it has liability under any of the foregoing transaction documents to which it is party;

     (m) Any of (i) the insurance policy shall have been cancelled or terminated by the insurer or shall otherwise cease to be in full force and effect, binding and enforceable against the insurer (other than in connection with a voluntary cancellation of the insurance policy by CBB in accordance with the terms and procedures set forth in the Indenture), (ii) the insurer shall fail to pay the full amount of any claim submitted to it under the insurance policy by the end of the Waiting Period (as such term is defined in "Description of the Insurer and the Insurance Policy -- The Insurance Policy -- Expropriation Events and Inconvertibility Events") applicable to such claim, or (iii) either AmBev or CBB shall fail to satisfy their obligations under the insurance side agreement, unless, with regard to items (i) and (ii) above, within 10 calendar days, CBB or AmBev irrevocably deposits into the reserve account an amount in U.S. dollars equal to the then current face amount of the insurance policy or obtains an

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           insurance policy comparable to the insurance policy issued in connection with the issuance of the notes with an insurer which has been given a long-term debt rating or a financial strength rating comparable to that of the insurer as of the date any of such events shall have occurred, and each of the relevant rating agencies reaffirms its respective ratings on the notes which were in effect immediately prior to such event;

     (n) All or a material part of the property of CBB or AmBev or any subsidiary shall be condemned, seized or otherwise appropriated, or custody of such property shall be assumed by any governmental authority or court or any other person purporting to act under the authority of the government of any jurisdiction, or CBB or AmBev or any of its subsidiaries shall be prevented from exercising normal control over all or substantial part of its property and such default is not remedied within 30 calendar days after it occurs;

     (o) AmBev fails to retain at least 51% direct or indirect ownership of the outstanding voting or economic interests (equity or otherwise) of and in CBB;

     (p) CBB or AmBev shall fail to comply with its obligations with respect to the reserve account within five business days after being obligated to do so; or

     (q) Other than in connection with the trustee allowing for the expiration thereof as provided for in the Indenture, any letter of credit shall have been cancelled or terminated by the issuer thereof or otherwise shall have ceased to be in full force and effect, binding and enforceable against the issuer thereof in accordance with its terms unless a substantially equivalent letter of credit or U.S. dollars in an amount equal to the amount available under any such letter of credit immediately prior to its cancellation is promptly provided to the trustee.

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT

     If an Event of Default occurs, and is continuing, the trustee shall, upon the request of noteholders holding not less than 25% in principal amount of the notes then outstanding, by written notice to CBB (and to the trustee if given by noteholders) declare the principal amount of all of the notes and all accrued interest thereon immediately due and payable; provided that if an Event of Default described in paragraphs (g), (h), (i), (j) or (k) above occurs and is continuing, then and in each and every such case, the principal amount of all of the notes and all accrued interest thereon shall, without any notice to CBB or any other act by the trustee or any noteholder, become and be accelerated and immediately due and payable. Upon any such declaration of acceleration, the principal of the notes so accelerated and the interest accrued thereon and all other amounts payable with respect to the notes shall be immediately due and payable. If the Event of Default or Events of Default giving rise to any such declaration of acceleration shall be cured following such declaration, such declaration may be rescinded by noteholders holding a majority of the notes.

     The noteholders holding at least a majority of the aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee. However, the trustee may refuse to follow any direction that conflicts with law or the Indenture, or that the trustee determines in good faith may involve the trustee in personal liability, or that the trustee reasonably believes it will not be adequately indemnified against the costs, expenses or liabilities, which might be incurred, or that may be unduly prejudicial to the rights of noteholders not taking part in such direction and the trustee may take any other action it deems proper that is not inconsistent with any such direction received from noteholders. A noteholder may not pursue any remedy with respect to the Indenture or the notes unless:

     (i) the noteholder gives the trustee written notice of a continuing Event of Default;

     (ii) noteholders holding not less than 25% in aggregate principal amount of outstanding notes make a written request to the trustee to pursue the remedy;

     (iii) such noteholder or noteholders offer the trustee adequate security and indemnity satisfactory to the trustee against any costs, liability or expense;

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

     (iv) the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     (v) during such 60-day period, noteholders holding a majority in aggregate principal amount of the outstanding notes do not give the trustee a direction that is inconsistent with the request.

     However, such limitations do not apply to the right of any noteholder to receive payment of the principal of, premium, if any, interest on or additional amounts related to such note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the noteholder.

MODIFICATION OF THE INDENTURE

     CBB and the trustee may, without the consent of the noteholders, amend, waive or supplement the Indenture for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the Indenture or the notes or making any other change that will not adversely affect the interest of any noteholder.

     In addition, with certain exceptions, the Indenture may be modified by CBB and the trustee with the consent of the holders of a majority of the aggregate principal amount of the notes then outstanding. However, no modification may, without the consent of the noteholder of each outstanding note:

     o change the maturity of any payment of principal of or any installment of interest on any note;

     o reduce the principal amount or the rate of interest, or change the method of computing the amount of principal or interest payable on any date;

     o change any place of payment where the principal of or interest on notes is payable;

     o change the coin or currency in which the principal of or interest on the notes is payable;

     o impair the right of the noteholders to institute suit for the enforcement of any payment on or after the date due;

     o reduce the percentage in principal amount of the outstanding notes, the consent of whose noteholders is required for any modification or the consent of whose noteholders is required for any waiver of compliance with certain provisions of the Indenture or certain defaults under the Indenture and their consequences provided for in the Indenture; or

     o modify any of the provisions of certain sections of the Indenture, including the provisions summarized in "-- Modification of the Indenture," except to increase any percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of each noteholder.

     As long as the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, in case of modification of the Indenture, any supplement to the Indenture will be submitted to the Luxembourg Stock Exchange.

DEFEASANCE AND COVENANT DEFEASANCE

     CBB may, at its option, elect to be discharged from CBB's obligations with respect to the notes. In general, upon a defeasance, CBB will be deemed to have paid and discharged the entire Indebtedness represented by the notes and to have satisfied all of CBB's obligations under the notes and the Indenture except for (i) the rights of the noteholders to receive payments in respect of the principal of and interest and additional amounts, if any, on the notes when the payments are due, (ii) certain provisions of the Indenture relating to ownership, registration and transfer of the notes, (iii) the covenant relating to the maintenance of an office or agency in New York and
(iv) certain provisions relating to the rights, powers, trusts, duties and immunities of the trustee.

     In addition, CBB may, at its option, and at any time, elect to be released with respect to the notes from the covenants described above under the caption "-- Certain Covenants" ("covenant defeasance"). Following such


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covenant defeasance, the occurrence of a breach or violation of any such covenant with respect to the notes will not constitute an Event of Default under the Indenture, and certain other events (not including, among other things, non-payment or bankruptcy and insolvency events) described under "-- Events of Default" also will not constitute Events of Default.

     In order to exercise either defeasance or covenant defeasance, CBB will be required to satisfy, among other conditions, the following:

     o CBB must irrevocably deposit with the trustee, in trust, for the benefit of the noteholders, cash in U.S. dollars or U.S. government obligations, or a combination thereof, in amounts sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay and discharge the principal of and each installment of interest on the notes on the stated maturity of such principal or installment of interest in accordance with the terms of the Indenture and the notes;

     o in the case of an election to fully defease the notes, CBB must deliver to the trustee an opinion of counsel stating that (x) CBB has received from, or there has been published by, the U.S. Internal Revenue Service a ruling or (y) since the date of the Indenture there has been a change in the applicable U.S. federal income tax law or the interpretation thereof, in either case to the effect that, and based thereon, the opinion of counsel shall confirm that, the noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit, defeasance and discharge and will not be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit, defeasance and discharge had not occurred;

     o in the case of a covenant defeasance, CBB must deliver to the trustee an opinion of counsel to the effect that the noteholders will not recognize gain or loss for U.S. federal income tax purposes as a result of such deposit and covenant defeasance and will be subject to U.S. federal income tax on the same amount, in the same manner and at the same time as would have been the case if such deposit and covenant defeasance had not occurred;

     o no Event of Default, or event or condition that with the giving of notice, the lapse of time or failure to satisfy certain specified conditions, or any combination thereof, would become an Event of Default, including, with respect to certain events of bankruptcy or insolvency, has occurred and is continuing with respect to the notes, at any time during the period ending on the 121st day after the date of such deposit (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

     o CBB must deliver to the trustee an opinion of counsel to the effect that payment of amounts deposited in trust with the trustee will not be subject to future taxes, duties, fines, penalties, assessments or other governmental charges imposed by a taxing jurisdiction, except to the extent that additional amounts in respect thereof shall have been deposited in trust with the trustee;

     o CBB must deliver to the trustee an opinion of counsel to the effect that such defeasance or covenant defeasance shall not result in a breach or violation of, or constitutes a default under, any other agreement or instrument to which CBB is a party or by which it is bound; and

     o such defeasance or covenant defeasance shall not result in the trust arising from such deposit constituting an investment company as defined under the Investment Company Act of 1940, as amended.

THE TRUSTEE

     The Bank of New York is the trustee under the Indenture and has been appointed by CBB as registrar and paying agent with respect to the notes. CBB may have normal banking relationships with The Bank of New York in the ordinary course of business. The address of the trustee is 101 Barclay Street 21W, New York, New York 10286.



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PAYING AGENTS; TRANSFER AGENTS; REGISTRAR

     CBB has initially appointed The Bank of New York as paying agent, registrar and transfer agent. CBB may at any time appoint new paying agents, transfer agents and registrars. However, CBB will at all times maintain a paying agent in New York City until the notes are paid.

     CBB will maintain a paying agent and transfer agent in Luxembourg so long as the rules of the Luxembourg Stock Exchange so require. CBB will provide prompt notice of the termination, appointment or change in the office of any Luxembourg paying agent or Luxembourg transfer agent acting in connection with the notes.

NOTICES

     CBB will publish all notices in a leading daily newspaper of general circulation in Luxembourg, which is expected to be the Luxemburger Wort, for so long as the notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require. A notice will be deemed given on the date of its first publication.

     In addition, CBB will mail notices to the registered address of the noteholders as provided in the register. So long as DTC, or its nominee, is the registered holder of the global notes, each person owning a beneficial interest in a global note must rely on the procedures of DTC to receive notices provided to DTC. Each person owning a beneficial interest in a global note who is not a participant in DTC must rely on the procedures of the participant through which the person owns its interest in the global note to receive notices provided to DTC.

GOVERNING LAW

     The Indenture and the notes are governed by the laws of the State of New York.

JURISDICTION

     CBB has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in The City of New York, New York, United States, and any appellate court from any thereof. CBB has appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. federal court sitting in The City of New York in connection with the Indenture or the notes.

WAIVER OF IMMUNITIES

     To the extent that CBB may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the Indenture and the notes and to the extent that in any jurisdiction there may be immunity attributed to CBB or CBB's assets, whether or not claimed, CBB has irrevocably agreed for the benefit of the noteholders not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

CURRENCY RATE INDEMNITY

     CBB has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any notes is expressed in a currency other than U.S. dollars, CBB will indemnify the relevant noteholder against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from CBB's other obligations under the Indenture, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due under the Indenture or the notes.

FORM, DENOMINATION AND REGISTRATION

     The notes will be issued in registered form without interest coupons. No notes will be issued in bearer form.

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

     CBB has agreed to maintain a paying agent, registrar and transfer agent in the Borough of Manhattan, the City of New York and to maintain a Luxembourg paying agent and Luxembourg transfer agent in Luxembourg. CBB has initially appointed the trustee at its corporate trust office as principal paying agent, transfer agent, authenticating agent and registrar and The Bank of New York as its paying agent and Luxembourg transfer agent for all notes. Each transfer agent will keep a register, subject to such reasonable regulations as CBB may prescribe.

BOOK-ENTRY; DELIVERY AND FORM

     Notes issued in the exchange offer will be represented by a single, permanent global note in definitive, fully registered book-entry form which will be registered in the name of a nominee of DTC and deposited on behalf of the purchasers of the notes represented thereby with a custodian for DTC for credit to the respective accounts of such purchasers (or to such other accounts as they may direct) at DTC.

     Except in the limited circumstances described below, owners of beneficial interests in a global note will not be entitled to receive physical delivery of certificated notes.

GLOBAL NOTES

     CBB expects that pursuant to procedures established by DTC (a) upon deposit of the global notes, DTC or its custodian will credit on its internal system portions of the global notes to the respective accounts of persons who have accounts therewith and (b) ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants as defined below) and the records of participants (with respect to interests of persons other than participants). Except as otherwise described herein, investors may hold their interests in a global note directly through DTC only if they are participants in such system, or indirectly through organizations which are participants in such system.

     Investors may hold their interests in the global note directly through Clearstream or Euroclear if they are a participant in such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold such interests in the global note on the books of their respective depositories, which in turn will hold such interests in the depositories' names on the books of DTC.

     So long as DTC or its nominee is the registered owner or holder of any global note, DTC or such nominee will be considered the sole owner or noteholder represented by that global note for all purposes under the Indenture and the notes. No beneficial owner of an interest in any note will be able to transfer such interest except in accordance with the applicable procedures of DTC and, if applicable, Euroclear and Clearstream, in addition to those provided for under the Indenture.

     Payments of principal of and interest (including additional amounts) on the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of CBB, the trustee or any paying agent under the Indenture will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests representing any notes held by DTC or its nominee.

     CBB expects that DTC or its nominee, upon receipt of any payment of principal of or premium and interest (including Additional Amounts) on a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note as shown on the records of DTC or its nominee.

     Payment to owners of beneficial interests in a global note held through such participant will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same day funds. Transfers between participants in Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures. If a holder requires physical delivery of a certificated note for any reason, including to sell notes to persons in jurisdictions which require

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physical delivery of such securities or to pledge such securities, such holder must transfer its interest in the applicable global note in accordance with the normal procedures of DTC and those procedures set forth in the Indenture. Consequently, the ability to transfer interests in a global note to such persons may be limited.

     Transfers of physical notes to a person who will hold through a global note will be made only in accordance with the applicable procedures.

     Subject to compliance with the transfer restrictions applicable to the notes, CBB understands that crossmarket transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Clearstream participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depository; however, such crossmarket transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels or Luxembourg time, respectively). CBB understands that Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its depository to take action to effect final settlement on its behalf by delivering or receiving interests in the global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to the depositories of Clearstream or Euroclear.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a DTC participant will be credited during the securities settlement processing day immediately following the DTC settlement date, and such credit will be reported to the relevant Euroclear or Clearstream participant on such business day following the DTC settlement date. Cash received in Euroclear or Clearstream as a result of sales of interests in the global note by or through a Euroclear or Clearstream participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account only as of the Business Day following settlement in DTC.

     CBB expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of the participant to whose interests in the applicable global notes are credited and only in respect of the aggregate principal amount of notes as to which such participant has given such direction. However, if there is an Event of Default under the Indenture and the notes and the holders of more than 50% of the total principal amount of the notes represented by the global note advise the trustee in writing that it is in the holders' best interest to do so, DTC will exchange the applicable global note for physical notes (as defined below), which it will distribute to participants and which will be legended to the extent set forth under "Notice to Investors."

     CBB understands that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York banking law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. CBB further understands that DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations ("participants"). CBB further understands that indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the DTC participants, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued or modified at any time. None of CBB, the trustee or the paying agent will have any responsibility for the performance by DTC, Euroclear, Clearstream, the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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PHYSICAL NOTES

     Interests in the global notes will be exchangeable or transferable, as the case may be, for physical notes ("physical notes") if (i) DTC notifies CBB that it is unwilling or unable to continue as depository for the global notes, or DTC ceases to be a "clearing agency" registered under the Exchange Act, and a successor depository is not appointed by CBB within 90 calendar days, (ii) CBB, at its option, elects to terminate the book-entry system through a depository or (iii) an Event of Default has occurred and is continuing with respect to the global notes and the holders of more than 50% of the total principal amount of the notes represented by the global note advise the trustee in writing that it is in the holders' best interest to do so.

REPLACEMENT, EXCHANGE AND TRANSFER OF NOTES

     If a note becomes mutilated, destroyed, lost or stolen, CBB may issue, and the trustee will authenticate and deliver, a substitute note in replacement. In each case, the affected noteholder will be required to furnish to CBB, the trustee and certain other specified parties an indemnity under which it will agree to pay CBB, the trustee and certain other specified parties for any losses they may suffer relating to the note that was mutilated, destroyed, lost or stolen. CBB and the trustee may also require that the affected noteholder present other documents or proof. The affected noteholder will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, lost or stolen note.

     Under certain limited circumstances, beneficial interests in the global note may be exchanged for physical notes. If CBB issues physical notes, a noteholder of such physical note may present its notes for exchange with notes of a different authorized denomination, together with a written request for an exchange, at the office or agency of CBB designated for such purpose in the City of New York or Luxembourg. In addition, the noteholder of any physical note may transfer such physical note, in whole or in part, by surrendering it at any such office or agency together with an executed instrument of assignment. Each new physical note issued in connection with a transfer of one or more physical notes will be available for delivery from the registrar and the Luxembourg transfer agent within five Luxembourg business days after receipt by the registrar and the Luxembourg transfer agent of the relevant original physical note or physical notes and the relevant executed instrument of assignment. Transfers of the physical notes will be effected without charge by or on behalf of CBB, the registrar or the Luxembourg transfer agent, but only upon payment (or the giving of such indemnity as the registrar or such transfer agent may require in respect) of any tax or other governmental charges which may be imposed in relation thereto.

     CBB will not charge the noteholders of notes for the costs and expenses associated with the exchange, transfer or registration of transfer of the notes. CBB may, however, charge the noteholders of notes for any tax or other governmental charges. CBB may reject any request for an exchange or registration of transfer of any note (i) made within 15 calendar days of the mailing of a notice of redemption of notes or (ii) made between any regular record date and the next interest payment date.

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DESCRIPTION OF THE GUARANTY

     The following summary describes certain provisions of the guaranty. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the guaranty. You may obtain copies of the guaranty upon request to the trustee or the paying agent in Luxembourg at the addresses set forth above under "Where You Can Find More Information."

GENERAL

     In connection with the execution and delivery of the Indenture and the notes, AmBev, the parent company and the direct or indirect owner of all of the outstanding equity securities of CBB, has entered into the guaranty with and for the benefit of the trustee and the noteholders. The guaranty provides that AmBev will unconditionally and irrevocably guarantee the due and punctual payment, whether at the expected maturity date (as the same may be extended as permitted in the Indenture), by acceleration or otherwise, of all sums from time to time payable by CBB under or with respect to the Indenture and the notes whether such sums are in respect of principal, interest, any make-whole premium or any other amounts due in respect of the notes.

RANKING

     The obligation of AmBev under the guaranty ranks pari passu with all other senior unsecured obligations of AmBev that are not, by their terms, expressly subordinated in right of payment to the obligations of AmBev under the guaranty.

PAYMENTS

GENERAL

     In the event that CBB does not make payments to the trustee of all or any portion of the guaranteed obligations, upon notice of such non-payment by the trustee, AmBev will make immediate payment to the trustee of all or any portion of the guaranteed obligations owing or payable under the Indenture and the notes. This notice shall specify the amount of principal and accrued interest and other amounts due on or with respect to the Indenture and/or the notes that were not paid on the date that such amounts were required to be paid under the terms of the Indenture and the notes.

     The obligations of AmBev under the guaranty shall be absolute and unconditional upon receipt of the foregoing notice from the trustee absent manifest error and continuing and shall remain in full force and effect until all the guaranteed obligations have been paid and satisfied in full. Under the guaranty, AmBev has agreed that the guaranteed obligations will be paid strictly in accordance with the terms of the Indenture and the notes, regardless of any law, regulation or order in any jurisdiction affecting any such terms or the rights of the trustee with respect thereto.

     All amounts payable by AmBev under the guaranty shall be payable in U.S. dollars and in immediately available funds to the trustee at the account specified by the trustee. AmBev will not be relieved of its obligations under the guaranty unless and until the trustee shall have indefeasibly received all amounts required to be paid by it under the notes in accordance with the terms of the guaranty (and any related Event of Default under the Indenture and the notes has been cured).

SUSPENSION OF PRINCIPAL PAYMENTS

     If, at any time prior to the effectiveness of the voluntary cancellation of the insurance policy at the option of CBB in accordance with the terms and procedures set forth in the Indenture, AmBev is obligated to make any payments of principal under the guaranty, AmBev shall be permitted to suspend or defer paying amounts in respect of principal due under the guaranty to the extent that it is not able to satisfy such obligations from funds available to it outside of Brazil if, but only if, its obligation to make such payment (i) arises solely as a result of the insolvency or similar events involving CBB, any Material Subsidiary thereof or any Material Subsidiary of AmBev and (ii) arises during the occurrence and continuation of certain specified events which limit or restrict the ability of CBB or AmBev to convert Reais into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of their respective obligations under the transaction documents (see "Description of the Insurer and the Insurance Policy -- The

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Insurance Policy -- Expropriation Events and Inconvertibility Events"). Such
suspension shall last from the date the payment becomes due until the earliest to occur of (i) 24 calendar months from such date; (ii) the latest date for which funds are available in the reserve account and under the letter of credit and under the insurance policy to pay interest on the notes; and (iii) 30 calendar days after the date on which such events have ended. AmBev shall be obligated to pay that portion of the guaranteed obligations representing outstanding principal and other amounts due on or with respect to the notes at the end of the suspension period. Notwithstanding the foregoing, AmBev shall continue to be obligated to pay interest and all other amounts due in respect of the notes on the outstanding but unpaid principal amount of the notes on each day that would otherwise be a payment date during the entire suspension period at a rate equal to the note rate.

     Notwithstanding the foregoing, if at any time AmBev becomes involved with specified insolvency or similar proceedings that would cause an Event of Default to occur under the notes and the Indenture, all of AmBev's obligations under the guaranty shall be immediately due and payable without any notice to AmBev or CBB.

SUBROGATION

     Until such time as the trustee has irrevocably been paid in full all amounts owing under the notes, the Indenture, the guaranty and the insurance side agreement, AmBev irrevocably waives any claim or other rights it may acquire against CBB that arise from the existence, payment, performance or enforcement of CBB's obligations under the notes, the Indenture, the guaranty and the insurance side agreement, without limitation, any right of subrogation, reimbursement, exoneration, contribution, or indemnification or any right to participate in any claim or remedy of the trustee against CBB, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law including, without limitation, the right to take or receive from CBB, directly or indirectly, in cash or other property or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to AmBev in violation of the preceding sentence and the amounts owing to the trustee under the notes, the Indenture, the guaranty and the insurance side agreement shall not have been irrevocably paid in full, then such amount shall be deemed to have been paid to AmBev for the benefit of, and held in trust for the benefit of, the trustee, and shall forthwith be paid to the trustee. AmBev acknowledges that it will receive direct and indirect benefits from the issuance of the notes and that the waiver set forth in this paragraph is knowingly made in contemplation of such benefits.

CONTINUATION OF GUARANTY

     The guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of all or any portion of the guaranteed obligations is rescinded or must otherwise be returned by the trustee upon the insolvency, bankruptcy or reorganization of CBB, AmBev, the trustee or otherwise, all as though such payment had not been made.

CERTAIN COVENANTS

     For so long as any of the notes are outstanding and AmBev has obligations under the guaranty, AmBev will, and will cause each of its subsidiaries to, comply with the terms of the covenants, among others, set forth below:

PERFORMANCE OBLIGATIONS UNDER THE TRANSACTION DOCUMENTS

     AmBev shall duly and punctually pay all amounts owed by it and comply with all its other obligations under the terms of the guaranty and each of the other transaction documents to which it is a party in accordance with the terms thereof.

MAINTENANCE OF CORPORATE EXISTENCE

     AmBev will, and will cause each of its subsidiaries to, maintain in effect its corporate existence and all registrations necessary therefor and take all reasonable actions to maintain all rights, privileges, titles to property, franchises, concessions and the like necessary or desirable in the normal conduct of its business, activities or operations; provided that, this covenant shall not require AmBev or any of its subsidiaries to maintain any such right, privilege, title to property or franchise or the like or require AmBev to preserve the corporate existence of any

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subsidiary, if the failure to do so does not, and will not, have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF PROPERTIES

     AmBev will, and will cause each of its subsidiaries to, keep all its property used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted; provided that, this covenant shall not require AmBev or any of its subsidiaries to maintain any such right, privilege, title to property or franchise if the failure to do so does not, and will not, have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

COMPLIANCE WITH LAWS

     AmBev will comply, and will cause its subsidiaries to comply with all applicable laws, rules, regulations, orders and directives of any government or government authority or agency having jurisdiction over AmBev, AmBev's business or any of the transactions contemplated herein, except where the failure so to comply would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF GOVERNMENT APPROVALS

     AmBev will, and will cause its subsidiaries to, duly obtain and maintain in full force and effect all governmental approvals, consents or licenses of any government or government agency or authority under the laws of Brazil or any other jurisdiction having jurisdiction over AmBev necessary in all cases for AmBev to perform its obligations under the transaction documents to which it is a party (including, without limitation, any authorization required to obtain and transfer U.S. dollars or any other currency which at that time is legal tender in the United States, out of Brazil in connection with the notes, the Indenture and the guaranty) or for the validity or enforceability thereof, except where the failure to do so would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

PAYMENTS OF TAXES AND OTHER CLAIMS

     AmBev will, and will cause each of its subsidiaries to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent,
(i) all taxes, assessments and governmental charges levied or imposed upon AmBev or such subsidiary, as the case may be, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of AmBev or such subsidiary, as the case may be; provided, however, that neither AmBev nor any subsidiary will be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith and, if appropriate, by appropriate legal proceedings or where the failure to do so would not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

MAINTENANCE OF OWNERSHIP OF CBB

     For so long as any notes are outstanding, AmBev will retain no less than 51% direct or indirect ownership of the outstanding voting and economic interests (equity or otherwise) of and in CBB. Failure to maintain such ownership will constitute an Event of Default under the Indenture.

MAINTENANCE OF INSURANCE

     AmBev will, and will cause each of its subsidiaries to, maintain insurance with insurance companies that AmBev and its subsidiaries reasonably believe to be financially sound in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning and/or operating properties or facilities similar to those owned and/or operated by AmBev or its subsidiaries, as the case may be, in the same general locations in which AmBev and its subsidiaries own and/or operate their properties or facilities.


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MAINTENANCE OF BOOKS AND RECORDS

     AmBev shall, and shall cause each of its subsidiaries to, maintain books, accounts and records in accordance with Brazilian GAAP, unless it is otherwise doing so under U.S. GAAP in accordance with its status as a foreign private issuer under the Securities Act, and in the case of its subsidiaries, under generally accepted accounting principles in the jurisdiction where each such subsidiary is organized.

MAINTENANCE OF OFFICE OR AGENCY

     AmBev shall maintain an office or agency in the Borough of Manhattan, The City of New York, where notices to and demands upon AmBev in respect of the guaranty may be served. Initially this office will be the offices of CT Corporation System located at 111 Eighth Avenue, New York, NY 10011, and AmBev will agree not to change the designation of such office without prior notice to the trustee and designation of a replacement office in the same general location.

RANKING

     AmBev will ensure that the guaranty will constitute general senior unsecured and unsubordinated obligations of AmBev and will rank pari passu, without any preferences among themselves, with all other present and future unsecured and unsubordinated obligations of AmBev (other than obligations preferred by statute or by operation of law) that are not, by their terms, expressly subordinated in right of payment to the obligations of AmBev under the guaranty.

NOTICE OF CERTAIN EVENTS

     AmBev will give notice to the trustee, as soon as is practicable and in any event within ten calendar days after AmBev becomes aware or should reasonably become aware, of the occurrence of any Event of Default or a Default under the notes and the Indenture, accompanied by a certificate of a responsible officer of AmBev setting forth the details of such Event of Default or Default and stating what action that AmBev proposes to take with respect thereto.

     AmBev will also give notice to the trustee, as soon as is practicable and in any event within five business days after AmBev becomes aware of any action taken by the Brazilian government that could give rise to certain currency exchange control events as contemplated in the insurance policy. If, however, certain specified events have occurred in the five business days preceding a payment date that limit or restrict the ability of AmBev to convert Reais into U.S. dollars or transfer U.S. dollars outside of Brazil in satisfaction of its obligations under the transaction documents, AmBev shall give notice of such event promptly and in any event not later than the business day prior to such payment date; and provided further, that if any of such events occurs on a payment date, AmBev shall give notice of such event no later than on such payment date.

LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     AmBev will not, in one or a series of transactions, consolidate or amalgamate with or merge into any corporation or convey, lease or transfer all or substantially all of its properties, assets or net sales to any person (other than a direct or indirect subsidiary of AmBev) or permit any person (other than a direct or indirect subsidiary of AmBev) to merge with or into it unless:

     o either AmBev is the continuing entity or the person formed by such consolidation or into which AmBev is merged or that acquired or leased such property or assets of AmBev will be a company organized and validly existing under the laws of Brazil or the United States and shall assume (jointly and severally with AmBev unless AmBev shall have ceased to exist as part of such merger, consolidation or amalgamation), by an amendment to the guaranty (the form and substance of which shall be previously approved by the trustee), all of AmBev's obligations under the guaranty;

     o the successor company (jointly and severally with AmBev unless AmBev shall have ceased to exist as part of such merger, consolidation or amalgamation) agrees to indemnify each noteholder against any tax, assessment or governmental charge thereafter imposed on such noteholder solely as a consequence

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        of such consolidation, merger, conveyance, transfer or lease with respect to the payment of principal of, or interest on, the notes;

     o immediately after giving effect to the transaction, no Event of Default, and no Default has occurred and is continuing;

     o AmBev has delivered to the trustee an officers' certificate and an opinion of counsel, each stating that the transaction and the amendment to the guaranty, if applicable, comply with the terms of the guaranty and that all conditions precedent provided for in the guaranty and relating to such transaction have been complied with; and

     o AmBev has delivered notice of such transaction to Moody's, S&P and Fitch (which notice shall contain a description of such merger, consolidation or conveyance).

     Notwithstanding anything to the contrary in the foregoing, so long as no event or condition that, with the giving of notice, the lapse of time or failure to satisfy certain specified conditions, or any combination thereof would constitute an Event of Default under the Indenture or the notes or an Event of Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom:

     o AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to a direct or indirect subsidiary of AmBev in cases when AmBev is the surviving entity in such transaction and such transaction would not have a material adverse effect on AmBev and its subsidiaries taken as a whole, it being understood that if AmBev is not the surviving entity, AmBev shall be required to comply with the requirements set forth in the previous paragraph; or

     o any direct or indirect subsidiary of AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any person (other than AmBev or any of its subsidiaries or affiliates) in cases when such transaction would not have a material adverse effect on AmBev and its subsidiaries taken as a whole; or

     o any direct or indirect subsidiary of AmBev may merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of assets to, any other direct or indirect subsidiary of AmBev; or

     o any direct or indirect subsidiary of AmBev may liquidate or dissolve if AmBev determines in good faith that such liquidation or dissolution is in the best interests of AmBev, and would not result in a material adverse effect on AmBev and its subsidiaries taken as a whole and if such liquidation or dissolution is part of a corporate reorganization of AmBev.

LIMITATION ON LIENS

     AmBev will not, and will not cause or permit any of its subsidiaries to, issue, assume or guarantee any Indebtedness, if that Indebtedness is secured by a Lien upon any Guarantor Specified Property now owned or hereafter acquired, unless, together with the issuance, assumption or guarantee of such Indebtedness, the notes shall be secured equally and ratably with (or prior to) such Indebtedness.

This restriction does not apply to:

     (i)    any Lien in existence on the date of the guaranty;

     (ii) any Lien on any property acquired, constructed or improved by AmBev or any of its subsidiaries after the date of the Indenture which is created, incurred or assumed contemporaneously with, or within 12 months after, that acquisition (or in the case of any such property constructed or improved, after the completion or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of any part of the purchase price of such property or the costs of that construction or improvement (including costs such as escalation, interest during construction and finance costs); provided that in the case of any such construction or improvement the Lien shall not apply to any other property owned by AmBev or any of its subsidiaries, other than any unimproved real property on which the property so constructed, or the improvement, is located;

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     (iii)  any Lien on Guarantor Specified Property which secures
            Indebtedness owing to an Official Lender;

     (iv) any Lien on any property existing at the time of its acquisition and which is not created as a result of or in connection with or in anticipation of that acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of that property);

     (v) any Lien on any property acquired from a corporation or any other Person which is merged with or into AmBev or its subsidiaries, or any Lien existing on property of a corporation or any other Person which existed at the time such corporation becomes a subsidiary of AmBev and, in either case, which is not created as a result of or in connection with or in anticipation of any such transaction (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such corporation);

     (vi) any Lien which secures only Indebtedness owing by any of AmBev's subsidiaries, to one or more of AmBev's subsidiaries or to AmBev and one or more of AmBev's subsidiaries;

     (vii) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses (i) through (vi) inclusive; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

     (viii) any Lien of AmBev or any of its subsidiaries that does not fall within paragraphs (i) through (vii) above and that secures an aggregate amount of Indebtedness which, when aggregated with Indebtedness secured by all other Liens of AmBev and its subsidiaries permitted under this paragraph (viii) (together with any Guarantor Sale and Lease-Back Transaction that would otherwise be prohibited by the provisions of the guaranty described below under "-- Limitations on guarantor sale and lease-back transactions" and inclusive of any comparable Liens (without any double-counting of the same Liens) permitted to be created by CBB and its subsidiaries under "Description of the Notes -- Certain Covenants -- Limitation on liens") at any time does not exceed 10% of Consolidated Net Tangible Assets at the time any such Indebtedness is issued, assumed or guaranteed by AmBev or any of its subsidiaries or at the time any such Lien is entered into.

     As used herein, the following terms have the respective meanings set forth below:

     "Consolidated Net Tangible Assets" means the total amount of assets of AmBev and its consolidated subsidiaries, (less applicable depreciation, amortization and other valuation reserves), except to the extent resulting from write-ups of capital assets, after deducting therefrom (i) all current liabilities of AmBev and its consolidated subsidiaries (excluding intercompany items) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent financial statements delivered by AmBev to the trustee pursuant to "-- Provision of financial statements and reports."

     "Guarantor Specified Property" means (i) any manufacturing facility, including land and buildings and other improvements thereon and equipment located therein, (ii) any executive offices, administrative buildings, and research and development facilities, including land and buildings and other improvements thereon and equipment located therein, in each case of AmBev or any of its subsidiaries, and (iii) any intangible assets, including, without limitation, any brand names, trademarks, copyrights, patents and similar rights and any income (licensing or otherwise), proceeds of sale or other revenue therefrom. For the avoidance of doubt, Guarantor Specified Property excludes any receivables or cash flow arising from the sales of goods and services by AmBev in the ordinary course of business.

     "Guarantor Sale and Lease-Back Transaction" means any transaction or series of related transactions pursuant to which AmBev or any of its subsidiaries sells or transfers any property to any Person with the intention of taking back a lease of such property.

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     "Hedge Agreements" means interest rate protection agreements, interest rate swaps, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

     "Indebtedness" of any Person means, without duplication,

     (i)    indebtedness of such Person for borrowed money;

     (ii) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade accounts payable for which there is no interest due and payable (other than default interest) according to the terms of such obligations and which are incurred in the ordinary course of such Person's business but only if and for so long as the same remain payable on customary trade terms);

     (iii) all reimbursement or payment obligations of such Person with respect to letters of credit, bankers' acceptances, surety bonds and similar instruments, except for reimbursement or payment obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (i) above or (iv), (vii) or (viii) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth business day following receipt by such Person of a demand for reimbursement;

     (iv) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses;

     (v) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

     (vi)   all net obligations of such Person with respect to Hedge
            Agreements;

     (vii) all direct or indirect guaranties in respect of, and all obligations (contingent or otherwise) of such Person to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, any indebtedness referred to in clauses (i) through
            (vi) above; and

     (viii) all indebtedness referred to in clauses (i) through (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

     "Lien" means any mortgage, pledge, security interest, aval, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

     "Official Lender" means (a) any Brazilian governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any of such institutions, agencies or banks), including, without limitation, Banco Nacional de Desenvolvimento Economico e Social and the related system, (b) any multilateral or foreign governmental financial institution, agency or development bank (or any other bank or financial institution representing or acting as agent for any such institutions, agencies or banks), including, without limitation, the World Bank, the International Finance Corporation and the Inter-American Development Bank and (c) any governmental authority of jurisdictions where AmBev or any of its subsidiaries conducts business (or any bank or financial institutions representing or acting as agent for such governmental authority).

     "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any nation or government, any state,


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     province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

LIMITATIONS ON GUARANTOR SALE AND LEASE-BACK TRANSACTIONS

     AmBev will not, and will not permit any of its subsidiaries to, enter into any Guarantor Sale and Lease-Back Transaction with respect to any Guarantor Specified Property, unless either:

     (i) AmBev or that subsidiary would be entitled pursuant to the provisions of the guaranty described above under "-- Limitation on liens" (including any exception to the restrictions set forth therein) to issue, assume or guarantee Indebtedness secured by a Lien on such Guarantor Specified Property without equally and ratably securing the notes, or

     (ii) AmBev or that subsidiary shall apply or cause to be applied, in the case of a sale or transfer for cash, an amount equal to the net proceeds thereof and, in the case of a sale or transfer otherwise than for cash, an amount equal to the fair market value of the Guarantor Specified Property so leased, to the retirement, within 12 months after the effective date of the Guarantor Sale and Lease-Back Transaction, of any AmBev's Indebtedness ranking at least pari passu with the guaranty and owing to a person other than AmBev or any of its subsidiaries or to the construction or improvement of real property or personal property used by AmBev or any of its subsidiaries in the ordinary course of business. These restrictions will not apply to:

            o transactions providing for a lease term, including any renewal, of not more than three years, and

            o transactions between AmBev and any or its subsidiaries or between AmBev's subsidiaries.

TRANSACTIONS WITH AFFILIATES

     AmBev shall not, and shall not permit any of its subsidiaries to, enter into or carry out (or agree to enter into or carry out) any transaction or arrangement with any affiliate, except for any transaction or arrangement entered into or carried out on terms no less favorable to AmBev or such subsidiary than those which could have been obtained on an arm's-length basis with a person that is not an affiliate; provided, however, that the foregoing shall not apply to transactions (i) between AmBev and CBB or (ii) between or among AmBev, CBB and/or any of their respective subsidiaries not involving any other person so long as consummation of any such transaction will not have a material adverse effect on AmBev and its subsidiaries taken as a whole or have a material adverse effect on the rights of the noteholders.

PROVISION OF FINANCIAL STATEMENTS AND REPORTS

     AmBev will provide to the trustee, in English or accompanied by an English translation thereof, (i) as soon as available and in any case within 60 calendar days after the end of each fiscal quarter (other than the fourth quarter), its unaudited and consolidated balance sheet and statement of income calculated in accordance with Brazilian GAAP and accompanied by a report thereon by an independent public accountant of recognized international standing (unless AmBev is preparing interim financial statements under U.S. GAAP for purposes of filings under the United States securities laws, in which case this clause (i) shall be deemed to apply to U.S. GAAP rather than Brazilian GAAP and such financial statements shall be delivered as soon as available and in any case within 90 calendar days after the end of the fiscal quarter) and (ii) as soon as available and in any case within 180 calendar days after the end of each fiscal year, its audited and consolidated balance sheet and statement of income calculated in accordance with U.S. GAAP or in accordance with Brazilian GAAP, together with a reconciliation to U.S. GAAP in accordance with the rules and regulations of the United States securities laws, and in either case accompanied by a report thereon by an independent public accountant of recognized international standing. AmBev will provide, together with each of the financial statements delivered hereunder, an officers' certificate stating that a review of AmBev's activities has been made during the period covered by such financial statements with a view to determining whether AmBev has kept, observed, performed and fulfilled its covenants and agreements under the guaranty and that no Event of Default under the Indenture and the notes has occurred during such period.

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     In addition, AmBev will furnish to the trustee copies of all financial statements and financial reports, promptly upon such statements and reports being publicly available, filed by AmBev with the SEC or published or otherwise made publicly available in Brazil, the United States or elsewhere, and in any case within 15 calendar days of such statements and reports becoming available.

FURTHER ACTIONS

     AmBev will, at its own cost and expense, and will cause its subsidiaries to, at their own cost and expense, satisfy any condition or take any action (including the obtaining or effecting of any necessary consent, approval, authorization, exemption, filing, license, order, recording or registration) at any time required, as may be necessary or as the trustee may reasonably request, in accordance with applicable laws and/or regulations, to be taken, fulfilled or done in order (a) to enable AmBev to lawfully enter into, exercise its rights and perform and comply with its obligations under the guaranty and each of the other transaction documents to which it is a party,
(b) to ensure that AmBev's obligations under the guaranty and each of the other transaction documents to which it is a party are legally binding and enforceable, (c) to make the guaranty and each of the other relevant transaction documents admissible in evidence in the courts of the State of New York or Brazil, (d) to enable the trustee to exercise and enforce its rights under and carry out the terms, provisions and purposes of the guaranty and each of the other transaction documents, (e) to take any and all action necessary to preserve the enforceability of, and maintain the trustee's rights under, the guaranty and each of the other transaction documents to which it is a party and (f) to assist the trustee in the trustee's performance of its obligations under the guaranty and each of the transaction documents.

ADDITIONAL AMOUNTS

     Except as provided below, AmBev will make all payments of amounts due under the guaranty without withholding or deducting any present or future taxes, duties, assessments or other governmental charges of any nature imposed by Brazil or any political subdivision of Brazil. If AmBev is required by law to withhold or deduct any such taxes, duties, assessments or other governmental charges, except as provided below, AmBev will pay the noteholders any additional amounts necessary to ensure that they receive the same amount as they would have received without such withholding or deduction.

     AmBev will not, however, pay any additional amounts in connection with any tax, duty, assessment or other governmental charge that is imposed due to any of the following:

     o the noteholder or beneficial owner has some connection (present or former) with the taxing jurisdiction other than merely holding the notes or receiving payments on the notes or under the guaranty (such as citizenship, nationality, residence, domicile, or existence of a business, a permanent establishment, a dependent agent, a place of business or a place of management present or deemed present within the taxing jurisdiction);

     o  any tax imposed on, or measured by, net income;

     o the noteholder or beneficial owner fails to comply with any certification, identification or other reporting requirements concerning its nationality, residence, identity or connection with the taxing jurisdiction, if (i) such compliance is required by applicable law, regulation, administrative practice or treaty as a precondition to exemption from all or a part of the tax, duty, assessment or other governmental charge, (ii) the noteholder or beneficial owner is able to comply with such requirements without undue hardship and (iii) at least 30 calendar days prior to the first payment date with respect to which such requirements under the applicable law, regulation, administrative practice or treaty shall apply, AmBev or the trustee has notified all noteholders that they will be required to comply with such requirements;

     o the noteholder fails to present (where presentation is required) its note within 30 calendar days after AmBev has made available to the noteholder a payment of principal or interest, provided that AmBev will pay additional amounts which such noteholder would have been entitled to had the note owned by such noteholder been presented on any day (including the last day) within such 30-day period;

     o any estate, inheritance, gift, value added, use or sales taxes or any similar taxes, assessments or other governmental charges;

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     o  where any additional amounts are imposed on a payment on the notes and are required to be made pursuant to Council Directive 2003/48/EC of the Council of the European Union on the taxation of savings income in the form of interest payments (or any European Union Directive otherwise implementing the conclusions of the ECOFIN Council Meeting of 26 and 27 November 2000) or any law implementing or complying with, or introduced in order to conform to, any such Directive;

     o where the noteholder or beneficial owner could avoid any additional amounts by requesting that a payment on the notes be made by, or presenting the relevant notes for payment to, another paying agent located in a member state of the European Union.

     AmBev will also (i) make such withholding or deduction and (ii) remit the full amount withheld or deducted to the relevant taxing authority in accordance with applicable law. Upon written request from the trustee, AmBev will furnish to the trustee, within five business days after the delivery of such written request, certified copies of tax receipts or, if such receipts are not obtainable, documentation reasonably satisfactory to the trustee evidencing such payment by CBB. Upon written request of the noteholders to the trustee, copies of such receipts or other documentation, as the case may be, will be made available to the noteholders. At least 10 business days prior to each date on which any payment under or with respect to the guaranty is due and payable, if AmBev is obligated to pay additional amounts with respect to such payment, AmBev will deliver to the trustee an officers' certificate stating that additional amounts will be payable, the amounts so payable and setting forth such other information as the trustee shall reasonably request for tax purposes.

     AmBev will, upon the written request of any noteholder, indemnify and hold harmless and reimburse such noteholder for the amount of any taxes, duties, assessments or other governmental charges of any nature imposed by Brazil or any political subdivision of Brazil (other than any such taxes, duties, assessments or other governmental charges for which the noteholder would not have been entitled to receive additional amounts pursuant to any of the conditions described in the second paragraph of this section titled "Additional Amounts") so imposed on, and paid by, such noteholder as a result of any payment made under or with respect to the guaranty, so that the net amount received by such noteholder after such reimbursement would not be less than the net amount the noteholder would have received if such taxes, duties, assessments or other governmental charges would not have been imposed or levied and so paid.

     AmBev will pay any stamp, administrative, court, documentary, excise or property taxes arising in a taxing jurisdiction in connection with the notes and will indemnify the noteholders for any such taxes paid by noteholders.

     All references to principal, interest, or other amounts payable under the guaranty shall be deemed to include any additional amounts payable by AmBev under the guaranty. The foregoing obligations shall survive any termination, defeasance or discharge of the notes and the Indenture.

     If AmBev shall at any time be required to pay additional amounts to noteholders pursuant to the terms of the guaranty, AmBev will use its reasonable endeavors to obtain an exemption from the payment of (or otherwise avoid the obligation to pay) the tax, assessment or other governmental charge which has resulted in the requirement that it pay such additional amounts.

AVAILABLE INFORMATION

     For as long as the notes are "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act, AmBev will, to the extent required, furnish to any noteholder, or to any prospective purchaser designated by such noteholder, upon request of such noteholder, financial and other information described in paragraph (d)(4) of Rule 144A with respect to CBB and AmBev to the extent required in order to permit such noteholder to comply with Rule 144A with respect to any resale of its note, unless during that time, CBB is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, or is exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

EVENTS OF DEFAULT

     There are no events of default under the guaranty. The Indenture, however, contains events of default relating to AmBev which may trigger an Event of Default and acceleration of the notes. Upon any such acceleration (including any acceleration arising out of the insolvency or similar events relating to AmBev), if CBB fails to pay all

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amounts then due under the notes and the Indenture, AmBev will be obligated to make a payment as described herein. See "Description of the Notes -- Events of Default."

AMENDMENTS

     The guaranty may only be amended or waived in accordance with its terms pursuant to a written document which has been duly executed and delivered by AmBev and the trustee, acting on behalf of the noteholders.

     The Indenture provides that the trustee may, without the consent or approval of the noteholders, amend, waive or supplement the guaranty for certain specific purposes, including, among other things, curing ambiguities, defects or inconsistencies, or making any other provisions with respect to matters or questions arising under the guaranty, the Indenture or the notes or making any other change that will not adversely affect the rights of any noteholder.

     Except as contemplated above, the Indenture provides that the trustee may execute and deliver any other amendment to the guaranty or grant any waiver thereof only with the consent of the noteholders of a majority in aggregate principal amount of the notes then outstanding.

     For so long as the notes are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, CBB will give notice of any amendment to the guaranty to the Luxembourg Stock Exchange.

GOVERNING LAW

     The guaranty is governed by the laws of the State of New York.

JURISDICTION

     AmBev has consented to the non-exclusive jurisdiction of any court of the State of New York or any U.S. federal court sitting in The City of New York, New York, United States and any appellate court from any thereof. AmBev has appointed CT Corporation System, 111 Eighth Avenue, New York, NY 10011 as its authorized agent upon which service of process may be served in any action or proceeding brought in any court of the State of New York or any U.S. federal court sitting in The City of New York in connection with the guaranty.

WAIVER OF IMMUNITIES

     To the extent that AmBev may in any jurisdiction claim for itself or its assets immunity from a suit, execution, attachment, whether in aid of execution, before judgment or otherwise, or other legal process in connection with the guaranty (or the Indenture and the notes to the extent related thereto) and to the extent that in any jurisdiction there may be immunity attributed to CBB or AmBev or their assets, whether or not claimed, AmBev has irrevocably agreed with the trustee, for the benefit of the noteholders, not to claim, and irrevocably waive, the immunity to the full extent permitted by law.

CURRENCY RATE INDEMNITY

     AmBev has agreed that, if a judgment or order made by any court for the payment of any amount in respect of any of its obligations under the guaranty is expressed in a currency other than U.S. dollars, AmBev will indemnify the relevant noteholder, against any deficiency arising from any variation in rates of exchange between the date as of which the denomination currency is notionally converted into the judgment currency for the purposes of the judgment or order and the date of actual payment. This indemnity will constitute a separate and independent obligation from AmBev's other obligations under the guaranty, will give rise to a separate and independent cause of action, will apply irrespective of any indulgence granted from time to time and will continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due in respect of the relevant note or under any such judgment or order.

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DESCRIPTION OF THE REGISTRATION RIGHTS AGREEMENT

     The following summary describes certain provisions of the registration rights agreement. This summary is subject to, and qualified in its entirety by reference to, the provisions of the registration rights agreement. You may obtain copies of the registration rights agreement upon request to the trustee or the paying agents at the addresses set forth under "Where You Can Find More Information."

     Under the registration rights agreement among CBB, AmBev, the trustee and the initial purchasers, CBB and AmBev have agreed with the trustee and the initial purchasers, for the benefit of the noteholders, that they will use their reasonable best efforts, at their cost, to file and cause to become effective a registration statement with respect to a registered exchange offer with the SEC to exchange the original notes for an issue of unsubordinated notes of CBB with terms identical in all material respects to the original notes (except that the exchange notes will not bear legends restricting their transfer) including having the benefit of the guaranty. Upon such registration statement being declared effective, CBB and AmBev shall offer the exchange notes in return for surrender of the original notes. Such offer shall remain open for not less than 20 business days after the date notice of the exchange offer is mailed to noteholders. For each original note surrendered to CBB under the exchange offer, the holder will receive an exchange note of equal principal amount. Interest on each exchange note shall accrue from the last interest payment date on which interest was paid on the original notes so surrendered or, if no interest has been paid on such original notes, from the closing date in respect of the original notes. This exchange offer is being made pursuant to the registration rights agreement.

     In the event that this exchange offer is not consummated and CBB has not otherwise provided for an effective registration statement permitting the free resale of the original notes on or prior to September 18, 2004, the annual interest rate borne by the original notes will be increased to 9.25% per annum (0.5% in excess of the initial note rate) until the exchange offer is consummated. In the case of any such increase in the interest rate on the original notes, notice of the increase will be published as described under "Description of the Notes -- Notices."

     If CBB and AmBev effect the exchange offer, CBB will be entitled to close the exchange offer 20 business days after the commencement thereof, provided that it has accepted all notes theretofore validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all of the terms and conditions specified in the Indenture and to the transfer restrictions described in "Notice to Investors."

     Application will be made to have the exchange notes, if any, listed on the Luxembourg Stock Exchange. CBB will inform the Luxembourg Stock Exchange and publish a notice in a Luxembourg newspaper, which is expected to be the Luxemburger Wort, in the event of any change in the rate of interest payable on the original notes, no later than the commencement of each change in rate. In connection with the exchange offer:

     o CBB will give notice prior to or at the beginning of the exchange offer and of the results of the exchange offer to the Luxembourg Stock Exchange and will publish a notice in a Luxembourg newspaper, which is expected to be the Luxemburger Wort, announcing the beginning and results of the exchange offer and, following completion of such offer;

     o CBB has appointed The Bank of New York (Luxembourg) S.A. as Luxembourg exchange agent through which all relevant documents with respect to the exchange offer will be made available; and

     o the Luxembourg exchange agent will be able to perform all agency functions to be performed by any exchange agent, including providing a letter of transmittal and other relevant documents to a noteholder, accepting such documents on CBB's behalf, accepting definitive notes for exchange, and delivering exchange notes to noteholders entitled thereto.


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DESCRIPTION OF THE INSURER AND THE INSURANCE POLICY

     The following summary describes certain provisions of the insurance policy and the insurance side agreement (as defined herein). This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, the provisions of the insurance policy and the insurance side agreement. You may obtain copies of the insurance policy and the insurance side agreement upon request to the trustee or the paying agents at the addresses set forth below under "Where You Can Find More Information." This summary also contains limited information concerning the insurer, which has been provided to us by the insurer.

GENERAL

     The trustee will be the beneficiary of an insurance policy for expropriation and currency inconvertibility issued by Steadfast Insurance Company. Subject to the terms of the insurance policy, the insurer will pay compensation to The Bank of New York in U.S. dollars in respect of payments of limited amounts of interest (payable at the initial note rate) due by CBB under the Indenture and the notes (or payable by AmBev under the guaranty) (such payments being due by CBB or AmBev being the "Insured Payments") which payments CBB and AmBev, as the case may be, could not otherwise make due to an Expropriation Event or an Inconvertibility Event (as defined below) during the period from September 15, 2003 until October 17, 2014 (a date which is 13 months after the expected maturity date). Under certain limited circumstances and after the satisfaction of certain conditions precedent, the trustee may, at the request of CBB, cancel the insurance policy at any time on or after the third anniversary of the closing date in respect of the original notes. See "-- The Insurance Policy -- Cancellation of the insurance policy." The insurance policy is not a guarantee of payment by CBB or AmBev, as the case may be, of the Insured Payments and the insurance policy only covers the risk of inconvertibility, non-transferability or expropriation of or with respect to the Insured Payments made by CBB or AmBev, as the case may be, if an Expropriation Event or an Inconvertibility Event has occurred and is continuing. The maximum amount payable by the insurer under the insurance policy is U.S.$65,625,000 which amount represents 18 months of interest on the notes at the note rate.

     All premiums payable under the insurance policy have been paid in full by CBB from the proceeds from the sale of the original notes on the closing date.

THE INSURER

     The insurance policy has been issued through the Steadfast Insurance Company, an insurance company chartered in the State of Delaware and a wholly-owned subsidiary of the Zurich American Insurance Company. Steadfast Insurance Company, Zurich American Insurance Company and other affiliated companies are linked through the Zurich U.S. Insurance Pool, an intercompany arrangement which aggregates the assets and liabilities of each member. The Zurich U.S. Insurance Pool, led by Zurich American Insurance Company, has been given a rating of A (Excellent) by the A.M. Best Company. In addition, each of the Zurich American Insurance Company and Steadfast Insurance Company has been given a financial strength rating of A+ by S&P.

     Zurich American Insurance Company is a wholly-owned subsidiary of Zurich Holding Company of America, which is a subsidiary of Zurich Financial Services Group ("Zurich Financial Services"). Zurich Financial Services is an insurance-based financial services provider with a global network that focuses its activities on its key markets in North America and Europe. Founded in 1872, Zurich Financial Services is headquartered in Zurich, Switzerland. Zurich Financial Services has offices in more than 50 countries and employs about 62,000 people. Based on consolidated figures for 2003, Zurich Financial Services achieved gross premiums of U.S.$48.9 billion. Net income in 2003 was U.S.$2.1 billion, this was after experiencing a loss of U.S.$3.4 billion in 2002. In 2004 Zurich Financial Services continued to realize operating improvements and reported a net income of U.S.$702 million for the first quarter of 2004, compared to a net income of U.S.$134 million for the same period in 2003.

THE INSURANCE POLICY

EXPROPRIATION EVENTS AND INCONVERTIBILITY EVENTS

     Under the terms of the insurance policy, the trustee will have the right to present a claim and request payments upon the occurrence and continuation of an Expropriation Event or an Inconvertibility Event (or any combination thereof which continues uninterrupted for the duration of the Waiting Period) (as such term is defined

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below) that begins prior to the end of the policy period and that prevents
CBB, AmBev or the trustee from making all or any portion of the Insured Payments under the notes or the guaranty, as the case may be.

The following terms have the respective meanings set forth below:

     "Date of Loss" means a date occurring during the policy period and the later of (i) the due date of the payments due in respect of the notes which corresponds to the Insured Payment that is the subject of a claim and (ii) the date on or before the end of the 30-day interest payment grace period on which CBB, AmBev, or the trustee, as the case may be, first attempts to convert Reais into U.S. dollars or transfer U.S. dollars outside Brazil in order to make an Insured Payment.

     "Expropriation Event" means an act or series of acts taken by the Brazilian government that effectively deprives CBB, AmBev or the trustee of the use and control of funds deposited (either in Reais or U.S. dollars) by the trustee, or by CBB or AmBev for the account of the trustee, with a financial institution in Brazil, for the purpose of making an Insured Payment, causing an unfunded Insured Payment; provided that such act or acts continue for the duration of the Waiting Period.

     "Inconvertibility Event" means:

     (i) any act or series of acts by the Brazilian government that prevents CBB, AmBev or the trustee for the duration of the Waiting Period from directly or indirectly:

           A. converting Reais into U.S. dollars in order to make an Insured Payment or a portion thereof, including the denial of such conversion in an exchange rate category as favorable as the category applicable to determine the Reference Rate of Exchange; or

           B. transferring outside of Brazil the funds as described in (A) above already converted from Reais into U.S. dollars constituting all or any portion of an Insured Payment; or

     (ii) failure by the Brazilian government to effect a conversion or transfer under (i) above on behalf of CBB, AmBev or the trustee.

     "Reference Rate of Exchange" means the (i) official exchange rate applied by the Central Bank for the category of remittance that is the subject of a claim or (ii) if the Central Bank does not freely execute conversions of Reais into U.S. dollars for such category of remittance, then the Reference Rate of Exchange will be the effective exchange rate obtained through the most active legal and normal channel (as such rate is agreed by both the trustee and the insurer) in Brazil for the conversion of Reais into U.S. dollars for the category of remittance that is the subject of a claim. If no exchange rate can be determined pursuant to the above, the Reference Rate of Exchange will mean the last available official exchange rate applied by the Central Bank or equivalent entity in Brazil prior to the Date of Loss.

     "Waiting Period" means a period of 180 calendar days from the Date of Loss; provided that, for the avoidance of doubt, if the Date of Loss occurs during the policy period, the Waiting Period may expire after the expiration of the policy period.

PAYMENTS UNDER THE INSURANCE POLICY

     In the event of an Expropriation Event or an Inconvertibility Event, and subject to the terms and conditions of the insurance policy, the insurer will be required to pay compensation to the trustee, in U.S. dollars, in an amount equal to the U.S. dollar equivalent (as determined by the Reference Rate of Exchange) of the Insured Payments (or other covered payments made by CBB, AmBev or the trustee) that could not either be converted from Reais or transferred outside of Brazil by AmBev, CBB or the trustee as a result of any such Expropriation Event or Inconvertibility Event.

     Payments under the insurance policy for any loss caused by an Expropriation Event or an Inconvertibility Event will be adjusted for any compensation received from the Brazilian government or any other source on account of such loss, excluding compensation received by CBB or AmBev in any currency that is not freely convertible into U.S. dollars, any currency that is not transferable outside Brazil and any amounts received from the reserve account. Payments under the insurance policy will also be adjusted for certain payments made by CBB or AmBev, following

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the start and continuation of an Expropriation Event or an Inconvertibility
Event, in respect of notes or other similar obligations issued or incurred by CBB or AmBev that are not insured under an insurance policy issued by the insurer.

     No payments under the insurance policy will be made in respect of additional amounts or any interest which has accrued at a rate in excess of the initial note rate.

     In no event shall the total amount of payments to be made by the insurer under the insurance policy exceed U.S.$65,625,000, which is the maximum aggregate limit of liability under the insurance policy (equal to 18 months interest on the notes at the initial note rate), regardless of the number or amount of losses incurred by the trustee.

     An acceleration, redemption or prepayment of an Insured Payment, if permitted under the Indenture, will not give rise to a corresponding acceleration or prepayment of the insurer's obligations to make payments under the insurance policy to the extent that such acceleration or prepayment occurs during an Expropriation Event or Inconvertibility Event. In the case of any such acceleration, the insurer, to the extent that it is otherwise obligated to make a payment under the insurance policy, shall only be obligated to make payments under the insurance policy in accordance with the original payment schedule for the payment of principal of and interest on the notes.

EXCLUSIONS FROM PAYMENTS UNDER THE INSURANCE POLICY

     The insurance policy provides that the insurer shall not make payments under the insurance policy for any loss to the extent that the Expropriation Event or Inconvertibility Event (or any combination thereof) giving rise to such loss was directly or indirectly caused by, certain events, including, but not limited to: (i) the failure by CBB, AmBev or the trustee to comply with the laws of Brazil applicable to any of them, or the failure by CBB or AmBev to comply with the environmental, public health or worker safety standards of the International Bank of Reconstruction and Development (otherwise known as the World Bank); (ii) the trustee's material breach of the terms of, or a material misrepresentation contained in, the insurance policy or the trustee's application for insurance under the insurance policy; (iii) CBB, AmBev or the trustee engaging in wrongful or criminal activities, or unreasonable actions which provoke the Brazilian government in some manner; (iv) certain events relating to nuclear reactions, nuclear radiation or radioactive contamination, or the dispersal or application of pathogenic, toxic or poisonous biological or chemical elements, under any circumstance; (v) the insolvency, bankruptcy or financial default of CBB, AmBev or the trustee; and (vi) the material breach by CBB, AmBev or the trustee of any contractual agreements with the Brazilian government or any material breach by the Brazilian government of contractual agreements with CBB, AmBev or the trustee, or the Brazilian government acting in a commercial capacity as a supplier, creditor, shareholder, director or manager of, or purchaser from, CBB or AmBev.

     The insurer shall not be obligated to pay under the insurance policy as a result of any action taken by the Brazilian government which constitutes a bona fide non-discriminatory measure of general application of a kind that governments normally take in the public interest (other than in respect to an Expropriation Event or Inconvertibility Event).

The insurance policy provides that the insurer will have no liability under the insurance policy in respect of an Inconvertibility Event under certain circumstances, including, but not limited to: (i) CBB, AmBev or the trustee would have been unable legally to convert Reais to U.S. dollars on the closing date in respect of the original notes; (ii) the failure by CBB, AmBev or the trustee (to the extent that any such party's attempt to convert and transfer currency to make any payment under or in respect of the Indenture, the notes or the guaranty is the subject of a claim) to exercise all reasonable efforts to convert Reais to U.S. dollars (at a rate no less favorable than the Reference Rate of Exchange) or transfer U.S. dollars from Brazil to the United States during the Waiting Period through all lawful mechanisms available in Brazil that the trustee, CBB or AmBev could have used in the absence of the coverage under the insurance policy; (iii) in the event that the trustee, CBB or AmBev fails to attempt to initiate the conversion or transfer of Reais to U.S. dollars within 30 calendar days following the date that the relevant Insured Payment is due to be paid under the Indenture, the notes or the guaranty, as the case may be; and (iv) solely for the devaluation or fluctuation of the real.

CLAIMS AND SUBROGATION UNDER THE INSURANCE POLICY

     The insurance policy requires that the trustee notify the insurer within 30 calendar days after it has, as a result of any notification received from CBB or AmBev, knowledge of any occurrence which could reasonably be

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expected to give rise to a claim. The trustee must file a written claim with the insurer 90 calendar days from the Date of Loss. The trustee is required to provide any additional evidence material to the insurer's determination regarding the claim, as reasonably requested by the insurer, in order to establish the claim. Any such request by the insurer shall be made no later than 120 days after the Date of Loss. So long as the trustee provides any such additional evidence within 30 calendar days of the insurer's request, the insurer will make a determination regarding the claim and pay compensation no later than the last day of the 180-day Waiting Period. In the event that the trustee does not provide any additional information reasonably requested by the insurer within 75 calendar days of any such request, the insurer may deem the claim made under the insurance policy to be withdrawn.

     As a condition to any payment of compensation by the insurer, the trustee (at the insurer's option) will either (i) assign to the insurer all of its right, title and interest in all or part of the Insured Payments that are the subject of the claim or (ii) in the case of any Inconvertibility Event, pay or cause to be paid over to the insurer the Reais equivalent of the Insured Payment being paid by the insurer (at an exchange rate equal to the Reference Rate of Exchange).

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE TRUSTEE, CBB AND AMBEV

     The trustee has made certain representations and warranties and given certain covenants in the insurance policy. These representations, warranties and covenants include, without limitation: (i) the trustee's lack of knowledge on the closing date in respect of the original notes of any circumstance that could give rise to a loss under the insurance policy, (ii) the accuracy and completeness of information regarding itself provided to the insurer in its application for the insurance policy, (iii) that it will notify the insurer of an event that could give rise to a claim under the insurance policy within 30 days of it becoming aware of any such event and (iv) that it will cooperate with the insurer in the resolution of any claim, take all reasonable steps to minimize any losses and the preserve legal remedies.

     In addition to the representations, warranties and covenants of the trustee set forth above, CBB and AmBev will agree, pursuant to the insurance side agreement (as described below in "-- The Insurance Side Agreement -- Representations, warranties and covenants") to make substantially similar representations and warranties and give equivalent covenants as those made and given by the trustee in the insurance policy. The trustee is a party to the insurance side agreement and will also agree, pursuant to the insurance policy, to use its reasonable efforts to cooperate with the insurer in the enforcement of its and the insurer's rights under the insurance side agreement to cause CBB and AmBev to comply with their obligations thereunder.

     To the extent that any of the trustee, CBB or AmBev materially breaches its obligations described above or in "--The Insurance Side Agreement -- Representations, warranties and covenants" or makes a material misrepresentation with respect to any of the representations described above, the insurer may void the insurance policy, retain any premium paid to it in respect of the insurance policy and refuse to pay any claim submitted thereunder.

CANCELLATION OF THE INSURANCE POLICY

     At any time on or after the third anniversary of the closing date in respect of the original notes and so long as no Default or Event of Default has occurred and is continued, the trustee, at the direction of CBB, may cancel the insurance policy upon the receipt by the trustee of confirmation from each of Moody's, S&P and Fitch that its then current rating of notes is at least "A3," "A-" and "A-," respectively, and that such ratings will not be lowered or withdrawn as a result of such cancellation. Any such cancellation that occurs after the third anniversary of the closing date in respect of the original notes shall be effective as of the immediately succeeding anniversary of the closing date in respect of the original notes provided that the conditions precedent for the cancellation of the insurance policy described above are satisfied as of such immediately succeeding anniversary of the closing date in respect of the original notes.

     The involuntary cancellation or termination of the insurance policy shall be an Event of Default under the notes and the Indenture unless CBB or AmBev make certain deposits in the reserve account as contemplated in clause (m) under "Description of the Notes -- Events of Default."

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

ARBITRATION

     Any dispute, controversy or claim between the trustee and the insurer arising under the insurance policy will be settled by arbitration in New York, New York, in the United States of America, according to the then prevailing International Arbitration Rules of the American Arbitration Association. In no event shall the total amount of payments under the insurance policy, if any, awarded by the arbitrator against the insurer exceed the maximum aggregate limit of liability.

CHOICE OF LAW AND JURISDICTION

     The insurance policy is governed by the laws of the State of New York.

THE INSURANCE SIDE AGREEMENT

     The insurance side agreement is an agreement entered among CBB, AmBev, the trustee and the insurer on the closing date in respect of the original notes under which AmBev and CBB have made certain representations and are required to take certain actions in respect of the insurance policy.

REPRESENTATIONS, WARRANTIES AND COVENANTS

     CBB and AmBev have made certain representations and warranties and have given certain covenants to the insurer pursuant to the insurance side agreement. These representations, warranties and covenants include, without limitation: (i) the accuracy and completeness of information provided to the insurer in its application for the insurance policy, (ii) that CBB and AmBev have obtained all licenses required by law in order for them to enter into and perform their obligations under the Indenture and the guaranty, as applicable
(iii) that CBB and AmBev will cooperate with the insurer in the resolution of any claim, (iv) that CBB and AmBev will take all reasonable steps to avoid or minimize a loss under the insurance policy and take all reasonable means (including legal, administrative or diplomatic means) available to it to minimize or recover any such loss and (v) that CBB and AmBev will preserve all legal remedies in respect of any claim. As described above in "Description of the Insurer and the Insurance Policy -- The Insurance Policy -- Representations, warranties and covenants of the trustee, CBB and AmBev", the trustee will have the obligation under the insurance policy to take reasonable efforts to cause CBB and AmBev to comply with these obligations.

DELEGATION OF DUTIES AND RESPONSIBILITIES

     In addition to the representations, warranties and covenants set forth in the insurance side agreement, the trustee will delegate to each of CBB and AmBev, and each of CBB and AmBev will accept such delegation, most of the trustee's duties and responsibilities under the insurance policy. The insurer will agree to accept performance by CBB and AmBev of the duties and obligations of the trustee delegated to them.

INDEMNIFICATION

     Subject to usual exclusions and limitations, CBB and AmBev have agreed to indemnify the trustee against certain actions and omissions of CBB and AmBev under the insurance side agreement and the insurance policy.

ARBITRATION

     Any dispute, controversy or claim between any of the parties to the insurance side agreement will be settled by arbitration in New York, New York, in the United States of America, according to the then prevailing
International Arbitration Rules of the American Arbitration Association.

CHOICE OF LAW AND JURISDICTION

     The insurance side agreement is governed by the laws of the State of New York.

                       CERTAIN INCOME TAX CONSIDERATIONS

     The following discussion summarizes the principal Brazilian federal tax consequences and U.S. federal income tax consequences under present law with respect to the exchange of the notes. This discussion is not a comprehensive discussion of all the tax considerations that may be relevant to a decision to exchange, hold or dispose of the notes and is not applicable to all categories of investors, some of which may be subject to special rules. Each prospective purchaser is urged to consult its own tax advisor about the particular Brazilian and U.S. tax consequences to it of an investment in the notes. The discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil or the United States.

     Although there is at present no income tax treaty between Brazil and the United States, the tax authorities of the two countries have had discussions that may culminate in a treaty. No assurance can be given, however, as to whether or when a treaty will enter into force or of how it will affect holders of the notes who or which are present in the United States for tax purposes. This summary is based on the federal tax laws of Brazil and the United States as in effect on the date of this prospectus. Such tax laws are subject to change, possibly with retroactive effect, which change could affect the continued validity of this summary. This summary does not constitute tax advice and does not purport to be comprehensive description of all the tax considerations that may be relevant to a decision to exchange, hold or dispose of the notes.

     HOLDERS OF THE NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS IN RESPECT OF THE CONSEQUENCES THAT THE EXCHANGE, OWNERSHIP OR DISPOSITION OF THE NOTES MAY HAVE UNDER THE LAWS OF BRAZIL, THE UNITED STATES OR ANY OTHER JURISDICTION IN LIGHT OF THEIR PARTICULAR INVESTMENT CIRCUMSTANCES.

BRAZILIAN TAXATION

     Individuals domiciled in Brazil and Brazilian companies are taxed in Brazil on the basis of their worldwide income which includes earnings of Brazilian companies' foreign subsidiaries, branches and affiliates. The earnings of branches of foreign companies and non-Brazilian residents in general are taxed in Brazil only on income derived from Brazilian sources.

     Interest, fees, commissions and any other income (which for the purposes of this paragraph includes any deemed income on the difference between the issue price of the notes and the price at which the notes are redeemed ("original discount") payable by a Brazilian obligor to an individual, company, entity, trust or organization domiciled outside Brazil) is subject to income withheld at source. The rate of withholding is (i) 15%, (ii) 25% in the case the beneficiary of the payments is domiciled in a tax haven jurisdiction, defined by Brazilian tax laws as a country that does not impose a tax on income or imposes such a tax at 20% or less, or (iii) such other lower rate as is provided for in an applicable tax treaty between Brazil and such other country where the recipient of the payment has its domicile. In the case mentioned in (ii) above, the withholding income tax will not be increased to 25% if the debt obligation is issued with a minimum average term of maturity of 96 months. However, if any portion of principal under any such debt obligation, as referred to in (ii) above, is repaid such that the average life of the debt obligation becomes less than 96 months from the disbursement date thereof, payments made by the obligor in respect of interest, fees, commissions and original issue discount under such instruments will be retroactively subject to a withholding tax of 25% plus an interest penalty for late payment, calculated from the disbursement date onwards.

     Any payments (other than principal) made by CBB or AmBev, the guarantor, in respect of the notes will be subject to a withholding on account of Brazilian income tax at the rate of (i) 15% or (ii) 25% in case the beneficiary of the payments is domiciled in a tax haven jurisdiction, as defined by Brazilian tax laws. CBB also has the right to redeem the notes at par in the event that CBB is required as a result of any change in or amendment to Brazilian law which is of general application to debt obligation of all Brazilian companies to gross up for Brazilian withholding tax at a rate in excess of 15% of the amount of the payment to which the withholding relates. See "Description of the Notes -- Redemption." Under Decree No. 4.494 of December 3, 2002, the Minister of Finance is empowered to establish the applicable IOF tax rate related to the entry into Brazil of proceeds resulting from foreign loans (including the issuance of debt securities such as the notes). Pursuant to Law No. 8894 of June 21, 1994, this rate may be up to 25% of the proceeds received, when the taxable event of the IOF is an exchange transaction. However, the IOF tax is a tax assessed upon Brazilian issuers and will have no effect on the amounts received by the holders of the notes. The current regime established by Decree No. 4.494 imposes 0% IOF for foreign-sourced loans carried out through the commercial rate foreign exchange market (including the issuance of debt securities such as the notes) that have a term greater than 90 days. In case of loans with a term of less than 90 days, the IOF is levied at a rate equal to 5% of the proceeds received.

     According to Law No. 10,833 dated December 29, 2003, the disposition of assets located in Brazil is subject to taxation at a rate ranging from 15% to 25% applied on any capital gain.

     Nevertheless, our understanding is that the notes would not fall within the definition of assets located in Brazil for purposes of Law No. 10,833; we are unable to predict, however, whether such understanding ultimately will prevail in the courts of Brazil.

UNITED STATES FEDERAL INCOME TAXATION

     This section summarizes the material U.S. federal income tax consequences to a holder in connection with the exchange offer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing final, temporary and proposed Treasury regulations, rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect).

     This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its particular circumstances and all holders are urged to consult their own tax advisor regarding their particular tax situation. The summary applies only to holders who hold the notes as a "capital asset" (generally, property held for investment) under the Code and who purchase the notes in the initial offering at the issue price. This summary does not address the tax consequences that may be relevant to holders in special tax situations including, for example:

o  insurance companies;
o  tax-exempt organizations;
o  dealers in securities or currencies;
o traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;
o  banks, mutual funds or other financial institutions;
o  holders whose functional currency for tax purposes is not the U.S. dollar;
o  United States expatriates;
o  S corporations or small business investment companies;
o  real estate investment trusts;
o  investors in a pass-through entity; or
o holders who hold the notes as part of a hedge, straddle, conversion or other integrated transaction for tax purposes.

     Further, this summary does not address the alternative minimum tax consequences of holding the notes. In addition, this summary does not address the state, local, foreign or other tax consequences, if any, of holding the notes and does not address any type of United States federal tax other than income tax.

     IF YOU ARE CONSIDERING EXCHANGING NOTES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISORS ABOUT THE TAX CONSEQUENCES OF EXCHANGING THE NOTES IN YOUR PARTICULAR SITUATION.

     The exchange of original notes for new notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for United States federal income tax purposes. Accordingly, there should be no United States federal income tax consequences to holders who exchange original notes for new notes pursuant to the exchange offer and any such holder should have the same adjusted tax basis and holding period in the new notes as it had in the original notes immediately before the exchange.

     THE U.S. AND BRAZILIAN FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX

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ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE,
OWNERSHIP AND DISPOSITION OF THE NOTES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES SUCH LAWS.

EUROPEAN UNION WITHHOLDING TAX

     The Council of the European Union approved, on June 3, 2003, Council Directive 2003/48/EC regarding the taxation of savings income. Under this directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state will be required to provide information (including the identity of the recipient) to authorities of the latter member state. "Paying agent" is defined broadly for this purpose and generally includes any agent of either the payor or payee. This requirement is subject to the right of Belgium, Luxembourg and Austria to opt instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years). Each member state is required to adopt and publish the laws, regulations and administrative provisions necessary to comply with the directive before January 1, 2004. These provisions will be effective on January 1, 2005, but only if, at least six months before that date, the Council determines by unanimous vote that certain nonmember states have agreed to take similar actions effective on the same date. If the Council does not so determine, the effective date will be delayed. No assurance can be given as to whether, or on what date, the directive or any similar provision might become effective.

     THE ABOVE INFORMATION IS SET FORTH IN SUMMARY FORM ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF THE NOTES.

ERISA AND CERTAIN OTHER CONSIDERATIONS

     The U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), imposes certain requirements on "employee benefit plans" (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, "ERISA plans") and on those persons who are fiduciaries with respect to ERISA plans. Investments by ERISA plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA plan's investments be made in accordance with the documents governing the ERISA plan.

     Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") prohibit certain transactions involving the assets of an ERISA plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA plans, "plans")) and certain persons (referred to as "parties in interest" or "disqualified persons") having certain relationships to such plans, unless a statutory or administrative exemption is applicable to the transaction.

     Prohibited transactions within the meaning of Section 406 of ERISA or
Section 4975 of the Code may arise if any notes are acquired by a plan with respect to which CBB, AmBev, the issuer of the letter of credit, the insurer or the initial purchasers or any of their respective affiliates is a party in interest or a disqualified person. Certain exemptions from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code may be applicable, however, depending in part on the type of plan fiduciary making the decision to acquire notes and the circumstances under which such decision is made. We cannot assure you that any exemption will be available with respect to any particular transaction involving the notes, or, if available, that any particular exemption will cover all possible prohibited transactions. By its purchase of any notes, the purchaser thereof will be deemed to have represented and agreed either that (a) it is not and for so long as it holds the notes will not be an ERISA plan or other plan, an entity whose underlying assets include the assets of any such ERISA plan or other plan, or another employee benefit plan which is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of another employee benefit plan, any substantially similar federal, state, local or foreign law) for which an exemption is not available. Similarly, each transferee of any notes, by virtue of the transfer of such notes to such transferee, will be deemed to have represented and agreed either that (a) it is not an ERISA plan or other plan, an entity whose underlying assets include the assets of any such ERISA plan or other plan, or another employee benefit plan which is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or
Section 4975 of the Code or (b) its purchase and holding of the notes will not result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code (or, in the case of another employee benefit plan, any substantially similar federal, state, local or foreign law) for which an exemption is not available.

     Governmental plans and certain church and other plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of
Section 4975 of the Code, may nevertheless be subject to other federal, state, local or foreign laws that are substantially similar to the foregoing provisions of ERISA and the Code. Fiduciaries of any such plans should consult with their counsel before purchasing any notes.

     The foregoing discussion is general in nature and not intended to be all inclusive. Any plan fiduciary who proposes to cause a plan to purchase any notes should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of ERISA and
Section 4975 of the Code to such an investment, and to confirm that such investment will not constitute or result in a prohibited transaction or any other violation of an applicable requirement of ERISA.

     THE SALE OF NOTES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY US OR THE INITIAL PURCHASERS THAT SUCH AN INVESTMENT MEETS ALL RELEVANT REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT SUCH AN INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

                             PLAN OF DISTRIBUTION

     Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes only where such original notes were acquired as a result of market-making activities or other trading activities.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to this exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to this exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incident to this exchange offer.

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                                 LEGAL MATTERS

     Certain legal matters in connection with the new notes will be passed upon for us by Cravath, Swaine & Moore LLP, New York, New York.

     The validity of the new notes and the related guaranty and certain matters of Brazilian law relating to the new notes, the Indenture and related guaranty will also be passed upon for us by Barbosa Mussnich & Aragao Advogados, Sao Paulo, Brazil.

                                    EXPERTS

     The financial statements of AmBev as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated by reference into this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The financial statements of Labatt Canada as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, incorporated by reference into this prospectus, have been so included in reliance on the report of KPMG LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited interim financial information for the three-month period ended March 31, 2004, which is incorporated herein by reference, Deloitte Touche Tohmatsu Auditores Independentes, an independent registered public accounting firm, have applied limited procedures in accordance with specific standards of the Brazilian Institute of Independent Auditors (IBRACON), together with the Federal Accounting Council, for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 6-K for the quarter ended March 31, 2004 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte Touche Tohmatsu Auditores Independentes are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

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                     WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," and file the following with the SEC:

o annual reports on Form 20-F, including our annual report on Form 20-F for the fiscal year ended December 31, 2003 and which we refer to in this prospectus as the "2003 Form 20-F";

o   periodic reports on Form 6-K;

o other reports that we make public under Brazilian law, file with the CVM and the Sao Paulo stock exchange, or BOVESPA, or distribute to shareholders, or pursuant to other SEC requirements with respect to our NYSE-listed American Depositary Receipt, or ADR, program; and

o   other information.

     You may access and read our SEC filings through the SEC's Internet site at www.sec.gov. This site contains reports and other information that we file electronically with the SEC.

     You may also read and copy any reports or other information that we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, materials filed by us may also be inspected at the offices of the New York Stock Exchange, which we refer to as the "NYSE," at 20 Broad Street, New York, New York 10005.

     As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and we are not required to file proxy statements with the SEC. In addition, our officers, directors and principal shareholders are exempt from the reporting and "short swing" profit recovery provisions contained in Section 16 of the Exchange Act.

     You may obtain copies of any of our SEC filings or any other document described in this prospectus by requesting them in writing or by telephone at the following address and phone number:

                  Companhia de Bebidas das Americas - AmBev
                Rua Dr Renato Paes de Barros 1017, 4o. andar
                       04530-001 Sao Paulo, SP, Brazil
                              (55 11) 2122-1200

     You may obtain additional information about us through our web site at www.ambev-ir.com. The information contained therein is not part of this prospectus.

     THE INSURER. Only limited information concerning the insurer (as provided to us by the insurer) is included in this prospectus. The availability of information regarding the insurer is discussed in this prospectus under "Description of the Insurer and the Insurance Policy-The Insurer."

     THE TRUSTEE AND THE PAYING AGENT. The trustee will furnish you copies of documents referred to in this prospectus. You should contact the trustee at The Bank of New York, 101 Barclay Street, 21 W, New York, New York 10286.

     THE LUXEMBOURG EXCHANGE AGENT. The Luxembourg Exchange Agent will furnish you with copies of documents referred to in this prospectus. You should contact the Luxembourg Exchange Agent at The Bank of New York Luxembourg S.A., 1A, Hoehenhof, L-1736 Senningerberg, Luxembourg.

     THE LUXEMBOURG PAYING AGENT. The Luxembourg Paying Agent will furnish you with copies of documents referred to in this prospectus. You should contact the Luxembourg Paying Agent at The Bank of New York Luxembourg S.A., 1A, Hoehenhof, L-1736 Senningerberg, Luxembourg.



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===============================================================================




                                 $500,000,000




                                     AMBEV


                        COMPANHIA BRASILEIRA DE BEBIDAS



                             8.75% NOTES DUE 2013









                                --------------

                                  PROSPECTUS
                                 August 10, 2004

                                --------------










===============================================================================

                                    Part II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Neither the laws of Brazil nor AmBev's or CBB's charter or other constitutive documents provide for indemnification of directors and officers. The directors and officers of AmBev and CBB are insured in connection with certain liabilities incurred in their respective capacities as directors or officers of the companies.

Item 21. Exhibits and Financial Statement Schedules.

(a) List of Exhibits

         1.1 Exchange Agent Agreement dated August 9, 2004 between CBB and The Bank of New York as Exchange Agent.

         3.1 By-laws of Companhia de Bebidas das Americas-AmBev (English-language translation) (incorporated by reference to Exhibit 1.1 to Form 20-F filed by AmBev on June 30, 2004).

         3.2 Minutes of the Extraordinary Shareholders' Meeting held on May 18, 2004 (incorporated by reference to Form 6-K filed by AmBev on May 20, 2004).

         3.3    By-laws of Companhia Brasileira de Bebidas (CBB)
                (English-language translation) (incorporated by reference to Exhibit 3.1 to Form 20-F/A filed by AmBev on July 9, 2004).

         4.1 Indenture dated September 18, 2003 between CBB and The Bank of New York as Trustee (incorporated by reference to Exhibit
                2.1 to Form 20-F filed by AmBev on June 30, 2004).

         4.2    Form of Note (contained in Exhibit 4.1).

         4.3 Guaranty dated September 18, 2003 between AmBev and The Bank of New York (incorporated by reference to Exhibit 2.3 to Form 20-F filed by AmBev on June 30, 2004).


         4.4 Registration Rights Agreement dated as of September 18, 2003 among CBB and Companhia de Bebidas das Americas-AmBev as Guarantor and Citigroup Global Markets (incorporated by reference to Exhibit 4.2 to Form 20-F filed by AmBev on June 30, 2004)

         4.5    Insurance Policy for Expropriation and Currency
                Inconvertibility dated December 19, 2001 between Steadfast Insurance Company and The Bank of New York (incorporated by reference to Exhibit 2.4 to Form 20-F filed by AmBev on June 30, 2004).

         4.6 Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility by the Trustee, AmBev, CBB and the Insurer, dated September 18, 2003 (incorporated by reference to Exhibit 2.5 to Form 20-F filed by AmBev on June 30, 2004).

         5.1 Opinion of Barbosa Mussnich & Aragao Advogados, Brazilian counsel to CBB, regarding the validity of the notes registered hereby.

         5.2 Opinion of Cravath, Swaine & Moore LLP, special U.S. counsel to CBB regarding the validity of the notes registered hereby.

         8.1 Opinion of Barbosa Mussnich & Aragao Advogados, Brazilian counsel to CBB, regarding tax matters.

         8.2 Opinion of Cravath, Swaine & Moore LLP, special U.S. counsel to CBB regarding tax matters.

         12.1   Computation of Ratio of Earnings to Fixed Charges
                (incorporated by reference to Exhibit 12.1 to the original F-4 filed by AmBev on July 9, 2004).

         15.1   Awareness Letter of Deloitte Touche Tohmatsu.

         21.1 List of subsidiaries of AmBev (incorporated by reference to Exhibit 8.1 to Form 20-F filed by AmBev on June 30, 2004).

         23.1 Consent of PricewaterhouseCoopers Auditores Independentes, independent accountants to AmBev.

         23.2 Consent of KPMG, independent registered public accounting firm to Labatt Canada.

         23.3 Consent of Barbosa Mussnich & Aragao Advogados, Brazilian counsel to CBB (contained in Exhibits 5.1 and 8.1).

         23.4 Consent of Cravath, Swaine & Moore, special U.S. counsel to CBB (contained in Exhibits 5.2 and 8.2).

         24.1 Powers of attorney for AmBev (included on signature page) (incorporated by reference to Exhibit 24.1 to the Form F-4 filed by AmBev on July 9, 2004).

         24.2 Powers of attorney for CBB (included on signature page) (incorporated by reference to Exhibit 24.1 to the Form F-4 filed by AmBev on July 9, 2004).

         25.1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of The Bank of New York on Form T-1 pursuant to the Indenture dated September 18, 2003.

         99.1   Form of Letter of Transmittal for the Notes.

         99.2   Form of Notice of Guaranteed Delivery.

         99.3   Form of Letter to DTC Participants.

         99.4   Form of Letter to Clients.

(b) Financial Statement Schedules.

         Not applicable.


Item 22. Undertakings.

         The undersigned registrant hereby undertakes:

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means; and (ii) to arrange or provide for a facility in the U.S. for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Companhia de Bebidas das Americas--AmBev, the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, State of Sao Paulo, Brazil, on August 9, 2004.

By:                                   By:
   /s/ Carlos Alves de Brito             /s/ Luis Felipe Pedreira Dutra Leite
--------------------------------      ----------------------------------------
  Name:  Carlos Alves de Brito          Name:  Luis Felipe Pedreira Dutra Leite
  Title: Chief Executive Officer        Title: Chief Financial Officer



Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         NAME                           TITLE                                 DATE
         ----                           -----                                 ----


--------------------------                Co-Chairman of the Board
Marcel Herrmann Telles

*
--------------------------                Co-Chairman of the Board        August 9, 2004
Victorio Carlos De Marchi


*
-------------------------                 Vice-Chairman of the Board      August 9, 2004
Magim Rodriguez Junior


--------------------------                       Director
Jorge Paulo Lemann


--------------------------------                 Director
Carlos Alberto da Veiga Sicupira



Name                                            Title                      Date


*
----------------------------                     Director                 August 9, 2004
Jose Heitor Attilio Gracioso


*
-------------------------                        Director                 August 9, 2004
Roberto Herbster Gusmao


*
--------------------------                       Director                 August 9, 2004
Vicente Falconi Campos


------------------------------                   Director
Diego Fernando Miguens Bemberg


/s/ Carlos Alves de Brito                   Chief Executive Officer       August 9, 2004
--------------------------
Carlos Alves de Brito


                                         Chief Financial Officer and
                                         Investor Relations Director
                                          (Principal Financial and
/s/ Luis Felipe Pedreira Dutra Leite        and Accounting Officer)       August 9, 2004
-------------------------------------
Luis Felipe Pedreira Dutra Leite


                                         Authorized Representative in
                                             the United States of
/s/ Donald J. Puglisi                      Companhia de Bebidas das
---------------------                          Americas - AmBev           August 9, 2004
Donald J. Puglisi



* By: /s/ Carlos Alves de Brito       /s/ Luis Felipe Pedreira Dutra Leite
      --------------------------      ------------------------------------
        Carlos Alves de Brito            Luis Felipe Pedreira Dutra Leite
          ATTORNEY-IN-FACT                      ATTORNEY-IN-FACT

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Companhia Brasileira de Bebidas, the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sao Paulo, State of Sao Paulo, Brazil, on August 9, 2004.

By:                                   By:
   /s/ Carlos Alves de Brito             /s/ Luis Felipe Pedreira Dutra Leite
--------------------------------      ----------------------------------------
  Name:  Carlos Alves de Brito          Name:  Luis Felipe Pedreira Dutra Leite
  Title: Chief Executive Officer        Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         NAME                           TITLE                                 DATE
         ----                           -----                                 ----

*
--------------------------                Co-Chairman of the Board        August 9, 2004
Victorio Carlos De Marchi


--------------------------                Co-Chairman of the Board
Marcel Herrmann Telles


*
--------------------------                       Director                 August 9, 2004
Vicente Falconi Campos



                                         Authorized Representative in
                                             the United States of
/s/ Donald J. Puglisi                      Companhia de Bebidas das
---------------------                          Americas - AmBev           August 9, 2004
Donald J. Puglisi


/s/ Carlos Alves de Brito                   Chief Executive Officer       August 9, 2004
--------------------------
Carlos Alves de Brito




                                         Chief Financial Officer and
                                         Investor Relations Director
                                          (Principal Financial and
/s/ Luis Felipe Pedreira Dutra Leite        and Accounting Officer)       August 9, 2004
-------------------------------------
Luis Felipe Pedreira Dutra Leite



* By: /s/ Carlos Alves de Brito       /s/ Luis Felipe Pedreira Dutra Leite
      --------------------------      ------------------------------------
        Carlos Alves de Brito            Luis Felipe Pedreira Dutra Leite
          ATTORNEY-IN-FACT                      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

         1.1 Exchange Agent Agreement dated August 9, 2004 between CBB and The Bank of New York as Exchange Agent.

         3.1 By-laws of Companhia de Bebidas das Americas-AmBev (English-language translation) (incorporated by reference to Exhibit 1.1 to Form 20-F filed by AmBev on June 30, 2004).

         3.2 Minutes of the Extraordinary Shareholders' Meeting held on May 18, 2004 (incorporated by reference to Form 6-K filed by AmBev on May 20, 2004).

         3.3    By-laws of Companhia Brasileira de Bebidas (CBB)
                (English-language translation) (incorporated by reference to Exhibit 3.1 to Form 20-F/A filed by AmBev on July 9, 2004).

         4.1 Indenture dated September 18, 2003 between CBB and The Bank of New York as Trustee (incorporated by reference to Exhibit 2.1 to Form 20-F filed by AmBev on June 30, 2004).

         4.2    Form of Note (contained in Exhibit 4.1).

         4.3 Guaranty dated September 18, 2003 between AmBev and The Bank of New York (incorporated by reference to Exhibit 2.3 to Form 20-F filed by AmBev on June 30, 2004).

         4.4 Registration Rights Agreement dated as of September 18, 2003 among CBB and Companhia de Bebidas das Americas-AmBev as Guarantor and Citigroup Global Markets (incorporated by reference to Exhibit 4.2 to Form 20-F filed by AmBev on June 30, 2004)

         4.5    Insurance Policy for Expropriation and Currency
                Inconvertibility dated December 19, 2001 between Steadfast Insurance Company and The Bank of New York (incorporated by reference to Exhibit 2.4 to Form 20-F filed by AmBev on June 30, 2004).

         4.6 Agreement Regarding the Insurance Policy for Expropriation and Currency Inconvertibility by the Trustee, AmBev, CBB and the Insurer, dated September 18, 2003 (incorporated by reference to Exhibit 2.5 to Form 20-F filed by AmBev on June 30, 2004).

         5.1 Opinion of Barbosa Mussnich & Aragao Advogados, Brazilian counsel to CBB, regarding the validity of the notes registered hereby.

         5.2 Opinion of Cravath, Swaine & Moore LLP, special U.S. counsel to CBB regarding the validity of the notes registered hereby.

         8.1 Opinion of Barbosa Mussnich & Aragao Advogados, Brazilian counsel to CBB, regarding tax matters.

         8.2 Opinion of Cravath, Swaine & Moore LLP, special U.S. counsel to CBB regarding tax matters.

         12.1   Computation of Ratio of Earnings to Fixed Charges
                (incorporated by reference to Exhibit 12.1 to the original F-4 filed by AmBev on July 9, 2004).

         15.1   Awareness Letter of Deloitte Touche Tohmatsu.

         21.1 List of subsidiaries of AmBev (incorporated by reference to Exhibit 8.1 to Form 20-F filed by AmBev on June 30, 2004).

         23.1 Consent of PricewaterhouseCoopers Auditores Independentes, independent accountants to AmBev.

         23.2 Consent of KPMG, independent registered public accounting firm to Labatt Canada.

         23.3 Consent of Barbosa Mussnich & Aragao Advogados, Brazilian counsel to CBB (contained in Exhibits 5.1 and 8.1).

         23.4 Consent of Cravath, Swaine & Moore, special U.S. counsel to CBB (contained in Exhibits 5.2 and 8.2).

         24.1 Powers of attorney for AmBev (included on signature page) (incorporated by reference to Exhibit 24.1 to the Form F-4 filed by AmBev on July 9, 2004).

         24.2 Powers of attorney for CBB (included on signature page) (incorporated by reference to Exhibit 24.1 to the Form F-4 filed by AmBev on July 9, 2004).

         25.1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of The Bank of New York on Form T-1 pursuant to the Indenture dated September 18, 2003.

         99.1   Form of Letter of Transmittal for the Notes.

         99.2   Form of Notice of Guaranteed Delivery.

         99.3   Form of Letter to DTC Participants.

         99.4   Form of Letter to Clients.